Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

between

DIG EH HOTEL LLC

as Seller

and

SHR ESSEX HOUSE LLC

as Purchaser

Relating to

The Essex House

in New York, New York

dated

August 13, 2012

i

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit 1.1(a)	—	Description of Hotel Unit
Exhibit 1.1(b)	—	Description of Commercial Unit
Exhibit 1.1(c)	—	Description of Residential Units
Exhibit 1.2(e)	—	Jumeriah Excluded Personalty
Exhibit 2.1(b)(i)	—	Wiring Instructions
Exhibit 4.3(h)(1)	—	Form of Affidavit of Offeree
Exhibit 4.3(h)(2)	—	Form of Affidavit of Offeror
Exhibit 4.3(j)	—	Form of Request to Mortgage Lender
Exhibit 6.2(e)	—	Post Closing Escrow Agreement
Exhibit 8.2(a)	—	Form of Deed
Exhibit 8.2(b)	—	Form of Bill of Sale and General Assignment
Exhibit 8.2(c)	—	Form of Assignment and Assumption of Leases
Exhibit 8.2(d)	—	Form of Assignment of Bookings and Booking Deposits
Exhibit 8.2(e)	—	Form of Assignment of Trademark
Exhibit 8.2(g)	—	Form of Notice to Vendors
Exhibit 8.2(i)	—	Form of FIRPTA Certificate
Exhibit 8.2(k)	—	Form of Seller’s Affidavit to Title Company
Exhibit 8.2(r)	—	Form of Condominium Estoppel
Exhibit 8.2(w)	—	Form of Assignment and Assumption of Condominium Declaration
Exhibit 8.3(c)	—	Form of Assumption of Union Contract

DEFINITIONS

Reference
2006 Plan	6.1(w)(i)
Access and Exclusivity Agreement	4.1(a)(iv)
Affiliate	12.3
Agreement	Introduction
Allocation	2(b)(i)
Balance of the Purchase Price	2(a)(iii)
Bargaining Unit Employees	11.1
Bill of Sale and Assignment	8.2(b)
Board	6.1(w)(i)
Bookings	4.3(a)
Broker	4.1(b)
Business Day	12.15
Closing	8.1(a)
Closing Date	8.1(a)
Closing Statements	8.4(b)
Code	2(b)(iii)
Commercial Unit	1.1(b)
Comp Letters	6.1(aa)
Condominium Charges	8.4(b)(viii)
Condominium Declaration	6.1(w)(i)
Condominium Management Agreement	6.1(w)(iii)
Condominium Units	1.1(c)
Confidentiality Agreement	4.1(b)
Cut-Off Time	8.5
Data Site	4.1(a)
Departmental Searches	6.1(g)
Deposit	2(a)(i)
Depositors	12.21(b)
Employee Benefit Plans	6.1(o)(i)
Environmental Requirements	4.1(a)(ii)
ERISA	6.1(o)(i)
ERISA Affiliate	11.4(a)
Escrow Account	2(a)(ii)
Escrow Agent	2(a)(i)
Execution Date	3.1
Existing Lender	4.3(j)(i)
Existing Survey	3.1
Existing Title Policy	3.1
FATCO	3.1
FF&E Balance	8.4(b)(ix)
Final Closing Statement	8.4(b)
Gift Cards and Certificates	6.1(aa)
Gift Items	6.1(aa)
Gift Shop Lease	1.1(k)
Gift Shop Tenant	1.1(k)
Hazardous Materials	4.1(a)(ii)
Hotel Management Agreement	8.2(t)
Hotel Manager	1.2
Hotel-Related Units	1.1(b)
Hotel Unit	1.1(a)

Hotel Unit IP, Books and Records	1.1(h)
Improvements	1.1(d)
Inspection Agreement	4.1(b)
Insurance Policies	1.2
Intangible Property	1.1(f)
Intellectual Property	1.1(i)
Interim Agreement	4.2
Interim Jumeirah Agreement	7.1(g)
Jewelry Lease	1.1(k)
Jewelry Shop Tenant	1.1(k)
Land	1.1(a)
Lease(s)	1.1(k)
Liquor License	4.2
Losses	4.1(a)(ii)
Material Adverse Effect	6.1(f)
Miscellaneous Accounts Receivable	8.6
Mortgage Assignment	4.3(j)(i)
Multiemployer Plan	6.1(o)(ii)
No-Action Application	4.3(h)
Non-Bargaining Unit Employees	11.2
OAG	4.3(g)
Permitted Exceptions	3.2(a)
Permits	1.1(f)
Person	12.3
Personal Property	1.1(e)
Preliminary Closing Statement	8.4(b)
Property	1.1
Property Contracts	1.1(g)
Purchaser	Introduction
Purchaser Access Party(ies)	4.1(a)
Purchaser Claims	6.2
Purchaser’s Lender Designee	4.3(j)(i)
Purchaser Party(ies)	6.2
Purchase Price	2
Real Property	1.1
Reservations	1.1(j)
Reservation Deposits	1.1(j)
Residential Units	1.1(c)
Retained Baggage	12.21(a)
Revised Allocation	2(b)(i)
Seller	Introduction
Seller Claims	6.3
Seller Encumbrance	3.2(a)
Seller Party(ies)	6.3
Seller’s Letter	2(b)(i)
Seller Verification Notices	12.21(b)
SLA	4.2
SOL Reps	6.2(b)
Surety Period	11.5
Tax Reps	6.2(c)
Tenant(s)	1.1(k)
Tenant Deposit(s)	1.1(k)
Terminable Contract	4.3(a)
Title Commitment	3.1
Title Company	3.1
Title IV Plan	6.1(o)(i)

v

Title Policy	3.3
Transferred Employees	11.2
Union Benefit Plans	11.1
Union Contract	11.1
Union Pension Plan	11.5(a)
WARN Act	11.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of August 13, 2012, by and between DIG EH HOTEL LLC, a Delaware limited liability company (“Seller”), and SHR ESSEX HOUSE LLC, a Delaware limited liability company (together with its successors and assigns, “Purchaser”).

1. Property Identification.

1.1 Property Identification. Subject to the terms and provisions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, subject to the Permitted Exceptions, and subject to the right, title and interest of guests, the Tenants, licensees and concessionaires in and to the Hotel Unit and the Commercial Unit and to all other terms, covenants and conditions set forth herein, the following:

(a) All right, title and interest in and to the condominium unit described as the “Hotel Unit” on Exhibit 1.1(a) attached hereto in the building commonly known as the Jumeirah Essex House together with the aggregate undivided interest allocable to such condominium unit in (i) that certain parcel of land having a street address of 160 Central Park South, New York, New York (the “Land”), (ii) all privileges, rights, easements and appurtenances belonging to the Land, (iii) all streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Land and (iv) all mineral and development rights appurtenant to the Land; together with all privileges, rights, easements and appurtenances belonging to such condominium units (collectively, the “Hotel Unit”).

(b) All right, title and interest in and to the condominium unit described as the “Commercial Unit” on Exhibit 1.1(b) attached hereto in the building commonly known as the Jumeirah Essex House together with the aggregate undivided interest allocable to such condominium unit in (i) the Land, (ii) all privileges, rights, easements and appurtenances belonging to the Land, (iii) all streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Land and (iv) all mineral and development rights appurtenant to the Land; together with all privileges, rights, easements and appurtenances belonging to such condominium units (collectively, the “Commercial Unit”; the Hotel Unit and the Commercial Unit, collectively, the “Hotel-Related Units”).

(c) All right, title and interest in and to the condominium units described as Units 2001, 1720, 1826, 1910, 1912, 1915, 26TR, 3005 and 3214 on Exhibit 1.1(c) attached hereto, and each other condominium unit which Purchaser agrees to acquire in accordance with Section 4.4, in the building commonly known as the Jumeirah Essex House together with the aggregate undivided interest allocable to such condominium units in (i) the Land, (ii) all privileges, rights, easements and appurtenances belonging to the Land, (iii) all streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with the Land and (iv) all mineral and development rights appurtenant to the Land; together with all privileges, rights, easements and appurtenances belonging to such condominium units (collectively, the “Residential Units”; the Hotel Unit, the Commercial Unit and the Residential Units, collectively, the “Condominium Units”).

(d) All right, title and interests in and to the buildings, structures, fixtures and other improvements situated upon or being part of the Condominium Units (collectively, the “Improvements”).

(e) All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller whether located at the Real Property or off-site (collectively, the “Personal Property”).

(f) All of Seller’s right, title and interest, if any, in (i) all warranties, guaranties and indemnities by and claims against third parties relating to the Real Property and Personal Property, if any, to the extent assignable or transferable, (ii) all licenses, permits, approvals, development rights, certificates, variances, consents, authorizations and similar documents necessary for the current use, occupancy and operation of the Real Property, to the extent assignable or transferable (the items referred to in clause (ii)

herein collectively, the “Permits”), (iii) all plans, specifications, drawings (including CAD drawings and plans), surveys, engineering and other design products, soils (including borings) tests and reports, project budgets and schedules, and other technical descriptions and documents relating to the Real Property, if any, to the extent assignable or transferable, (iv) any unpaid award for taking by condemnation or any damage to the Real Property and (v) all software and other computer programs, data and databases, training materials and related source codes and documentation, if any, to the extent assignable or transferable, and all other intangible assets of any nature relating to the Real Property to the extent assignable or transferable (the items referred to in clauses (i) through (v) of this Section 1.1(e), collectively, the “Intangible Property”).

(g) All of Seller’s rights, if any, in the maintenance, repair, utility, service, club access, parking, supply and equipment rental contracts listed on Exhibit 6.1(l) affecting the Real Property and presently used for the operation of the Hotel-Related Units (collectively, the “Property Contracts”), to the extent assignable or transferable.

(h) Solely with respect to the Hotel-Related Units, Seller’s rights, if any, in any and all books, records, files, guest registers, rental and reservation records, employment records, maintenance records, websites, domain names, telephone numbers, and any customer or frequent guest list of the Property maintained by Seller (including any e-mail or other electronic data) used in connection with the ownership, use, operation, or maintenance of the Hotel-Related Units (collectively, the “Hotel Unit IP, Books and Records”).

(i) (x) All right, title and interest in and to the “Essex House” trademark, and any and all other tradenames, service marks, copyrights, domain names, menu and design features associated therewith, and (y) all of Seller’s rights, title and interest, in or to the trademarks, tradenames, service marks, copyrights or domain names, menus and design features relating to the Condominium Units and services thereat, together with all applications and rights, if any, to apply for the protection of any of the foregoing, to the extent assignable or transferable ((x) and (y), collectively, the “Intellectual Property”).

(j) The advance reservations and Bookings for the Hotel-Related Units, as the same may be amended, canceled and renewed (the “Reservations”) and, except to the extent a proration credit is received by Purchaser, advance deposits made in respect thereof (the “Reservation Deposits”).

(k) Seller’s rights in and to that certain (i) Lease of Commercial Premises, dated June 1, 2012, between Seller, as lessor, and Danielli Fine Jewelry, as lessee (the “Jewelry Tenant”) (together with all amendments, modifications, supplements, extensions and related agreements, if any, thereto, the “Jewelry Lease”), and (ii) lease (the “Gift Shop Lease”; the Jewelry Lease and the Gift Shop Lease, collectively , the “Leases” and individually a “Lease”) to Abeer Corporation (the “Gift Shop Tenant”; the Jewelry Tenant and the Gift Shop Tenant, collectively , the “Tenants” and individually a “Tenant”), as well as all of Seller’s rights to the security deposit under the Leases (collectively, the “Tenant Deposits” and individual a “Tenant Deposit”).

The Condominium Units, together with the Improvements relating thereto, are referred to herein as the “Real Property”. The Real Property, together with the Personal Property, the Intangible Property, the Property Contracts, the Hotel Unit IP, Books and Records, the Intellectual Property, the Reservations, the Reservation Deposits relating thereto, the Leases and the Tenant Deposits, are referred to herein collectively as the “Property”.

1.2 Excluded Property. Notwithstanding the foregoing or anything to the contrary herein, the following (collectively, “Excluded Property”) are expressly excluded from the definition of Property (and each of the defined terms that make up the definition of Property) under this Agreement: (a) all tangible and intangible personal property owned by or leased by Tenants, concessionaires, or licensees at the Property, owned by guests at the Property, or owned by employees of Seller, (b) other than insurance proceeds or rights which may be assigned or credited to Purchaser under Section 5.1, all insurance policies relating to the Property, including, without limitation, general liability, operational liability (including hotel and innkeepers’ liability and liquor liability), business interruption, fire and casualty policies, and all proceeds and claims thereunder (collectively, the “Insurance Policies”), subject to the terms of the Interim Jumeirah Agreement, if applicable, (c) any asset management services provided for the benefit of Seller or the Property by any Affiliate of Seller or by Silverpeak Real Estate Partners, (d) any refunds of real estate taxes to the extent attributable to the period prior to the Closing Date, (e) the “Jumeirah Excluded Personalty” listed on Exhibit 1.2(e) hereto which is owned by Jumeirah Hospitality & Leisure (USA) Inc. (“Hotel Manager”) or its Affiliates, and, (f) any building signage containing the word “Jumeirah”, subject to the terms of the Interim Jumeirah Agreement, if applicable. Seller shall remove from the Property all Excluded Property prior to Closing at Seller’s sole cost and expense and in accordance with all applicable legal and insurance requirements and shall promptly repair any damage caused by such removal.

2. Purchase Price. The aggregate purchase price for the Property (the “Purchase Price”) is Three Hundred Sixty-Two Million Three Hundred Fifteen Thousand and No/100 Dollars ($362,315,000.00), subject to adjustment as provided herein.

(a) The Purchase Price shall be paid by Purchaser as follows:

(i) Upon the execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to First American Title Insurance Company (in such capacity, the “Escrow Agent”) Ten Million and No/100 Dollars ($10,000,000.00) (the “Deposit”) in immediately available funds by a wire transfer to the Escrow Account; and

(ii) The Deposit shall be held by Escrow Agent in a segregated interest-bearing account (of the type required pursuant to Section 13(h)) with a commercial bank reasonably approved by Seller and Purchaser (the “Escrow Account”). In the event that the Closing does not occur by the Closing Date, interest on the Deposit shall be paid to the party entitled to receive the Deposit in accordance with the terms of this Agreement. In the event that the Closing does occur, interest on the Deposit shall be paid to Seller and credited against the Purchase Price payable by Purchaser. Any taxes due on such interest income shall be the sole responsibility of the party receiving such interest. Each of Purchaser and Seller will provide to Escrow Agent a Form W-9 for the reporting of any such interest income.

(iii) At the Closing, Purchaser shall deposit with Escrow Agent, by wire transfer of immediately available funds (made in accordance with the wiring instructions set forth on Exhibit 2.1(b)(i) attached hereto), the Balance of the Purchase Price plus the amount of any sales tax for which Purchaser is liable under Section 8.4. “Balance of the Purchase Price” means the amount equal to the Purchase Price, as adjusted for the prorations provided for in this Agreement, minus the Deposit and any interest accrued thereon.

(iv) The Purchase Price shall be paid without any deduction for withholding tax, provided Seller delivers the documents listed in Sections 8.2(i) and 8.2(p).

(b) Allocation of Purchase Price.

(i) Within seven (7) days after the date hereof, Purchaser shall provide Seller with a proposed allocation (the “Allocation”) of the consideration paid for the Property among the acquired assets for federal income tax purposes. Seller shall have seven (7) days after receiving the proposed Allocation from Purchaser to accept such Allocation or provide a written explanation of the reasons for Seller’s disagreement with such proposed Allocation (“Seller’s Letter”). Upon Purchaser’s receipt of Seller’s Letter, Seller and Purchaser shall use their commercially reasonable efforts to resolve their disagreements regarding the Allocation. If Seller and Purchaser are unable to resolve their disagreements within ten (10) days after Purchaser’s receipt of Seller’s Letter, then each party shall, upon notice to the other, be entitled to utilize its own proposed allocation. Seller and Purchaser shall also agree upon a revised Allocation (the “Revised Allocation”) reflecting any adjustments to the consideration for the Property occurring after the determination of the Allocation, using the same procedures set forth in this section for determining the Allocation, or, if no such agreement is reached, each party shall be entitiled to utilize its proposed allocation.

(ii) If the Allocations are agreed upon between Seller and Purchaser, then (I) Seller, Purchaser and each of their Affiliates shall (x) be bound by the Allocation or Revised Allocation, as applicable, for all relevant tax purposes, (y) prepare and file all tax returns in a manner consistent with such allocation and (z) take no position inconsistent with such allocation in any tax return or any related proceeding before any taxing authority, and (II) in the event that the allocation reported to a taxing authority by either party or any of their Affiliates is disputed by such taxing authority, the party receiving notice of such dispute shall promptly notify the other party and keep the other party apprised of material developments concerning resolution of such dispute.

(iii) Either party hereto may report this transaction as a sale of a trade or business under Section 1060 of the Internal Revenue Code of 1986 (as amended, supplemented or modified through the Execution Date, the “Code”) by filing Internal Revenue Code Form 8594 so long as prior to making such filing such party has noticed the other party hereto in writing.

3. Title and Survey Matters.

3.1 Update of Title. Prior to the date hereof (the “Execution Date”), Seller has provided Purchaser with a copy of the existing survey (the “Existing Survey”) of the Real Property and the existing title insurance policy for the Real Property (the “Existing Title Policy”). Purchaser, at its sole cost and expense, will obtain a title report for the Property and a pro forma owner’s policy of title insurance for the Property, including, without limitation, copies of all documents referenced therein (the “Title Commitment”), in the amount of the Purchase Price, issued by First American Title Insurance Company (“FATCO”), as the lead title insurer on behalf of itself and the syndicate determined by Purchaser in its sole discretion (provided that Purchaser agrees to include in the syndicate at least $100,000,000 of coverage to Stewart Title Insurance Company by and through Kensington Vanguard National Land Services) (FATCO, in such capacity, the “Title Company”). The cost of ordering the Title Commitment and obtaining a Title Policy or any endorsements thereto shall be borne entirely by Purchaser (subject, however, to the provisions of Section 10.3).

3.2 Approval of Title and Existing Survey.

(a) As used herein, the term “Permitted Exceptions” with regard to the Real Property means: (i) all exceptions, exclusions and other matters shown in the Existing Title Policy, excluding any exceptions related to a Seller Encumbrance; (ii) all exceptions, exclusions and other matters shown on Schedule B-2 of the Title Commitment, other than matters constituting Seller Encumbrances; (iii) any exceptions, exclusions and other matters waived in writing by Purchaser or deemed waived by Purchaser in accordance with the terms hereof; (iv) all title matters reflecting the existence or terms of the Leases; (v) liens for real estate taxes that are not yet due and payable and that are apportioned as provided in Section 8.4, including, without limitation, special assessments and special improvement district or local improvement district bonds; (vi) any and all present and future laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any governmental authority, as now or hereafter existing or enforced (including, without limitation, those related to zoning and land use), and all notes or notices of violation of any such laws, ordinances, rules or regulations to the extent same are set forth in the Departmental Searches or in the Title Commitment or in any title reports, commitments or updates delivered to Purchaser prior to the Execution Date; (vii) any judgment or mechanics’ or suppliers’ liens that are the obligation of a Tenant to discharge pursuant to the provisions of any Lease; (viii) such other exceptions as Title Company shall commit to insure over in a manner reasonably satisfactory to Purchaser, without any additional cost to Purchaser; (ix) any other matters affecting title to the Property that have been approved or accepted by Purchaser pursuant to the terms hereof and (x) all matters, whether or not of record, to the extent caused by Purchaser or its agents, representatives or contractors. As used herein, the term “Seller Encumbrance” shall mean (1) any mortgage or deed of trust (and related ancillary security instruments) or other monetary lien voluntarily granted or expressly assumed by Seller and encumbering the Property (but not any liens that are the obligation of any Tenant under any Lease to discharge), (2) any documents relating to the Hotel Management Agreement (including, without limitation, any recorded non-disturbance agreement or memorandum of the Hotel Management Agreement) or (3) any and all judgments or mechanics’ or suppliers’ or tax liens encumbering the Property or any lis pendens. In any event, Seller

Encumbrances must be satisfied, discharged or removed by Seller (or, as to any tax lien or lis pendens, bonded or otherwise removed as a lien on the Property) on or prior to the Closing Date or, if not so satisfied, bonded or removed prior to or on Closing, shall be satisfied at Closing out of the proceeds otherwise payable to Seller. For the avoidance of doubt, any Seller Encumbrances relating to the Hotel Management Agreement (including, without limitation, any recorded non-disturbance agreement or memorandum of the Hotel Management Agreement) must be satisfied, discharged or removed by Seller at or prior to Closing notwithstanding the execution by Purchaser and Hotel Manager of the Interim Jumeriah Agreement, if applicable.

(b) If Seller involuntarily suffers title to the Real Property to become encumbered by any matter (including, without limitation, an attachment or any other defect, objection or exception or issue raised by any update of the Existing Survey) other than a Permitted Exception, and Seller does not remove or cure any such matter on or prior to the Closing Date to the reasonable satisfaction of Purchaser, then Purchaser shall have the option, exercisable by written notice delivered to Seller, of either (y) waiving any such defects, objections or exception and accepting title to the Property subject to such matter(s), in which event Purchaser shall proceed to Closing or (z) terminating this Agreement, in which event the Deposit will immediately be returned to Purchaser, and thereupon Purchaser and Seller will have no further obligations or liabilities under this Agreement, except as otherwise stated herein; provided, however, that (i) the foregoing shall not apply to Seller Encumbrances, which shall be governed by Section 3.2(a), and (ii) Seller shall nonetheless use commercially reasonable efforts to remove any title matters covered by this Section 3.2(b).

3.3 Title Insurance. It shall be a condition to Purchaser’s obligations hereunder that Title Company shall have issued or shall have committed to issue, upon payment of the applicable premium therefor, a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance (the “Title Policy”) with the standard form New York endorsements for purchase of condominium units and waiver of arbitration, in the amount equal to the Purchase Price for the Real Property (with separate policies being issued, at Purchaser’s election, for separate components of the Condominium Units), insuring that title to the Real Property is vested in Purchaser subject only to the Permitted Exceptions. If Purchaser desires to procure any special coverages or any endorsements (or amendments) to the Title Policy not identified above, it may do so at its own cost and expense, provided that (a) such additional coverages shall be at no cost or additional liability to Seller other than the provision of such affidavits, agreements or certificates customarily provided by sellers of similar properties in Manhattan, (b) Purchaser’s obligations hereunder shall not be conditioned upon Purchaser’s ability to obtain such additional coverages, (c) if Purchaser is unable to obtain such additional coverages with respect to the Property, Purchaser shall nevertheless be obligated to proceed to the Closing without reduction of or set off against the Purchase Price and (d) the Closing shall not be delayed as a result of Purchaser’s efforts to obtain such additional coverages.

4. Inspection; Covenants.

4.1 Access.

(a) Subject to the following sentence, Purchaser and its Affiliates, agents, contractors, or representatives shall have (collectively, the “Purchaser Access Parties” and, individually, a “Purchaser Access Party”) shall have, and Seller shall provide, physical access to the Real Property for purposes of (i) inspection, investigation and/or testing of the Real Property, (ii) interviewing any Bargaining Unit Employees or a Non-Bargaining Unit Employees pursuant to Section 11.1 hereof, and (iii) review of such materials and information relating to the Real Property (excluding projections and analyses relating to the operation of the Real Property) which are located at the Real Property and not reasonably able to be posted to the data site maintained by Broker (the “Data Site”), in each case as Purchaser deems necessary or appropriate, but subject to Seller’s right to redact any such materials or information to the extent reasonably necessary in order to preserve the confidentiality of information not relating to the Real Property (provided a general description of the redacted information sufficient to confirm that it does not relate to the Real Property is provided to Purchaser). No Purchaser Access Party shall conduct any such inspection, investigation, testing or review in a manner that will unreasonably interfere with the use or operation of the Real Property by any occupant or guest thereof. If any Purchaser Access Party desires access to the Real Property for purposes of inspection, investigation, testing and/or review, Purchaser shall provide Seller with reasonable prior notice thereof, which notice shall include the date and time of such proposed access, the scope of such access (including any invasive testing proposed to be done), and the anticipated duration of such access. Any inspection, investigation, testing and/or review shall be at Purchaser’s sole cost and expense and Purchaser shall not conduct any invasive testing or phase II environmental surveys without Seller’s prior written consent. Purchaser shall promptly restore, at Purchaser’s sole cost and expense, any physical damage to the Property caused by any such inspection, investigation, testing and/or review of the Real Property.

(i) Purchaser agrees to indemnify, defend, and hold Seller, Hotel Manager and their respective Affiliates harmless from any loss, injury, damage, claim, lien, cost or expense, including, without limitation, reasonable attorneys’ fees and costs (collectively, “Losses”), arising out of or in connection with the exercise or performance by the Purchaser Access Parties during the term of this Agreement of any of their respective rights or obligations under Section 4.1(a). In no event shall Purchaser be liable hereunder for Losses (1) to the extent arising from the negligence or willful misconduct of Seller or its Affiliates, agents, contractors, representatives or employees, (2) resulting from Seller’s or Hotel Manager’s compliance (or non-compliance) with Environmental Requirements or any remedy of Hazardous Materials or any environmental condition resulting from such compliance (or non-compliance) or (3) resulting from the discovery or observation of pre-existing environmental or physical conditions at the Real Property or any impact of the use of the Real Property or the value of the Real Property from or as result of such discovery or observation. For purposes of this Agreement, (A) “Environmental Requirements” means all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities or any other political subdivisions in which the Real Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over Seller, the Real Property or the use of the Real Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil) and (B) “Hazardous Materials” means any substance which is or contains: (1) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or any regulations promulgated thereunder; (2) any “hazardous waste” as now or hereafter defined in the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) or regulations promulgated thereunder; (3) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (4) gasoline, diesel fuel or other petroleum hydrocarbons; (5) asbestos and asbestos containing materials, in any form, whether friable or nonfriable; (6) polychlorinated biphenyls; (7) radon gas, (8) lead paint and urea formaldehyde insulation and (9) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable law related to the Real Property; and Hazardous Materials shall include, without limitation, any substance, the presence of which on the Real Property: (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Real Property or adjacent property, or poses or threatens to pose a hazard to health or safety of persons on the Real Property or adjacent property or (C) which, if emanated or migrated from the Real Property, could constitute a trespass. The terms and conditions of this Section 4.1(a)(i) shall survive the Closing or any termination of this Agreement.

(ii) Prior to any entry on the Real Property by any Purchaser Access Party, Purchaser shall cause the activities of such Purchaser Access Party on and about the Real Property to be covered by comprehensive general liability insurance for Purchaser and each of the other Purchaser Access Parties entering onto the Real Property insuring all activity and conduct of each Purchaser Access Party while exercising such right of access. Such insurance shall have limits of not less than $2,000,000.00 per occurrence for bodily injury to any one person and property damage, and $4,000,000.00 in the aggregate. Seller and Hotel Manager shall be named as additional insureds on all policies and such policies shall be considered primary insurance without recourse to or contribution from any similar insurance carried by Seller. Purchaser shall deliver to Seller a certificate evidencing the existence of the foregoing insurance coverage prior to any entry on the Real Property by any Purchaser Access Party, and Purchaser shall keep such insurance in effect for at least one (1) year following the last date that any Purchaser Access Party enters the Real Property prior to the Closing Date. All insurance certificates shall contain the standard ACORD provision concerning cancellation or material change of the coverage afforded under the policies evidenced by such certificates. All liability insurance required to be carried by Purchaser shall contain broad form contractual liability insurance coverage insuring Purchaser’s insurable indemnity obligations to Seller as provided for in Section 4.1(a)(i).

(iii) Notwithstanding the termination of this Agreement, (1) the obligation to restore the Real Property contained in Section 4.1(a) shall survive such termination indefinitely, (2) the obligations of Purchaser contained in the third-to-last sentence of Section 4.1(a)(ii) shall survive for the one-year period referred to therein and (3) the indemnity contained in Section 4.1(a)(i) shall survive such termination for a period of one hundred eighty (180) days, it being agreed that any claim for indemnification submitted to Purchaser in writing prior to the expiration of such one hundred eighty (180) day period shall not be precluded by the foregoing of this clause (3) if actual suit is then brought within ninety (90) days of such claim notice.

(iv) Section 7, and the modifications to the Confidentiality Agreement set forth in Section 5, of that certain Access and Exclusivity Agreement, dated as of July 31, 2012, between Seller and Purchaser (the “Access and Exclusivity Agreement”) are hereby incorporated into this Agreement as if fully set forth herein and the Access and Exclusivity Agreement is hereby superseded by the terms and conditions of this Agreement.

(b) Seller has, prior to the date hereof and subject to the terms and conditions of the Confidentiality Agreement effective as of March 30, 2012 (as modified by the terms of the Access and Exclusivity Agreement, the “Confidentiality Agreement”), provided to Purchaser by way of posting to the Data Site maintained by Jones Lang LaSalle Hotels (“Broker”), or by way of making such items available for review at the Real Property or offices of the Board, certain due diligence items. Additionally, Seller and Purchaser have entered into an Inspection Agreement of even date herewith (the “Inspection Agreement”) pursuant to which Seller has disclosed to Purchaser certain facts regarding the Property. All due diligence items provided to Purchaser or disclosed in the Inspection Agreement are referred to collectively as the “Inspection Records”. Purchaser acknowledges and agrees that Seller may redact the Inspection Records to the extent reasonably necessary in order to preserve the confidentiality of information not relating to the Property (but with a general description of the redacted information sufficient to confirm that it does not relate to the Property). If additional Inspection Records are requested, they may be examined at all reasonable times during normal business hours upon prior reasonable notice to Seller and may be photocopied by Purchaser at Purchaser’s sole cost and expense. Except as otherwise provided in this Agreement or in any other document contemplated by Section 8.2, Seller does not make any representations or warranties as to the content or accuracy of any Inspection Records.

(c) In the event the Closing does not occur for any reason, Purchaser shall handle the Inspection Records in accordance with the terms of the Confidentiality Agreement, which shall be deemed to continue for a period of three hundred sixty-five (365) days notwithstanding anything to the contrary contained therein.

4.2 Liquor License. Seller and Purchaser shall reasonably cooperate in obtaining the transfer of the existing liquor license (or liquor licenses) or the issuance of a new liquor license(s) (such transferred or new liquor licenses, the “Liquor License”) for the Hotel-Related Units. If necessary, at or prior to Closing, or at or prior to the expiration of the Interim Jumeriah Agreement if Purchaser enters into the Interim Jumeirah Agreement, Seller and Purchaser shall execute and deliver to one another an Interim Agreement (the “Interim Agreement”) pursuant to which the Manager (as defined therein) shall continue to operate all liquor related operations in the Hotel-Related Units until the date on which Purchaser, its management company or other designee, receives a Liquor License for the Hotel-Related Units. Such Interim Agreement shall, among other things, provide that all expenses and liabilities associated with liquor related operations in the Hotel-Related Units shall be borne solely by Purchaser, Purchaser shall carry “dram shop” and other customary insurance reasonably acceptable to Seller and such Manager, and Purchaser shall indemnify Seller and such Manager for any and all losses, costs, expenses, claims, demands, and other liabilities arising from Purchaser’s or its designee’s liquor related operations in the Hotel-Related Units. Promptly following the Closing, Purchaser shall or shall cause Purchaser’s operator to file an application with the New York State Liquor Authority (the “SLA”) for the transfer of, or issuance of a new Liquor License for the Hotel-Related Units. Seller shall reasonably cooperate, with all out of pocket costs incurred by Seller reimbursed promptly by Purchaser, with Purchaser’s efforts to obtain such transfer of, or issuance of a new, Liquor License for the Hotel-Related Units (including, without limitation, by executing all documents required by the SLA or by any other governmental authority in connection therewith). Seller’s obligations under this Section 4.2 shall survive the Closing.

4.3 Activities Prior to Closing.

(a) (i) Seller shall not, from and after the Execution Date, enter into amendments, modifications, extensions, renewals or terminations of any existing Property Contracts, agreements related to Bookings, the Leases or the Union Contract (except for Property Contracts which may be entered into to the extent set forth in clause (ii) below, modifications to existing Bookings so long as such Bookings remain at market rates and terms and cancellations of Bookings at any guest’s request) or enter into any new lease or contract (other than reservations for the use of any guest rooms that are in the ordinary course of business and at market rates and terms, and including any commitments or reservations for the use of any meeting rooms, banquet facilities, convention facilities or other facilities in the Hotel-Related Units in the ordinary course of business and on market rates and terms; reservations for the use of any guest rooms and commitments or reservations for the use of any meeting rooms, banquet facilities, convention facilities or other facilities in the Hotel-Related Units, together with the rent and/or other considerations, if any, owed by guests, tenants, licensees or concessionaires for such use, the “Bookings”), in each case that would affect the Property after the Closing Date.

(ii) Purchaser agrees to assume the Property Contracts, subject to the provisions set forth herein. Purchaser shall notify Seller at least ten (10) Business Days prior Closing as to which Property Contracts Purchaser wishes Seller (or Hotel Manager on behalf of Seller) to terminate in accordance with their terms (each such contracts, a “Terminable Contract”). Seller agrees that Purchaser shall have the right to terminate (or request the termination of) any Property Contract even if Purchaser elects to retain Hotel Manager pursuant to the Interim Jumeirah Agreement. Notwithstanding anything to the contrary contained herein, Seller shall have no liability to Purchaser for the refusal by any counterparty under a Property Contract to consent to the assignment of such Property Contract to Seller, and in such event, any such Property Contract (for which such counterparty’s consent is required by the terms of such Property Contract and not given) and any liabilities thereunder shall not be assumed by Purchaser. Seller may enter into any Property Contract (new and amendments) after the date hereof (x) in the ordinary course of business and provided such Property Contract is terminable without penalty or payment of a fee on no more than thirty (30) days’ notice or (y) with the prior written consent of Purchaser in accordance with Section 4.3(c).

(b) At all times prior to the Closing, Seller shall continue to (i) operate the Hotel-Related Units in a prudent manner, substantially consistent with past practice using its reasonable efforts to preserve intact the goodwill of the Hotel-Related Units with its existing clientele, subject to Seller’s obligations under Section 4.3(i), (ii) maintain the Property in its existing condition and state of repair, ordinary wear and tear excepted, subject to the occurrence of any casualty and condemnation, (iii) replenish and maintain Personal Property and any other consumables, inventory, operating supplies and equipment necessary to operate the Hotel-Related Units in a manner consistent with past practices and maintain substantially the same levels of consumables, operating supplies, inventory and furniture, fixtures and equipment as in existence at the Property on the Execution Date; provided Seller shall have no obligation to replenish branded materials, and (iv) maintain insurance with respect to the Hotel-Related Units with the coverages as set forth in the existing insurance policies covering the Hotel-Related Units, provided, however, that a breach of this clause (iv) shall have no consequence unless a casualty occurs prior to Closing or the earlier termination of this Agreement.

(c) When Purchaser’s consent is required pursuant to Section 4.3(a) or Section 4.3(g), Purchaser shall have ten (10) Business Days after receipt from Seller of a written request for consent to proposed Property Contracts (new and amendments) within which to grant or withhold consent, which consent may be given or withheld in Purchaser’s sole and absolute discretion. If Purchaser fails or refuses to act within such ten (10) Business Day period, Purchaser shall be deemed to have withheld its consent; provided, that Purchaser shall be deemed to have granted such consent after failing or refusing to act within such ten (10) Business Day period if such new or amended Property Contract is terminable without charge or penalty upon sale or on thirty (30) days’ or less notice.

(d) Seller shall not sell, mortgage, pledge, hypothecate, or otherwise transfer or dispose of all or any part of the Property or any interest therein at any time after the date hereof and prior to the Closing Date, other than (i) with respect to replacement of depleted Personal Property and the expiration of Property Contracts in the ordinary course of business or upon termination in accordance with the terms of this Agreement, (ii) reservations of transient guests of the Hotel-Related Units in the Premises in accordance with the provisions of this Agreement, (iii) Permitted Exceptions and (iv) the maintenance of the liens or assignments as required by any existing mortgage and mezzanine financing with respect to the Property which exist on the Execution Date (and all of which shall be terminated as of the Closing unless Purchaser has elected to have Seller’s lender(s) assign such liens or assignments to Purchaser’s lender or lenders pursuant to Section 4.3(j) below).

(e) Except for (i) emergency repairs and replacements, and (ii) capital expenditures permitted hereunder to restore the Property after a casualty or condemnation, Seller shall not commit to, make or pay for any capital expenditure, without the written consent of Purchaser. All such work shall be undertaken in a first-class workmanlike manner, lien-free and in accordance with all applicable legal requirements and insurance requirements.

(f) During the period prior to Closing and for the six (6) month period after Closing, the parties agree to reasonably cooperate and also to consult on a regular basis and coordinate their activities, including, without limitation, those relating to employee matters, Bookings and Reservations, and changing the branding of the Condominium Units so as to facilitate a smooth transition of the operations of the Condominium Units and the continued proper performance by the employees of the Condominium Units of their respective duties up to Closing. To the extent Purchaser requests that any executive or managerial-level employees of the Hotel Manager remain at the Property to assist with the transition during the twenty-four (24) hour periods immediately prior to and immediately following the Cut-Off Time, Purchaser shall arrange for each such employee to be lodged in the Hotel-Related Units on a complimentary basis with complimentary food and beverage (excluding alcoholic beverages) and laundry services. Seller shall reasonably cooperate with Purchaser to effectuate the transfer of all Intangible Property, Hotel Unit IP, Books and Records and such other data with respect to past, present and future guests of the Hotel-Related Units in the possession of Seller or any of Seller’s Affiliates as may be reasonably necessary in order to permit Purchaser to honor Bookings and Reservations in place as of the Closing with respect to the period from and after Closing. In addition, Seller shall use commercially reasonable efforts to maintain all Bookings and Reservations and shall not affirmatively relocate any Bookings or Reservations in effect from time to time with respect to the period from and after the Closing Date to any other hotels owned or operated by Seller or any of Seller’s Affiliates.

(g) Seller shall not (i) vote for any material increase in any common charges in respect of the Essex House Condominium, (ii) agree to amend any Condominium Documents, (iii) call a meeting of unit owners or (iv) otherwise take any action with respect to the operation of the Essex House Condominium which is reasonably likely to result in a Material Adverse Effect, in each case without Purchaser’s consent in accordance with Section 4.3(c); provided, however, no such consent shall be required to take any action imposed by applicable law or that is necessary to provide or maintain essential operations at the Property. Seller shall (A) exercise all rights and comply with all obligations under the Condominium Declaration in substantially the same manner as it generally did prior to the date hereof; (B) forward copies of all correspondence, email and other documents received by any governmental agency including, but not limited to, the Office of the Attorney General of the State of New York (the “OAG”); and (C) make available to Purchaser at the Condominium Board’s office all minutes of Condominium Board meetings held after the execution of this Agreement provided Purchaser shall have no right to copy or retain such minutes.

(h) Seller shall expeditiously, after the mutual execution and delivery of this Agreement, and at Seller’s sole cost and expense, request a “no-action letter” from the OAG stating that the OAG shall take no action and not require the filing of an offering plan or an amendment to the 2006 Plan, with respect to the transactions contemplated herein (the “No-Action Application”). In connection with Seller’s No-Action Application, Purchaser shall execute and deliver an “Affidavit of Offeree,” substantially in the form annexed hereto as Exhibit 4.3(h)(1) and Seller shall execute and deliver an “Affidavit of Offeror,” substantially in the form annexed hereto as Exhibit 4.3(h)(2). Seller shall simultaneously with its submission of its No-Action Application to the OAG deliver a copy of such No-Action Application (together with all attachments thereto and related documents) to Purchaser or its representatives. Seller and Purchaser hereby agree to cooperate with each other and each party’s respective counsel to provide additional information and execute any additional documents in connection with the No-Action Application if required by the OAG. Purchaser shall promptly, upon Seller’s request and to the extent reasonably necessary, review and join in any application, submission or other form or documentation reasonably required. The parties hereto acknowledge and agree that prior to the Closing, Seller does not intend to file an amendment with the OAG extending the term of the 2006 Plan (as hereinafter defined).

(i) Seller shall cause Hotel Manager to stop (i) accepting Bookings and Reservations under the Hotel Manager’s awards programs from and after the Execution Date, and (ii) issuing vouchers, certificates, or other forms of script for free or discounted hotel rooms or food and beverage at the Hotel-Related Units from and after the Execution Date.

(j) (i) Not later than ten (10) Business Days prior to the Closing Date (with evidence thereof concurrently being provided to Purchaser), Seller shall deliver to the lender under the existing mortgage loan encumbering the Property (the “Existing Lender”) a written request, in the form attached hereto as Exhibit 4.3(j), asking the Existing Lender to assign the existing mortgage or mortgages (or to sever the same and deliver documentation of a portion thereof) (a “Mortgage Assignment”) to one or more Persons designated by Purchaser (a “Purchaser’s Lender Designee”) provided that Seller’s obligation under this Section 4.3(j)(i) shall be limited to: (A) depositing with a reputable overnight courier such written request, (B) subsequently designating to the Existing Lender the Purchaser’s Lender Designee, and (C) at Closing, satisfying all outstanding indebtedness secured by such mortgage or mortgages and any mezzanine debt reflected in such mortgage or mortgages in accordance with the provisions of such mortgage or mortgages providing for such assignment.

(ii) Purchaser’s counsel, at the sole cost and expense of Purchaser, shall prepare the documentation for such assignment, except to the extent that the Existing Lender requires that its counsel prepare such documentation (in which event Purchaser shall reimburse such Existing Lender upon request the cost of such preparation) and Purchaser shall be responsible for any expense which the Existing Lender incurs, and seeks to recover from Seller, arising from the preparation or review of mortgage assignment documentation.

(iii) If at or prior to Closing: (A) Purchaser has paid the reasonable attorneys’ fees of the Existing Lender with respect to the preparation, delivery and performance of such an Mortgage Assignment; (B) Purchaser shall have executed and delivered to the Existing Lender and/or the Title Company an executed Affidavit under Section 275 of the New York Real Property Law; and (C) a Mortgage Assignment is not then prohibited by any federal, state or local law, rule, regulation, order, or by any other governmental authority, and the Existing Lender fails to execute and deliver the Mortgage Assignment, Purchaser may withhold from the Balance of the Purchase Price at Closing fifty percent (50%) of the amount of any mortgage recording tax Purchaser is required to pay as a consequence of such failure by the Existing Lender. Additionally, if Seller elects to pursue a claim against the Existing Lender for failure to deliver the Mortgage Assignment, Purchaser shall pay for (or reimburse Seller for) fifty percent (50%) of the costs and expenses incurred by Seller in pursuing such claim.

4.4 Additional Condominium Units. If any additional condominium unit in the Essex House Condominium is offered for purchase to Seller or its Affiliates following the Execution Date, Seller shall give prompt written notice to Purchaser indicating, in reasonable detail, the terms and timing of such offer, and Seller’s election with respect to such offer as provided in the following sentence. Seller shall, at its election, either (i) purchase such condominium unit, in which case Purchaser shall be entitled, at its sole discretion, to acquire such purchased condominium unit from the Seller at the Seller’s cost (including its closing costs) on the Closing Date, or (ii) assign its rights under such offer to Purchaser and cooperate with Purchaser in the event Purchaser elects, in Purchaser’s sole discretion, to acquire such offered condominium unit. Seller will receive a credit at Closing for any down payment delivered by Seller in respect of the purchase of such condominium unit which Purchaser elects to purchase. For avoidance of doubt, Purchaser is under no obligation to purchase any such additional unit.

5. Casualty Damage or Condemnation.

5.1 Casualty.

(a) In the event that all or a portion of any Condominium Unit is damaged or destroyed by fire or other casualty prior to the Closing Date such that the reasonably estimated cost to repair the same exceeds an amount that is equal to $18,000,000, then Purchaser may, at Purchaser’s sole option, elect to either:

(i) terminate this Agreement, in which event the Deposit will promptly be returned to Purchaser and thereupon Seller and Purchaser will have no further obligations or liabilities to each other under this Agreement, except as otherwise provided herein; or

(ii) proceed to close the transactions contemplated by this Agreement.

(b) If Purchaser elects to proceed to Closing pursuant to Section 5.1(a)(ii) or if the reasonably estimated cost to repair the damage or destruction to the Improvements caused by fire or other casualty prior to the Closing Date does not exceed an amount that is equal to $18,000,000, then Purchaser shall purchase the Property in accordance with the terms hereof except that (y) the Purchase Price shall be reduced by the amount of any applicable insurance deductible with respect to any damage or destruction of the Improvements by fire or other casualty (or such lesser amount as Purchaser and Seller reasonably agree to be necessary to repair the damage) and (z) Seller shall assign to Purchaser at the Closing all insurance proceeds payable on account of such damage (less Seller’s reasonable cost to secure the same and less repair costs incurred by Seller with respect to such damage), provided, that the Purchase Price shall be further reduced by the amount of any insurance proceeds previously paid to Seller on account of such damage and not already expended toward Seller’s reasonable cost of securing the same or restoration of the Improvements. Purchaser shall be deemed to have elected to proceed under Section 5.1(b) unless, within fifteen (15) days from receipt by Purchaser of written notice of such casualty from Seller accompanied by Seller’s repair estimate and evidence of the insurance coverages maintained by Seller and written confirmation from the insurer of the amount of insurance proceeds which the insurer has determined is available under the policy in respect of such casualty, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 5.1(a).

5.2 Condemnation. In the event that all or a portion of any Condominium Unit is condemned or becomes the subject of condemnation proceedings prior to the Closing such that either (i) the reasonably estimated loss of value as a result thereof exceeds an amount that is equal to $18,000,000 or (ii) the condemnation in question would cause a Material Adverse Effect, then Purchaser may elect to:

(a) terminate this Agreement, in which event the Deposit will promptly be returned to Purchaser and thereupon Seller and Purchaser shall have no further obligations or liabilities to each other under this Agreement, except as otherwise provided herein; or

(b) proceed to close the transactions contemplated by this Agreement.

If Purchaser elects to proceed to Closing under Section 5.2(b) or if the reasonably estimated loss of value as a result of a condemnation or condemnation proceedings affecting all or portion of any Condominium Unit does not exceed an amount that is equal to $18,000,000 or the condemnation in question would not cause a Material Adverse Effect, then Purchaser shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Purchaser at the Closing all condemnation proceeds payable and still outstanding as a result of such condemnation (less Seller’s reasonable cost to secure the same) and the Purchase Price shall be reduced by the amount of any condemnation proceeds previously paid to Seller on account of such condemnation (less Seller’s reasonable cost to secure the same and less repair costs incurred by Seller with respect to such taking). Purchaser shall be deemed to have elected to proceed under Section 5.2(b) unless, within fifteen (15) days of receipt by Purchaser of written notice from Seller of the condemnation or condemnation proceedings, Purchaser provides Seller with written notice that Purchaser elects to terminate this Agreement pursuant to Section 5.2(a).

5.3 NY General Obligations Law Section 5-1311. The provisions of Section 5-1311 of the New York General Obligations Law shall not be applicable to this Agreement.

6. Representations, Warranties and Covenants.

6.1 Seller’s Representations. Seller makes the following representations and warranties, all of which (except for those representations and warranties made as of the Execution Date, which shall not be remade as of the Closing) shall be true and correct as of the Closing. If Purchaser has actual knowledge or, pursuant to the next sentence is deemed to have knowledge, as of the Execution Date, that any of these representations and warranties are inaccurate, untrue or incorrect in any way, Purchaser, to the extent of such actual or deemed knowledge, shall not have (i) any Purchaser Claim against Seller, Seller’s Affiliates or the other Seller Parties or (ii) the right to terminate this Agreement based on a failure of the condition set forth in Section 7.1(b), in each case, to the extent based on the inaccuracy, untruth or incorrectness of such representations and warranties. Purchaser shall be “deemed to have knowledge” or have “deemed knowledge” that a representation or warranty is untrue, inaccurate or incorrect if anything in the Inspection Agreement contains information which is clearly inconsistent with such representation or warranty or otherwise discloses information that clearly demonstrates that such representation or warranty is untrue, inaccurate or incorrect.

(a) Legal Existence. Seller is a limited liability company duly created, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. Seller has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants and obligations on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

(c) Conflicts. Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with, or results or will result in a material breach of or constitutes or will constitute a default under (1) the organizational documents of Seller, (2) in any material respect with any judgment, statute, law or any order, writ, injunction or decree of any court or governmental authority applicable to Seller or the Property, or (3) in any material respect with any material agreement or instrument to which Seller is a party or by which it or the Property is bound or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(d) Government Approvals. No authorization, acceptance, consent or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

(e) FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(f) Litigation. Except as set forth in the Inspection Agreement, there are no litigations, actions, suits, arbitrations, formal government investigations or proceedings (including, but not limited to, bankruptcy) pending or, to the knowledge of Seller, threatened against Seller or affecting Seller or the Property which, if determined adversely to Seller, would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. As used herein, “Material Adverse Effect” means a material adverse effect on the value of, the title to, or the use or operation of, the Property, provided that the following, individually and in the aggregate, shall be excluded from the definition of Material Adverse Effect: (i) any change, event or effects arising out of or resulting from changes in or affecting the (x) travel or hospitality generally, (y) travel or hospitality in The City of New York or (z) the financial, banking, currency or capital markets in general, (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, and (iii) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S, or the consequences of the foregoing.

(g) Violations of Law. Except for (i) violations shown in or disclosed by the departmental searches performed by the Title Company and delivered prior to the Execution Date (“Departmental Searches”), (ii) violations disclosed in a formal governmental notice which is included in the Inspection Agreement, and (iii) provided the same do not result in a Material Adverse Effect, violations disclosed or learned of after the date hereof, Seller has not received any written notice from any governmental or public authority that (x) the Property is in violation of any applicable fire, health, building, use, occupancy, environmental or zoning laws, codes or regulations where such violation remains outstanding and, if unaddressed, would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect, (y) any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would be reasonably likely to have a Material Adverse Effect or (z) the Property is in material violation of any zoning, land use, landmark, signage, façade or similar laws, regulations or orders.

(h) Condemnation. As of the Execution Date, Seller has not received any written notice from any governmental or public authority of any, and to the Seller’s knowledge, there are no existing, pending or threatened, condemnation, eminent domain or similar proceedings in connection with the Property or any portion thereof.

(i) Rights to Purchase. Seller has not granted any options or rights of first refusal, rights of first offer or other similar rights with respect to the purchase of the Property or any interest therein nor do any other unexpired rights exist in favor of third persons to purchase or otherwise acquire the Property or any interest in the Property.

(j) Agreements with Governmental Authorities. Seller (or its Affiliates) has not entered into any unrecorded commitments or agreements with any governmental or public authority affecting the Property that would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(k) Tenant Deposits. The Tenant Deposit under the Jewelry Lease is $5,000 and the Tenant Deposit under the Gift Shop Lease is $7,800. Seller and its agents have held the Tenant Deposits in material compliance with law and the terms of the applicable Lease.

(l) Property Contracts. Other than the Property Contracts disclosed in the Inspection Agreement, and Property Contracts hereafter entered into, amended, modified or extended in accordance with Section 4.3, there are no service, maintenance, repair, utility, management, marketing, sales, supply or equipment rental contracts affecting the Property. All Property Contracts are in full force and effect. To Seller’s knowledge, there is no default notice outstanding and no material default existing under any of the Property Contracts.

(m) Leases. Other than the Leases, there are no leases, subleases, licenses, concession agreements or other agreements granting use or occupancy rights affecting the Property presently in effect or to take effect in the future and in either case binding upon Seller or with respect to the Condominium Units. There are no leasing commissions owed or becoming due with respect to any activities at the Property prior to Closing. The Leases are in full force and effect and neither Seller nor the tenant under any Lease is in default under any Lease (the foregoing does not apply to delinquencies in the payment of monthly rent that have existed for less than thirty (30) days).

(n) Permits. As of the Execution Date, Seller has not received written notice alleging any material breach or violation of any provision, condition or limitation of any of the Permits. The Inspection Agreement contains a true and correct list of all open items necessary to obtain a permanent certificate of occupancy for the Property.

(o) Employee Benefit Plans.

(i) Disclosed in the Inspection Records is each “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)) and each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA), in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller, or to which Seller is party, for the benefit of any employee of Seller who is a Bargaining Unit Employee or a Non-Bargaining Unit Employee (the “Employee Benefit Plans”). Each of the Employee Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 6.1(o) as a “Title IV Plan.” Seller has no commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Employee Benefit Plan.

(ii) Except as disclosed in the Inspection Records, no Title IV Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), nor is any Title IV Plan a plan described in Section 4063(a) of ERISA. As of the Execution Date, Seller has not made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

(iii) To Seller’s knowledge, all Employee Benefit Plans are in substantial compliance with ERISA. Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(p) Equipment Leases. Except as disclosed in the Inspection Agreement, no furniture, equipment, machinery, inventories, supplies, signs or other tangible personal property installed or located at the Real Property is leased or financed by Seller or its Affiliates.

(q) Insurance. Seller is maintaining the insurance described in the insurance certificate attached to the Inspection Agreement, and the premiums therefor have been paid through April 1, 2013. Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Condominium Units or any part or component thereof that would be reasonably likely to have a Material Adverse Effect on the insurability of the Condominium Units or cause any material increase in the premiums for insurance for the Condominium Units that have not been cured or repaired. Except as set forth in the Inspection Agreement, Seller has not received written notice that any insurance company has reserved rights or has or will deny coverage under insurance policies applicable to active cases involving the Property.

(r) Intellectual Property. Seller has not received written notice alleging that the Intellectual Property or the operation of the Real Property (or any portion thereof) infringes upon or otherwise violates the intellectual property rights of any third party. No settlement agreements, consent agreements, or similar agreements, or judgments, court orders, or similar obligations to which Seller or its

Affiliates is a party, limit Seller’s rights to own, use, or possess any of the Intellectual Property. The Inspection Agreement contains a true, correct and complete list of all registered trademarks used in the operation or ownership of the Real Property or any part thereof, other than Excluded Property. Seller is the sole owner of the Intellectual Property, including, without limitation, the “Essex House” trademark. The trademark “Essex House” is valid, is a federally registered trademark and is in full force and effect and transferable to Purchaser.

(s) Personal Property. The Personal Property is owned free and clear by Seller. Upon payment in full of the Purchase Price, the execution and delivery of the Bill of Sale and Assignment, and, if applicable, Seller’s payment or assignment of the existing mortgage financing in respect of the Property, all of Seller’s right, title and interest in and to the Personal Property will be transferred to Purchaser free and clear of all liens and encumbrances and rights of third parties, except for Permitted Exceptions and for any liens approved by Purchaser in writing.

(t) Operating Statements. The Inspection Records contains true and complete copies of Seller’s operating statements for the calendar months January 2012 through June 2012, prepared in accordance with the current edition of the Uniform System of Accounts for Hotels of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.

(u) Labor Matters.

(i) As of the Execution Date, except with respect to the Union Contract, no employees of Seller, Hotel Manager or an Affiliate of Seller or Hotel Manager are represented by any labor union or other labor organization with respect to their employment at the Hotel-Related Units, and, to the knowledge of Seller, there are no organizing activities, representation proceedings or demands for recognition or certification pending with regard to such persons.

(ii) Except for the Union Contract, neither Seller nor an Affiliate of Seller is a party to, bound by or in the process of negotiating any collective bargaining agreement, memorandum of understanding or other labor-related contract, arrangement or understanding with any labor union or other labor organization applicable to persons employed by Seller or its Affiliate working at the Hotel-Related Units.

(iii) Except for the Union Contract, neither Seller nor an Affiliate of Seller is a party to, bound by or in the process of negotiating any employee leasing, shared labor or potential joint employer contracts, arrangements or understandings involving the Hotel-Related Units.

(iv) Except as set forth in the Inspection Records, there has been no strike, boycott, slowdown, walkout, work stoppage, or lockout at the Hotel-Related Units within the past six (6) months and there is no such labor action pending or, to Seller’s knowledge, threatened against Seller or an Affiliate of Seller with respect to employees who work at the Hotel-Related Units.

(v) Except as described in the Inspection Agreement, there are no grievances, demands or arbitrations pending against Seller or an Affiliate of Seller under any collective bargaining agreement, memorandum of understanding or other labor-related contract, arrangement or understanding with respect to employees who work at the Hotel-Related Units.

(vi) Except as described in the Inspection Agreement, neither Seller nor its Affiliates have been the subject of or named in any unfair labor practice charge or complaint under the National Labor Relations Act or similar law, or any other charge or complaint (such as discrimination, harassment or retaliatory action) before the EEOC, any state or city equivalent agency, or any workers compensation board, and are not obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision, or any order, consent decree or other agreement with the EEOC, any state of city equivalent, or any workers compensation board, with respect to current or former employees at the Hotel-Related Units.

(vii) Seller and its Affiliates are in material compliance with all laws, material agreements, contracts, and policies respecting employment and employment practices with respect to employees of Seller or its Affiliates who work at the Hotel-Related Units except for any non-compliance that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(viii) as of the Closing, not more than twenty-five (25) employees of Seller or its Affiliates at the Hotel Unit will have experienced an “employment loss” (as defined in the WARN Act) in the past ninety (90) days.

(v) Tax. Seller has duly and timely withheld and remitted or paid all sales, use, excise, gross receipts, payroll, occupancy and similar taxes required to have been withheld and remitted or paid in connection with the operation of the hotel business to the extent that failure to withhold and remit or pay such taxes would result in Purchaser being liable for such taxes or would give rise to a lien on the Property. There are no pending real estate tax certiorari proceedings other than as set forth in the Inspection Agreement.

(w) Condominium.

(i) Contained in the Inspection Records are true and complete copies of (A) the condominium declaration for the Essex House Condominium and the by-laws annexed thereto (collectively, the “Condominium Declaration”) and (B) the Amended and Restated Offering Plan dated August 18, 2006, as amended through the date hereof (the “2006 Plan”). The minutes of the meetings of the Board of Managers of the Essex House Condominium (the “Board”) and the minutes of the meetings of unit owners of the Essex House Condominium for the period of time from June 2010 to August 2012 have been made available to Purchaser for inspection at the offices of the Essex House Condominium. None of the foregoing documents have been amended, modified or supplemented, except as set forth in the Inspection Records.

(ii) Neither Seller nor, to Seller’s knowledge, the Board is in default under Condominium Declaration and, except as set forth in the Inspection Agreement, no claim has been made against Seller or the Essex House Condominium under the Condominium Declaration. Except for the claims described in the Inspection Agreement, there are no claims against Seller under the 2006 Plan.

(iii) Attached to the Inspection Agreement is a true and complete copy of the Management Agreement dated January 15, 2006, between Essex House Condominium and Jumeirah Hospitality & Leisure (USA) Inc. and includes all amendments and modifications thereto, including, without limitation, that certain Settlement Agreement and Release dated as of June 29, 2012 between Essex House Condominium and Jumeirah Hospitality & Leisure (USA) Inc. (the “Condominium Management Agreement”). There are no agreements with Jumeirah Hospitality & Leisure (USA) Inc. which affect the management of the Essex House Condominium other than the Condominium Management Agreement and other than any agreement entered after the date hereof in accordance with Section 4.3. To Seller’s knowledge, there is no default by Jumeirah Hospitality & Leisure (USA) Inc. under the Condominium Management Agreement.

(iv) Seller has not received any written communications from the OAG or from any purchasers or prospective purchasers of any unit sold by Seller at the Essex House Condominium with respect to disclosures contained in the 2006 Plan or under the Martin Act.

(v) As of October 31, 2011, the 2006 Plan has expired and accordingly, Seller had not marketed or entered into any contracts of sale for the Residential Units since October 31, 2011.

(vi) To Seller’s knowledge, Seller and its Affiliates have performed all of their material obligations under the 2006 Plan and Condominium Declaration, and other than any obligation to pursue a permanent certificate of occupancy for the Property, there remain no material unfulfilled obligations of Seller or any of its Affiliates under the 2006 Plan and Condominium Declaration.

(x) Financial Statements. Contained in the Inspection Records are true, complete, and correct copies of, the financial statements of Seller and the Property as of, and for the year ended, December 31, 2011. No representation or warranty is being provided by Seller as to the accuracy of such financial statements.

(y) Compliance with Anti-Terrorism Laws. Neither Seller nor any person who owns a controlling interest in or otherwise controls Seller is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

(z) Compliance with Anti-Money Laundering Measures. Seller has taken measures as required by law to assure that, with respect to each holder of a direct or indirect interest in Seller, funds invested by such holders directly or indirectly in Seller, are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(aa) Gift Cards, Gift Certificates and “Comp” Letters. The Inspection Agreement sets forth a list of (I) each (x) letter issued to a guest of the Hotel-Related Units providing such guest with a free or discounted night’s stay or free or discounted food and beverage at the Hotel-Related Units (collectively, the “Comp Letters”) that has not expired or been redeemed as of the date hereof, and (y) gift certificate and gift card issued by the Hotel Manager (collectively, the “Gift Cards and Certificates” and together with the Comp Letters, the “Gift Items”) that has not been redeemed as of the date hereof, and (II) all tour and travel commissions paid prior to the date hereof for future Bookings. The Gift Items that have not expired or been redeemed as of the date hereof have an approximate value of $111,205 in the aggregate.

Whenever a representation or warranty is made “to Seller’s knowledge,” or a term of similar import, the accuracy of such representation or warranty shall be based solely on the actual knowledge of Dinky Puri, Tojo John and Will Armstrong, and Seller represents that such Persons are, in the ordinary course of business, knowledgeable about the matters covered in this Section 6.1 (provided that, in no event shall any such person have any personal liability arising under this Agreement) and the knowledge of Seller shall expressly exclude the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or Hotel Manager or any of their respective Affiliates and “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person. This Section 6.1 shall survive the Closing Date for the period and subject to the limitations set forth in Section 6.2 and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

6.2 Indemnity; Survival; Limitation of Liability.

(a) Subject to the provisions of this Section 6.2, Seller hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser’s Affiliates and the directors and officers of each of them, and their respective heirs, successors, personal representatives and assigns (each, a “Purchaser Party” and collectively, the “Purchaser Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, attorneys’ and experts’ fees (but only to the extent reasonable) and costs of investigation and remediation costs (collectively, “Purchaser Claims”), whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or hereafter arise on account of or in any way be connected with a breach of any of Seller’s representations and warranties contained in this Agreement.

(b) The indemnifications and the representations and warranties of Seller set forth in Sections 6.1(a), (b), (c), (d), (e) and (i) shall survive the Closing Date indefinitely and shall not be deemed merged into any instrument of conveyance delivered at the Closing (the “SOL Reps”).

(c) The indemnifications and the representations and warranties of Seller set forth in Section 6.1(v) (the “Tax Reps”) shall survive the Closing Date for a period of three hundred and sixty-five (365) days and shall not be deemed merged into any instrument of conveyance delivered at the Closing, but no action or proceeding thereon shall be valid or enforceable, at law or in equity, if notice of intent to commence a legal proceeding is not delivered on or before such date and if a legal proceeding is not then commenced within ninety (90) days after such date.

(d) The indemnifications and the representations and warranties of Seller set forth in all other subsections of Section 6.1 shall survive the Closing Date for a period of three hundred and sixty-five (365) days and shall not be deemed merged into any instrument of conveyance delivered at the Closing, but no action or proceeding thereon shall be valid or enforceable, at law or in equity, if notice of intent to commence a legal proceeding is not delivered on or before such date and if a legal proceeding is not then commenced within ninety (90) days after such date.

(e) In no event shall the total liability of Seller under the aforesaid indemnity for any breach of a representation and/or warranty set forth in all subsections of Section 6.1 by Seller (other than with respect to SOL Reps or the Tax Reps), in the aggregate, exceed $15,000,000. At Closing, Seller and Purchaser shall instruct the Escrow Agent to withhold from the proceeds due Seller the sum of $7,000,000 (the “Post Closing Escrow Amount”), and to deposit the Post Closing Escrow Amount into a separate interest-earning escrow account (the “Post Closing Escrow Account”) to be held in escrow by Escrow Agent and disbursed in accordance with the terms and conditions set forth in the escrow agreement attached as Exhibit 6.2(e) (the “Post Closing Escrow Agreement”) Any Purchaser Claims or claims arising under Section 6.2(h) shall be satisfied first from the Post Closing Escrow Amount and then to the extent the Post Closing Escrow Amount is exhausted from Seller, subject to the limitation set forth in this Section 6.2(e).

(f) Seller’s liability for SOL Reps and Tax Reps shall not be capped.

(g) Seller shall have no liability for consequential, exemplary or punitive damages resulting from any such breach. Seller shall have no liability for any Purchaser Claims resulting from any breach of any representation or warranty set forth herein except for the portion, if any, of such Purchaser Claims which, in the aggregate, are in excess of $1,000,000. Notwithstanding the foregoing, if, prior to the Closing, Purchaser obtains actual knowledge, or is deemed to have knowledge, that any representation and/or warranty of Seller is inaccurate, untrue or incorrect and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate, untrue or incorrect representation or warranty to the extent of Purchaser’s actual or deemed knowledge.

(h) Notwithstanding any other provision of this Agreement to the contrary, Purchaser expressly does not assume, and Seller shall retain, and shall indemnify, defend and hold harmless Purchaser from and against, all direct or indirect liabilities, and such obligations shall survive Closing with no minimum or maximum amounts and with no time limitation other than the relevant statute of limitations, for or with respect to:

(i) the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing under the Property Contracts, the Leases, the Union Contract, the Hotel Management Agreement and the Permits, except to the extent Purchaser has received a credit for such liabilities,

(ii) the payment of all taxes due and payable or accrued but not yet due or payable prior to the Closing Date, except to the extent Purchaser has received a credit for such taxes,

(iii) the employment of any Bargaining Unit Employees and Non-Bargaining Unit Employees to the extent arising or accruing prior to the Closing Date, including the payment of any compensation due to such Bargaining Unit Employees and Non-Bargaining Unit Employees and including but not limited to any liabilities to any Bargaining Unit Employees and Non-Bargaining Unit Employees under any of Seller’s employee plans, except to the extent Purchaser has received a credit for such liabilities,

(iv) the employment of any Non-Bargaining Unit Employees that are not Transferred Employees, whether arising or accruing prior to or following the Closing,

(v) payment or resolution of mechanics’ or materialmens’ lien(s) filed against the Property relating to periods prior to the Closing (except to the extent such lien(s) are required to be cured or discharged by the Tenant under any Lease), including, without limitation, Seller Encumbrances,

(vi) any claim arising from events at the Property or the Essex House Condominium during the period of Seller’s ownership of the Hotel Unit relating to: (A) personal injury, wrongful death, or property damage; (B) the 2006 Plan; and (C) the sale or condition of any real property described in the 2006 Plan; provided that Seller shall have no obligation to retain, or indemnify Purchaser against, liabilities arising out of claims described in this Section 6.2(h)(vi) to the extent such liabilities are covered by insurance maintained by Purchaser (and Seller hereby agrees that any statute of limitations with respect to such claims shall be tolled while Purchaser pursues payment under such insurance) nor shall Seller have any obligation to retain, or indemnify Purchaser against, liabilities arising out of this Section 6.2(h)(vi) to the extent such liabilities do not exceed $5,000 per claim and $35,000 for all claims in the aggregate.

6.3 Purchaser’s Representations. Purchaser warrants and represents to Seller as follows:

(a) Legal Existence. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland.

(b) Authority. Purchaser has full right, power and authority and is duly authorized to enter into this Agreement, to perform each of the covenants and obligations on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and legally binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; each of the individuals executing this Agreement on Purchaser’s behalf is authorized to do so.

(c) Litigation. There are no actions, suits or proceedings (including, but not limited to, bankruptcy) pending or, to the knowledge of Purchaser, threatened against Purchaser or affecting Purchaser which, if determined adversely to Purchaser, would adversely affect its ability to perform its obligations hereunder.

(d) Conflicts. Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Purchaser, (2) any judgment, statute, law or any order, writ, injunction or decree of any court or governmental authority applicable to Purchaser, or (3) any agreement or instrument to which Purchaser is a party or by which it is bound, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(e) Governmental Approvals. No authorization, consent or approval of any governmental authority or public (including courts) is required for the execution and delivery by Purchaser of this Agreement or the performance of its obligations hereunder.

(f) Taxpayer I.D. Purchaser’s taxpayer identification number is 30-0746146.

(g) Compliance with Anti-Terrorism Laws. Neither Purchaser nor any person who owns a controlling interest in or otherwise controls Purchaser is (i) listed on the Specially Designated Nationals and Blocked Persons List or any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury, pursuant to any authorizing statute, Executive Order or regulation, (ii) a “specially designated global terrorist” or other person listed in Appendix A to Chapter V of 31 C.F.R., as the same has been from time to time updated and amended, or (iii) a person either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

(h) Compliance with Anti-Money Laundering Measures. Purchaser has taken measures as required by law to assure that (i) funds to be used to pay the Purchase Price and (ii) with respect to each holder of a direct or indirect interest in Purchaser, funds invested by such holders directly or indirectly in Purchaser, are derived from legal sources and such measures have been undertaken in accordance with the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and all applicable laws, regulations and government guidance on compliance therewith and on the prevention and detection of money laundering violations under 18 U.S.C. §§ 1956 and 1957.

(i) Purchaser Reliance. Purchaser is experienced in and knowledgeable about the ownership, management, leasing and purchase of commercial real estate and hotel properties, and has relied and will rely exclusively on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its tax or legal status, condition, value and potential, except solely for the representations and warranties in this Agreement and in the other documents delivered in connection with the Closing hereunder. Purchaser agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants or brokers, Purchaser has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants or brokers, except solely for the representations and warranties in this Agreement and in the other documents delivered in connection with the Closing hereunder.

Subject to the provisions of this Section 6.3, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and Seller’s Affiliates and the members, directors and officers of each of them, and their respective heirs, successors, personal representatives and assigns (each, a “Seller Party” and collectively, the “Seller Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including, without limitation, attorneys’ and experts’ fees (but only to the extent reasonable) and costs of investigation and remediation costs (collectively, “Seller Claims”), whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or hereafter arise on account of or in any way be connected with a breach of any of Purchaser’s representations and warranties contained in this Agreement.

The representations and warranties of Purchaser as set forth in or made pursuant to this Agreement shall survive the Closing Date for a period of two hundred seventy (270) days and shall not be deemed merged into any instrument of conveyance delivered at the Closing, and no action or proceeding thereon shall be valid or enforceable, at law or in equity, if a legal proceeding is not commenced within that time. Purchaser shall have no liability for consequential, indirect, exemplary or punitive damages resulting from any breach of any representation or warranty.

6.4 Property Conveyed “As Is”. Other than as expressly set forth in Section 6.1 or elsewhere in this Agreement, Seller specifically disclaims any warranty, guaranty or representation of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to matters of title, zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations or any other matter or thing relating to or affecting the Property. Purchaser acknowledges it is a knowledgeable purchaser of real estate and that, except for Seller’s representations set forth in Section 6.1 and elsewhere in this Agreement, it is purchasing the Property solely in reliance on its own expertise and investigations and those of Purchaser’s agents and that, Purchaser has had a full and complete opportunity to conduct such investigations, examinations, inspections and analysis of the Property as Purchaser, in its sole and absolute discretion, may determine, and will rely upon same. In consideration of the agreements of Seller herein, Purchaser expressly acknowledges that, other than as expressly set forth in this Agreement, Seller makes no representations or warranties, express or implied, or arising by operation of law, including, but not limited to, any warranty of value, condition, habitability, merchantability, marketability, profitability, suitability or fitness for a particular purpose or use of the Property. In consideration of the agreements of Seller in this Agreement, Purchaser (i) acknowledges that, other than as set forth in this Agreement or in any other documents delivered pursuant to Section 8.2, it has not relied upon, either directly or indirectly, any representation or warranty of or any statements, information or other material provided by Seller or any agent of Seller, (ii) assumes the risk that adverse matters, including, but not limited to, adverse physical, financial and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations, (iii) acknowledges that, other than as set forth in this Agreement, Seller is conveying to Purchaser and Purchaser is accepting the Property “AS IS, WHERE IS, WITH ALL FAULTS”, (iv) acknowledges and agrees that there are no oral agreements, warranties, or representations, collateral to or affecting the Property by Seller, any agent of Seller or any third party and (v) acknowledges that, except as expressly set forth in this Agreement, Seller has not made an independent investigation or verification of the accuracy or completeness of any documents, studies, surveys, information or materials which were prepared by parties other than Seller and which were provided, or made available, to Purchaser or the methods employed by the preparers of such items. The provisions of this Section 6.4 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits attached hereto, which alone fully and completely express their agreement, and that neither party is relying upon any statement, promise or representation by any other party unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits attached hereto, or is subsequently expressly made by Seller in the closing documents or any other documents executed by Seller and delivered to Purchaser hereunder.

6.5 Release.

(a) Except solely for actions commenced during the survival period applicable thereto as set forth in Section 6.2 following the Closing Date for a breach of Seller’s representations and warranties set forth in this Agreement or in any other documents delivered pursuant to Section 8.2 (and subject to the provisions of Section 6.2), Purchaser hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, directly or indirectly, against any of Seller, Seller’s Affiliates or Seller Parties or their agents in connection with the Purchaser Claims for a breach of Seller’s representations and warranties set forth in this Agreement. Purchaser elects to and does assume all risk for such claims heretofore and hereafter arising, whether now known or unknown by Purchaser. To the extent permitted by law, Purchaser hereby agrees, represents and warrants that Purchaser realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that, except for a breach of Seller’s representations and warranties on which action is commenced within the applicable survival period hereunder, Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included as a material portion of the consideration given to Seller by Purchaser in exchange for Seller’s performance hereunder.

(b) Without limitation of the foregoing, if Purchaser as of the Closing has actual knowledge or deemed knowledge of (i) a default in any of the covenants, agreements or obligations to be performed by Seller under this Agreement prior to the Closing and/or (ii) any breach of or inaccuracy in any representation or warranty of Seller made in this Agreement, and Purchaser nonetheless elects to proceed to Closing, then, upon the consummation of the Closing, Purchaser shall be deemed to have waived any such default and/or breach or inaccuracy and shall have no Purchaser Claim against Seller, Seller’s Affiliates or the other Seller Parties with respect thereto to the extent of Purchaser’s actual or deemed knowledge.

(c) The provisions of this Section 6.5 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement.

7. Conditions Precedent.

7.1 Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 7.1 on or before the Closing Date. Each condition may be waived in whole or in part only by written notice of such waiver from Purchaser to Seller. Seller shall use commercially reasonable efforts to satisfy such conditions as are within Seller’s reasonable control.

(a) Seller performing and complying with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

(b) All of the representations and warranties of Seller set forth in this Agreement shall be true, accurate and complete as of the Closing Date, except for those representations and warranties expressly made only as of the Execution Date (which shall nonetheless be true as of such date).

(c) The Title Company’s issuance of a Title Policy or commitment to issue a Title Policy complying with the requirements of Section 3.3.

(d) Richard Siegler, Herbert Teitelbaum and Chris Mander shall have resigned from the Board of Managers of Essex House Condominium.

(e) The receipt by Seller of the “no-action letter” from the OAG described in Section 4.3(h).

(f) At Purchaser’s sole election, to be made not less than ten (10) Business Days prior to the Closing Date, Seller shall cause Hotel Manager to enter into an agreement (the “Interim Jumeirah Agreement”) with Purchaser allowing Purchaser the right to have the Hotel-Related Units operated by Hotel Manager as a Jumeirah-branded hotel for up to sixty (60) days following the Closing Date in accordance with the terms and conditions of the Hotel Management Agreement; provided, however, that the Interim Jumeirah Agreement, shall specify, at a minimum, that (i) Purchaser shall not be obligated to pay (or repay) to Hotel Manager or any Affiliate of Hotel Manager any management fees (including, without limitation, any base or incentive fees, whether accrued prior to the Closing or attributable to the period following the Closing), termination fees, key money, loans, marketing charges and centralized service charges, in each case, as set forth in the Hotel Management Agreement, but Purchaser shall pay reimbursable expenses incurred in accordance with the Hotel Management Agreement during the term of the Interim Jumeirah Agreement; (ii) Purchaser shall not be obligated to fund any reserves with Hotel Manager during the term of the Interim Jumeirah Agreement; and (iii) Hotel Manager shall assist with any transition to a management company designated by Purchaser. In the event that Purchaser makes the election to retain Hotel Manager as the operator for the Hotel-Related Units as provided above, Jumeirah Hospitality & Leisure (USA) Inc. shall also continue to manage the Essex House Condominium pursuant to the Condominium Management Agreement.

7.2 Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are expressly subject to the timely fulfillment by Purchaser of the conditions set forth in this Section 7.2 on or before the Closing Date. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Purchaser.

(a) Purchaser paying the Balance of the Purchase Price.

(b) Purchaser performing and complying with all of the terms of this Agreement to be performed and complied with by Purchaser prior to or at the Closing.

(c) On the Closing Date, all of the representations and warranties of Purchaser set forth in this Agreement shall be true, accurate and complete in all material respects.

(d) The receipt by Seller of the “no-action letter” from the OAG described in Section 4.3(h).

8. Closing.

8.1 Closing Date.

(a) Closing. The closing shall take place at the office of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104 at 1:00 P.M. (New York City time) or through customary closing arrangements reasonably acceptable to Seller and Purchaser (the “Closing”), on August 31, 2012 (as extended pursuant to the proviso of this sentence, the “Closing Date”); provided, however, Purchaser shall have the right, upon written notice to Seller and the Escrow Agent at least three (3) Business Days prior to the originally scheduled Closing Date, to extend the Closing Date for up to but not beyond September 7, 2012. Time shall be of the essence with respect to the parties’ obligations to consummate the transactions contemplated by this Agreement on the Closing Date.

8.2 Seller’s Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered, at Seller’s sole expense (except where expressly provided to the contrary below) pursuant to customary closing escrow arrangements reasonably satisfactory to Seller and Purchaser, each of the following items with respect to the Property:

(a) A bargain and sale deed with covenants against grantor’s acts duly executed and acknowledged by Seller, in the form attached hereto as Exhibit 8.2(a), subject only to the Permitted Exceptions.

(b) Two (2) duly executed and acknowledged original counterparts of a Bill of Sale and General Assignment (the “Bill of Sale and Assignment”) in the form attached hereto as Exhibit 8.2(b).

(c) Two (2) duly executed and acknowledged original counterparts of the Assignment and Assumption of Lease (including an assignment of all of Seller’s rights, if any, in the Tenant Deposits) in the form attached hereto as Exhibit 8.2(c).

(d) Two (2) duly executed and acknowledged original counterparts of the Assignment of Bookings and Booking Deposits in the form attached hereto as Exhibit 8.2(d).

(e) Two (2) duly executed and acknowledged original counterparts of the Assignment of Intellectual Property in the form attached hereto as Exhibit 8.2(e).

(f) A duly executed notice of termination to each counterparty to a Terminable Contract advising such counterparty that such Terminable Contract is terminated effective as of the end of the notice period required under such Terminable Contract to terminate such Terminable Contract.

(g) A duly executed copy of a letter to each counterparty to the Property Contracts, in the form attached hereto as Exhibit 8.2(g) or as otherwise required pursuant to the terms of such Property Contract, advising them of the sale of the Property to Purchaser, which letter shall be delivered by Purchaser to each of such counterparties.

(h) All keys and combinations to all locks on the Property (including, without limitation. those used by Seller) and all documents, instruments or records in the possession of Seller (or to which Seller is otherwise entitled) which are necessary for the ownership and operation of the Property. Delivery of such keys, documents, instruments and records may be effected by leaving them at the Property.

(i) Two (2) duly executed copies of a non-foreign person affidavit in the form attached hereto as Exhibit 8.2(i) sworn to by Seller as required by Section 1445 of the Code.

(j) [intentionally omitted];

(k) An affidavit to the Title Company in the form of Exhibit 8.2(k) hereto relating to certain title, survey and lien matters and such evidence, certificates or documents relating to the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase of the Property as may be reasonably required by the Title Company in order to issue the Title Policy.

(l) A duly executed copy of a 1099-S form required by the Internal Revenue Service.

(m) (i) Originals, or if originals are unavailable, copies of all the Property Contracts all Permits, and all other documents in the possession of Seller or the Hotel Manager required for the operation of the Property and including all permits, licenses, approvals, plans, specifications, surveys, guaranties and warranties (but excluding Excluded Property and projections and analyses relating to the operation of the Property), it being agreed that delivery of the Property Contracts may be effected by leaving them at the Property; (ii) data and materials (including IP, IT, software, websites and phone numbers) constituting or relating to the Hotel Unit IP, Books and Records and the Intellectual Property that are required for the operation of the Property, but excluding Excluded Property and projections and analyses relating to the operation of the Property; (iii) information as to all Bookings, advance room reservations, functions and the like, in reasonable detail, and (iv) information regarding each employee whose employment is to be continued by Hotel Manager or Purchaser’s designated management company (or Affiliate) upon Closing, as to salaries and duties and length of service, the date to which such employee has been paid, accrued but unpaid sick leave, vacation pay, salary, wages, bonuses, profit sharing, pension, health and welfare benefits, employee severance payments and other compensation and fringe benefits, and whether such employee is participating in a group health plan maintained by Seller, Hotel Manager or any of their Affiliates through the exercise of COBRA benefits or otherwise.

(n) Two (2) duly executed original counterparts of the Preliminary Closing Statement in accordance herewith.

(o) Two (2) duly executed and acknowledged original counterparts of a New York City Real Property Transfer Tax Return, including Property Owner’s Registration Form.

(p) Two (2) duly executed original counterparts of an Affidavit in Lieu of Registration Statement.

(q) Two (2) duly executed original counterparts of a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certificate of Exemption from the Payment of Estimated Personal Income Tax, properly completed.

(r) The estoppel certificate from the Board in the form of Exhibit 8.2(r) attached hereto.

(s) Two (2) duly executed original counterparts of a New York State Real Property Transfer Report for New York City, properly completed.

(t) To the extent applicable, two (2) duly executed original counterparts of the Interim Jumeirah Agreement.

(u) [intentionally omitted]

(v) Unless Purchaser has made the election to require the Interim Jumeirah Agreement in accordance with Section 7.1(f), one or more written agreements from Jumeirah Hospitality & Leisure (USA) Inc. to Seller pursuant to which Hotel Manager confirms the termination of the Hotel Management Agreement dated January 15, 2006 between Hotel Manager and Seller (as amended, supplemented or otherwise modified, the “Hotel Management Agreement”) and Jumeirah Hospitality & Leisure (USA) Inc. confirms the termination of the Condominium Management Agreement, in each case, effective as of the Closing Date; provided, however, upon Purchaser’s request made at least five (5) Business Days prior to the Closing Date, Seller shall instead cause Jumeirah Hospitality & Leisure (USA) Inc. to assign its interest in the Condominium Management Agreement at Closing to a first class hotel operator designated by Purchaser.

(w) Two (2) duly executed and acknowledged original counterparts of the Assignment and Assumption of Sponsor’s Rights with respect to the Condominium Declaration in the form attached hereto as Exhibit 8.2(w).

(x) To the extent required at Closing in accordance with Section 4.2, Two (2) original counterparts of the Interim Agreement, fully executed by Seller and Manager (as defined therein) and any of their necessary Affiliates.

(y) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

8.3 Purchaser’s Deliveries. At or prior to the Closing (unless expressly set forth below), Purchaser shall deliver the following items to be transferred at the Closing pursuant to customary closing escrow arrangements reasonably satisfactory to Seller and Purchaser:

(a) By wire transfer (as adjusted in accordance with the provisions of this Agreement) of immediately available federal funds, the Balance of the Purchase Price.

(b) Two (2) duly executed and acknowledged original counterparts of each of Seller’s deliveries set forth in Sections 8.2(a), (b), (c), (d), (e), (j), (n), (t), (w) and (x) (if applicable).

(c) No later than fifteen (15) Business Days prior to the Closing Date, two (2) duly executed and acknowledged original counterparts of the Assumption Agreement in the form attached hereto as Exhibit 8.3(c), which Assumption Agreement and counterparts shall be delivered to the labor union associated with the Hotel-Related Units together with a letter, in form and substance reasonably acceptable to Seller, signed by Purchaser and identifying the Purchaser as the successor owner of the Real Property and enclosing the applicable provisions from this Agreement that require Purchaser to assume the Union Contract.

(d) Such evidence, certificates or documents as may be reasonably required by the Title Company relating to the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Property.

(e) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transaction which is the subject of this Agreement or which are otherwise required or contemplated by this Agreement.

8.4 Costs and Prorations.

(a) Closing Costs. Purchaser, on the one hand, and Seller, on the other hand, shall each pay their own legal fees related to the negotiation and preparation of this Agreement and all documents required to consummate the transaction contemplated hereby. Seller shall pay (i) the costs to remove, discharge or insure over any Seller Encumbrances and all recording fees associated with Seller Encumbrances, (ii) all fees and charges due and payable to Hotel Manager under the Hotel Management Agreement, including any termination fees associated with the termination of said agreement (notwithstanding the execution of the Interim Jumeirah Agreement, if applicable), and any related de-identification costs and expenses (including any such expenses incurred after the Closing Date) and (iii) any prepayment penalties on mortgage debt encumbering the Property and costs related to the repayment or release of such debt, subject to the provisions of Section 4.3(j). Purchaser shall pay (i) all costs associated with its due diligence, including, without limitation, the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all mortgage taxes, if any, (iii) all recording fees (other than to discharge Seller Encumbrances), (iv) all sales and use taxes applicable to the sale of the Personal Property, (v) the premium for any title insurance including the Title Policy, (vi) all new survey or update costs and (vii) the costs of title search and examination with respect to the Property ordered by Purchaser. Seller shall pay all city, state and county transfer taxes and similar amounts relating to the conveyance of the Real Property from Seller to Purchaser. Purchaser, on the one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of any escrow charges of Escrow Agent related to the Deposit and the Closing. All other customary purchase and sale closing costs shall be paid by Seller or Purchaser in accordance with the custom in the jurisdiction of New York.

(b) Prorations. The following shall be prorated between Seller and Purchaser as of the Cut-Off Time:

(i) All real estate taxes, water or sewer charges and general or special assessments on the Real Property, or any other governmental tax or charge levied or assessed against the Property. If the Closing shall occur before the actual amounts payable are known, then apportionment shall be based on the most recently ascertainable tax rates and assessed value of the Property. Seller shall be responsible for all such taxes that are allocable to any period prior to the Closing Date and Purchaser shall be responsible for all such taxes allocable to any period from and after the Closing Date. If any taxes or assessments relating to the period prior to the Closing are paid in installments, then Seller shall pay on or before the Closing Date any remaining installments with respect to such taxes or assessments that are allocable to any period prior to the Closing Date. Seller and Purchaser agree that to the extent the actual taxes for the current year differ from the amount so apportioned at Closing, the parties hereto will within thirty (30) days after receipt of a request from Purchaser or Seller, as applicable, make all necessary adjustments by appropriate payments between themselves promptly following the Closing. At Closing, Seller shall transfer to Purchaser control of all pending real estate tax certiorari proceedings which would or could affect post-Closing periods. After Closing, Purchaser shall pay over to Seller any sums realized through such certiorari proceedings which are allocable to periods prior to Closing (after recovery of a reasonable allocation of the legal expense and other costs incurred in realizing such sums).

(ii) All rent for the month in which the Closing occurs with respect to the Leases shall be prorated at Closing. There shall be no credit for delinquent rent, which shall be paid over by Purchaser to Seller if collected by Purchaser after the Closing.

(iii) With respect to Property Contracts assumed by Purchaser in accordance with this Agreement, (1) Seller shall be credited for sums prepaid by Seller under the Property Contracts, (2) Purchaser shall be credited for any amounts under the Property Contracts which as of Closing are due or accrued and relate to the period prior to Closing and (3) Purchaser and Seller shall prorate any amounts prepaid by the counterparty to any Property Contract (including, without limitation, prepaid bonuses or decorating allowances paid to Seller with respect to laundry or other similar ancillary agreements) over the term of the Property Contract.

(iv) Seller shall perform, or cause to be performed, an accounting of cash on hand at the Property (i.e., in-house banks and petty cash, including till money, and, to the extent same are the property of Seller, vending machines and pay telephones) in the presence of a representative of Purchaser and Purchaser shall retain such amounts and Seller shall be credited with a like amount at Closing.

(v) All tour and travel agent commissions paid prior to Closing by Seller in respect of Bookings relating to a period after the Closing shall be credited to Seller at Closing. All advance deposits received by Seller prior to Closing in respect of Bookings relating to a period after the Closing shall be credited to Purchaser at Closing. Purchaser shall have no obligation to honor any reward stays occurring after Closing and accordingly Purchaser shall receive no credit for any such reward stay it elects to honor after Closing.

(vi) All accrued compensation (including without limitation, accrued severance and vacation benefits and any other benefits) payable to Transferred Employees and Bargaining Unit Employees (including, without limitation, compensation and benefits provided for under the Union Contract with respect to employees covered by the Union Contract) and any applicable employment and withholding taxes of such employees, attributable to the period prior to Closing, shall be credited to Purchaser.

(vii) To the extent that with respect to electricity, telephone, television, gas, water and sewer services which are metered and other utilities, Seller shall use reasonable efforts to have the respective companies providing such utilities read the meters on or immediately prior to the Cut-Off Time. Seller shall be responsible for all charges based on such final meter readings and Purchaser shall be responsible for all charges thereafter. To the extent such meters are not read and final bills rendered as of the Cut-Off Time, such charges with respect to the Property shall be prorated effective as of the Cut-Off Time utilizing an estimate of such charges reasonably approved by both Purchaser and Seller based on prior utility bills, unless Seller elects to close its own applicable account as of the Cut-Off Time, in which event Purchaser shall open its own account as of the Closing Date and the respective charges shall not be prorated, and, if Seller does not close its own applicable account, any deposits or credits with respect to the foregoing services will be credited to Seller if Purchaser receives full credit therefor from the utility. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual rate for the billing period in which the date of Closing falls, and Seller, or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment.

(viii) Seller shall be responsible for all condominium charges, including without limitation Common Charges and Special Assessments, if any (as such terms are defined in the Condominium Documents) and such other charges as may be due under the Condominium Documents (collectively, the “Condominium Charges”), in respect of the Essex House Condominium that are allocable to any period prior to the Closing Date and Purchaser shall be responsible for all such Condominium Charges allocable to any period from and after the Closing Date. If any such Condominium Charges relating to the period prior to the Closing are paid in installments, then Seller shall pay on or before the Closing Date any remaining installments with respect to such Condominium Charges that are allocable to any period prior to the Closing Date and same shall be adjusted between Seller and Purchaser as of the Cut-Off Time. Seller and Purchaser agree that to the extent the actual Condominium Charges differ from the amount so apportioned at Closing, the parties hereto will within thirty (30) days after receipt of a request from Purchaser or Seller, as applicable, make all necessary adjustments by appropriate payments between themselves promptly following the Closing.

(ix) As of the date hereof the balance of the FF&E reserve held for Seller’s benefit for the Hotel-Related Units is $7,065,390.25 (the “FF&E Balance”). At Closing, Purchaser shall receive a credit in an amount equal to the FF&E Balance on the date hereof. Notwithstanding the foregoing, between the date hereof through and including the Closing Date, Seller may use any portion of the FF&E Balance or increase the FF&E Balance; provided, however, (x) no increase in the FF&E Balance over the FF&E Balance on the date hereof shall be credited to Purchaser at Closing and (y) no reduction in the FF&E Balance below the FF&E Balance on the date hereof shall result in a credit to Purchaser at Closing of less than the FF&E Balance on the date hereof.

Representatives of Seller and Purchaser shall make such inventories, examinations and audits of Seller, and of the books and records of Seller, as may be necessary to make the adjustments and prorations required under this Agreement. Prior to Closing, representatives of Purchaser and Seller shall jointly prepare a statement (the “Preliminary Closing Statement”) based upon such preliminary inventories, audits and examinations which will show the net amount due to Seller or Purchaser as the result thereof, and that net amount will be added to, or deducted from, the Purchase Price. Within ninety (90) days following the Closing, representatives of Purchaser and Seller shall prepare a revised statement (the “Final Closing Statement”, and together with the Preliminary Closing Statement, collectively, the “Closing Statements”) setting forth the final determination of all items to be included in the Closing Statements, and any necessary payment shall be made within thirty (30) days after completion of such Final Closing Statement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. The provisions of this Section 8.4 shall survive the Closing for a period of twelve (12) months and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

Purchaser and Seller acknowledge and agree that, except as otherwise expressly provided herein, the purpose and intent of the provisions set forth in this Section 8.4 and elsewhere in this Agreement as to prorations and apportionments is that Seller shall bear all expenses of the ownership and operation of the Property (for which buyers and sellers of hotels in The City of New York would customarily prorate or apportion) and shall receive all income therefrom accruing through the Cut-Off Time and Purchaser shall bear all such expenses and receive all income accruing thereafter. Any revenues and/or expenses affecting the Property that are not otherwise specifically addressed in Section 8.4(b) shall be apportioned consistently with the foregoing provisions. Purchaser and Seller further acknowledge and agree that the apportionments as to the Hotel-Related Units in this Section 8.4(b) shall be prepared, to the extent applicable, in accordance with the current edition of the Uniform System of Accounts for Hotels of the Hotel Association of New York City, Inc., as adopted by the American Hotel Association of the United States and Canada.

8.5 Guest Ledger Receivables. Seller shall receive a credit for fifty percent (50%) of all guest ledger receivables for guest room rates and applicable taxes from transient guests then in occupancy for their then period of occupancy, as of 11:59 p.m. on the day preceding the Closing (the “Cut-Off Time”) and the other fifty percent (50%) of such guest room rates and applicable taxes shall belong to Purchaser. Other guest ledger receivables before the Cut-Off Time shall belong one hundred percent (100%) to Seller. All guest ledger receivables after the Cut-Off Time shall belong one hundred percent (100%) to Purchaser. Seller shall also receive such income and shall be charged the expenses attributable to any other revenue sources at the Hotel-Related Units, including, without limitation, telephone, parking, restaurant and bar revenue, until the Cut-Off Time, and Purchaser shall receive a credit for the income and expenses attributable to such other revenue sources which remain open after the Cut-Off Time.

8.6 Other Receivables. All Miscellaneous Accounts Receivable of Seller shall remain Seller’s property. Purchaser shall cooperate, at Seller’s expense, with Seller’s efforts (using Purchaser’s commercially reasonable efforts, but provided that Purchaser shall not be required to institute any litigation or to spend any money or incur any expense in order to do so) to collect Seller’s Miscellaneous Accounts Receivable after Closing, and Purchaser shall deliver any amounts due to Seller with respect to any such accounts receivable in accordance with the provisions hereof less Purchaser’s reasonable third party collection costs, if any. Any collections shall be applied first to the newest outstanding invoice, unless (a) such invoice is in dispute, in which case, subject to clause (b) below, the collection shall be applied to the next newest invoice not in dispute, or (b) the payor has designated the invoice against which the collection should be applied, in which case, such collection shall be applied to the invoice so designated. For a period of one (1) year after Closing, Seller shall be entitled to reasonable access, on the basis of not more than once per calendar quarter, to Purchaser’s management employees and accountants, as well as all relevant records and working papers prepared by or for Purchaser, to aid in Seller’s collection of its Miscellaneous Accounts Receivable and Seller shall have the right to audit Purchaser’s books and records with respect thereto. If, at the conclusion of any such audit, Seller’s audit reveals that Purchaser collected and retained the benefit of any of Seller’s accounts receivable, Purchaser shall remit such amount to Seller upon demand. Should Purchaser disagree with the results of Seller’s audit, Seller and Purchaser shall refer the matter to a mutually acceptable independent certified public accountant, who shall work in good faith with Seller and Purchaser to resolve the dispute. The fees and costs of such independent accountant to which such dispute is referred shall be borne by the unsuccessful party and shall be shared pro rata to the extent each party is unsuccessful as determined by such independent certified public account, whose decision shall be final and binding. For the purpose of this Agreement, “Miscellaneous Accounts Receivable” shall mean all accounts receivable other than the guest ledger receivables, rentals and charges described in Sections 8.4 and 8.5. All account receivable amounts payable to Seller under this Agreement shall be paid by Purchaser within thirty (30) days of Purchaser’s receipt thereof. In addition, the parties shall cooperate with each other and conduct a true-up accounting on or about the one hundred eightieth (180th) day and again on or about the three hundred sixtieth (360th) day after the Closing Date in order to true-up any amounts owed.

8.7 Insurance Premiums. Subject to Section 5.1, the Insurance Policies shall not be assigned to Purchaser, and there shall be no apportionment with respect to any insurance premiums due thereunder.

8.8 Unredeemed Gift Items.

(a) From and after the Closing Date, Purchaser shall honor all Gift Cards and Certificates that have not been redeemed as of the Closing Date at their full value. At Closing, Purchaser shall be credited for seventy percent (70%) of the first $25,000 of the Gift Cards and Certificates that have not been redeemed as of the Closing Date and one hundred percent (100%) of any additional Gift Cards and Certificates that have not been redeemed as of the Closing Date.

(b) From and after the Closing Date, Purchaser shall honor all Comp Letters that have not expired or been redeemed as of the Closing Date. At Closing, Purchaser shall be credited for seventy percent (70%) of the Comp Letters that have not expired or been redeemed as of the Closing Date which credit shall be equal to seventy percent (70%) of the value of the Comp Letters as set forth on Exhibit 6.1(aa).

8.9 Records. For a period of three (3) years following the Closing Date, Purchaser shall retain, and allow Seller and its representatives reasonable access once per quarter to review, all documents relating to the Property for the period of Seller’s ownership or operation thereof reasonably requested by Seller and which Seller was not able to copy prior to the Closing, provided, that any such review shall take place at the Property or such other site in New York City as designated by Purchaser and in the presence of a representative of Purchaser. The provisions of this Section 8.9 shall survive the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

8.10 Notice to Tenants under the Leases. Seller covenants and agrees to execute, at the Closing, a written notice of the acquisition of the Property by Purchaser for transmittal to each Tenant under a Lease and properly addressed to such Tenant. Such notice shall be prepared by Seller in the form attached hereto as Exhibit 8.8 or as otherwise required pursuant to the terms of the applicable Lease, shall notify such Tenant of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Purchaser agrees to transmit or otherwise deliver such letter to such Tenant, with a copy thereof to Seller, promptly after such Closing.

8.11 Branded Inventory, Supplies and Materials. From the Closing until the sixtieth (60th) day following the Closing Date, Purchaser shall be permitted to use any Jumeirah branded inventory, supplies and materials transferred to Purchaser pursuant to this Agreement; provided, however, such inventory, supplies and materials shall be used solely in connection with the operation of the Hotel-Related Units and shall not be used or discarded in a manner that is disparaging to the Jumeirah brand or brings about liabilities to Hotel Manager or its Affiliates.

8.12 Liquor Inventory. Seller shall receive a credit at Closing for Seller’s unopened inventory of liquor on the Closing Date. Such credit shall be calculated at fifty percent (50%) of the unit cost of each unopened bottle of liquor.

9. Real Estate Commissions. If and when, but only if and when, the Closing is completed and the Purchase Price is paid in full, Seller shall be obligated to pay a real estate commission and/or brokerage fee to Broker pursuant to a separate agreement between Seller and Broker. Such commissions shall be paid in full at the Closing. Purchaser shall have no obligation whatsoever to make any payment to Broker in connection with the purchase and sale of the Property. Seller and Purchaser represent and warrant to each other that no other brokerage fee or real estate commission is or shall be due or owing to any party other than Broker in connection with this transaction based on any action or contact by such party, and Seller and Purchaser hereby agree to indemnify, defend and hold harmless the other from any and all loss, liability, claim, cause of action, damage, cost or other expense of any nature whatsoever, including, without limitation, attorneys’ fees and expenses (but only to the extent reasonable), resulting from a breach of such representation and warranty. The provisions of this Section 9 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement.

10. Termination And Default.

10.1 Termination by Purchaser. If this Agreement is terminated by Purchaser pursuant to its rights to terminate as expressly provided elsewhere in this Agreement or if a condition to Purchaser’s obligation to close in accordance with the terms of this Agreement is not satisfied or waived, then the Deposit shall, in accordance with the procedures set forth in Section 13, promptly be returned to Purchaser by Escrow Agent and, except as provided for in Section 10.3 or elsewhere in this Agreement, Purchaser and Seller shall have no further obligations or liabilities hereunder.

10.2 PURCHASER’S DEFAULT; LIQUIDATED DAMAGES – DEPOSIT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE CLOSING AND THE TRANSACTION CONTEMPLATED HEREBY ARE NOT CONSUMMATED AS RESULT OF PURCHASER’S DEFAULT HEREUNDER, WHICH DEFAULT IS NOT CURED WITHIN TEN (10) BUSINESS DAYS AFTER NOTICE FROM SELLER IN THE CASE OF A MONETARY DEFAULT (PROVIDED THE FOREGOING NOTICE AND CURE PERIOD SHALL NOT APPLY TO PURCHASER’S FAILURE TO MAKE THE DEPOSIT AS AND WHEN REQUIRED PURSUANT TO SECTION 2(a)(i)) OR PRIOR TO CLOSING IN THE CASE OF ANY NON-MONETARY DEFAULT (PROVIDED THAT IN NO EVENT SHALL THE FOREGOING OF THIS SECTION 10.2 BE DEEMED TO OPERATE AS AN EXTENSION OF THE CLOSING DATE AND ANY CURE PERIOD GRANTED TO PURCHASER HEREUNDER FOR A MONETARY DEFAULT OR A NON-MONETARY DEFAULT (WHETHER OR NOT NOTICE OF SAME IS GIVEN TO PURCHASER) THAT WOULD EXTEND PAST THE CLOSING DATE SHALL BE AUTOMATICALLY SHORTENED TO EXPIRE AS OF THE TIME AND DATE SET FOR CLOSING IN ACCORDANCE WITH SECTION 8.1(a)), AND PROVIDED THAT ALL CONDITIONS TO PURCHASER’S OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS HEREIN CONTEMPLATED EITHER HAVE BEEN SATISFIED OR SELLER DEMONSTRATES THAT THE SAME WOULD HAVE BEEN SATISFIED BUT FOR PURCHASER’S DEFAULT, SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AS SELLER’S LIQUIDATED DAMAGES AND SUCH AMOUNT SHALL, SUBJECT TO THE

PROCEDURES SET FORTH IN SECTION 13, PROMPTLY BE PAID TO SELLER BY ESCROW AGENT AND NEITHER PARTY SHALL HAVE ANY FURTHER OBLIGATIONS HEREUNDER TO THE OTHER OR ANY RIGHT TO ANY OTHER REMEDIES AGAINST THE OTHER. SELLER HEREBY WAIVES ITS RIGHT TO COLLECT ALL OTHER DAMAGES, RIGHTS AND REMEDIES, AND AGREES THAT THE FOREGOING SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF ANY DEFAULT BY PURCHASER HEREUNDER. THE PARTIES AGREE THAT IT WOULD BE EXTREMELY IMPRACTICABLE AND DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SELLER AS A RESULT OF PURCHASER’S DEFAULT HEREUNDER, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EXECUTION DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH DEFAULT, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLER’S RIGHTS AND PURCHASER’S INDEMNITY OBLIGATIONS UNDER SECTIONs 4.1(a) OR 11.7 OF THIS AGREEMENT.

10.3 Seller’s Default. In the event the Closing and the transaction contemplated hereby is not consummated as a result of Seller’s default hereunder, Purchaser may, at its election and as its sole and exclusive remedy at law or in equity, either (a) terminate this Agreement by giving written notice to Seller, in which case the Deposit shall, subject to the procedures set forth in Section 13, promptly be returned to Purchaser by Escrow Agent, and Seller shall pay Purchaser on demand an amount equal to Purchaser’s out-of-pocket costs and expenses for Purchaser’s diligence, entering into this Agreement, undertaking efforts to close and matters relating to all of the foregoing, not to exceed $300,000 in the aggregate; or (b) sue for specific performance of this Agreement and file a lis pendens in connection therewith, provided that (i) all conditions to Seller’s obligation to consummate the transactions herein contemplated shall have been satisfied or Purchaser demonstrates that the same would have been satisfied but for Seller’s default and (ii) Purchaser shall have commenced such suit within sixty (60) days following the later of the Closing Date and the date on which the period for Seller’s cure has lapsed in accordance with clause (x) of this Section 10.3. Purchaser hereby waives its right to collect all other damages, rights and remedies, and agrees that the foregoing shall be Purchaser’s sole and exclusive remedy in the event of any default by Seller hereunder, provided, however, the foregoing waiver in this sentence shall not apply in the event Seller has defaulted in its obligation to transfer the Real Property to Purchaser and Purchaser is unable to obtain specific performance because Seller has transferred the Real Property to a third party that is not an Affiliate of Purchaser. Seller shall not be considered to be in default for purposes of this Section 10.3 (x) unless Seller has failed to cure such default for a period of thirty (30) days after written notice thereof from Purchaser; provided that if such failure cannot be cured with reasonable diligence within such thirty (30) day period, then such thirty (30) day period shall be extended for an additional sixty (60) days and (y) by reason of Seller’s failure to comply with any deliveries or conditions to Closing where such deliveries or conditions require the performance by third parties. The terms and provisions of this Section 10.3 shall not waive or affect Purchaser’s rights and Seller’s indemnity obligations under other sections of this Agreement.

10.4 Break Up Fee. Notwithstanding anything to the contrary in this Agreement, if: (a) prior to Closing, or prior to or during the exercise of any remedy afforded to Purchaser hereunder Seller files a voluntary petition or has a petition filed against it under Chapter 7 or Chapter 11 of Title 11 of the United States Code, and (b) Purchaser is prevented by the Bankruptcy Court overseeing the estate from consummating the purchase of the Property for the Purchase Price contemplated in Section 2 of this Agreement prior to the date that is one hundred twenty (120) days following the scheduled Closing Date, then Seller shall pay to Purchaser a fee (the “Break Up Fee”) on demand in the amount of Twenty Million and No/100 Dollars ($20,000,000).

10.5 Survival. The provisions of this Section 10 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement.

11. Employment and Employee Benefit Matters.

11.1 Bargaining Unit Employees. Seller shall assign and Purchaser shall assume, and cause its hotel manager, if any, to assume, the Union Contract in accordance with its terms. Seller shall deliver, as and when required under the Union Contract, any notices required thereunder in connection with the transactions contemplated hereby (and shall concurrently provide a copy of such notices to Purchaser). Seller shall retain all liabilities and obligations (a) related to any Bargaining Unit Employees incurred in connection with their employment with Seller or with any management company retained to provide services at the Property, including, but not limited to, all severance and related costs incurred in connection with the termination of a Bargaining Unit Employee’s employment with the Seller or with any management company retained to provide services at the Property, and (b) arising or accruing under the Union Contract and the Union Benefit Plans or any other agreement or predecessor agreement or plan with any labor union or labor organization arising on or prior to the Closing Date. Seller shall make available to Purchaser, for interview by Purchaser, all Bargaining Unit Employees (to the extent permitted under the Union Contract) and Non-Bargaining Unit Employees at the Property. In accordance with Article 59 of the Union Contract, Purchaser agrees to retain all current bargaining unit employees subject to the terms of the Union Contract and applicable law. Seller shall be responsible for amounts and benefits payable or accrued under the Union Contract as of the Closing Date, including, but not limited to, any accrued but unpaid wages, vacation or other accrued compensation, benefits or contributions (such liability to survive the Closing); provided, however, that Seller receives an invoice for such amounts no later than six (6) months after the Closing, or in the case of amounts unknown as of that time, as soon thereafter as reasonably practicable under the applicable circumstances. For purposes of this Agreement, the “Union Contract” shall mean the collective bargaining agreement with respect to the Hotel-Related Units, as more particularly described in the Inspection Agreement. “Bargaining Unit Employees” shall mean all employees of Seller, or any management company retained to provide services at the Property, who work at the Hotel-Related Units and are covered by the Union Contract. “Union Benefit Plans” shall mean all Employee Benefit Plans required to be contributed to as set forth in the Union Contract, except for any 401(k) plan, and, including, without limitation, all Multiemployer Plans. Seller also agrees to comply with its obligations under any collective bargaining agreement or applicable labor law with respect to the transaction contemplated by this Agreement, including, but not limited to, any applicable duty to bargain with or requirement of notification to any union regarding this sale.

11.2 Non-Bargaining Unit Employees.

(a) At least ten (10) days prior to the Closing, Purchaser or a designee of Purchaser shall make a written offer of employment to such number of Non-Bargaining Unit Employees as will avoid triggering liability under the Worker Adjustment and Retraining Notification Act, or any similar state or local law (the “WARN Act”) (on such terms as Purchaser determines in its sole and absolute discretion, provided that such offers do not trigger liability under the WARN Act), all such offers to be effective upon Closing; provided, however, that all Non-Bargaining Unit Employees who, prior to Closing, accept Purchaser’s or its designee’s offer of employment (“Transferred Employees”) will be at-will unless otherwise specified in a written agreement signed by Purchaser or such designee in its sole and absolute discretion. For purposes of this Agreement, “Non-Bargaining Unit Employees” shall mean all employees of Seller or Seller’s Affiliates or any management company retained to provide services at the Property who work at the Hotel Unit and are not covered by the Union Contract. Except as hereinafter provided in this Section 11.2, Seller shall be solely responsible for all liabilities related to any Non-Bargaining Unit Employees, who are not Transferred Employees, incurred on or prior to the Closing in connection with their employment at the Property, including, but not limited to, all severance and related costs and all amounts and benefits accrued with respect to the Transferred Employees as of the Closing Date, including, but not limited to, any accrued but unpaid wages, vacation, sick days, personal time off or other accrued compensation or benefits (such liability to survive the Closing). As of the Closing, and to the extent Purchaser receives a credit therefor, Purchaser will assume and discharge any obligation with respect to the accrued but unused vacation of Transferred Employees. Purchaser shall be solely responsible for any and all obligations incurred with respect to Transferred Employees after the Closing.

(b) Seller shall be responsible for perpetuating the group health plan continuation coverage pursuant to Code section 4980B and ERISA sections 601 through 609 for all employees of Seller or Seller’s Affiliates, or any management company retained to provide services at the Property who work at the Hotel Unit, and their eligible spouses and dependents, including providing all required notices with respect to any “qualifying event” (within the meaning of Code section 4980B) occurring in connection with this transaction or on or before the Closing Date. Seller shall indemnify and hold Purchaser, its designee, Purchaser’s Affiliates, the Purchaser Parties and any ERISA Affiliate of Purchaser or its designee harmless for any liability Purchaser, its designee, Purchaser’s Affiliates, the Purchaser Parties or any ERISA Affiliate of Purchaser or its designee incurs at any time on or after the Closing Date under the provisions of

Code section 4980B or ERISA sections 601 through 609 with respect to providing COBRA notices or group health plan coverage to any such employees, or a dependent or spouse of any such employee, who had or has a “qualifying event” (within the meaning of Code section 4980B) in connection with this transaction or on or before the Closing Date.

11.3 WARN Act. Prior to the Closing Date, Seller and its Affiliates shall refrain from engaging in any “mass layoff” or “plant closing,” as defined in the WARN Act, of employees working at the Hotel Unit. Purchaser agrees that Purchaser shall be solely liable and responsible for any and all damages which may be claimed or be payable by reason of, or arising out of, or resulting from the application of the WARN Act in connection with the termination of any employees after the Closing or the termination of any employees by Seller pursuant to Purchaser’s request.

11.4 Indemnification.

(a) Purchaser agrees to indemnify, defend and hold Seller, Seller’s Affiliates, and the Seller Parties and any Person that, together with such party, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder (“ERISA Affiliate”) harmless from and against any and all damages which any of them may sustain by reason of, or arising out of, or resulting from Purchaser’s failure to discharge any of the obligations and liabilities of Purchaser under Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6 and 11.7 of this Agreement.

(b) Seller agrees to indemnify, defend and hold Purchaser, Purchaser’s Affiliates, the Purchaser Parties and any ERISA Affiliate harmless from and against any and all damages which any of them may sustain by reason of, or arising out of, or resulting from Seller’s failure to discharge any of the obligations and liabilities of Seller under Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6 and 11.7 of this Agreement.

11.5 Sale of Assets – ERISA.

(a) Upon the Closing, Purchaser, an Affiliate of Purchaser, Purchaser’s designated management company or other designee shall during the Surety Period (defined below) make contributions to each and every Union Benefit Plan that is a pension plan (“Union Pension Plan”) with respect to the operations of the Hotel-Related Units for substantially the same number of contribution base units for which Seller has an obligation to contribute with respect to each such Union Pension Plan immediately prior to the Closing; provided, however, such undertaking shall not render Purchaser liable for any contributions to any Union Benefit Plan or Union Pension Plan arising or relating to the period of time prior to Closing. Purchaser agrees to cooperate with Seller to comply with Section 4204 of ERISA, including, without limitation, to either (i) provide to the Union Pension Plan, for a period (the “Surety Period”) of five consecutive plan years commencing with the first plan year beginning after the Closing Date, either a bond issued by a surety company that is an acceptable surety for purposes of Section 412 of ERISA (with Purchaser to be the sole obligor thereunder) or an amount held in escrow (such bond or escrow, a “Surety Instrument”) by a bank or similar financial institution satisfactory to each Union Pension Plan in an amount equal to the greater of (A) the average annual contribution that Seller was required to make under the Multiemployer Plan with respect to the operations of the Hotel-Related Units for the three plan years immediately preceding the plan year in which the Closing Date occurs, or (B) the annual contribution that Seller was required to make under the Union Pension Plan with respect to the operations of the Hotel-Related Units for the last plan year immediately preceding the plan year in which the Closing Date occurs; or (ii) timely make a sufficient request for a variance from the bond or escrow requirement of ERISA Section 4204(a)(I)(B) in accordance with the regulations under ERISA. If Purchaser requests a variance in accordance with this Section and the request is denied, Purchaser shall provide the bond or amount in escrow in accordance with Section 11.5(a)(i) within the time limit necessary to satisfy Section 4204 of ERISA. The full cost of such Surety Instrument shall be borne by Purchaser and shall be in addition to all amounts due Seller under this Agreement. Unless waived by the Union Pension Plan sponsor, Seller recognizes its secondary liability to the Union Benefit Plan for withdrawal liability it might have incurred but for application of this Agreement and Section 4204 of ERISA in the event Purchaser should withdraw from the Union Benefit Plan or fails to make any contribution when due to the Union

Benefit Plan. Purchaser and Seller shall cooperate in taking such steps and executing such documents as are necessary to carry out the provisions of this Section 11.5 , or to otherwise qualify the instant sale under the provisions of Section 4204 of ERISA so that a complete or partial withdrawal within the meaning of Section 4201 of ERISA shall not thereby occur. Purchaser shall notify Seller of any event which might cause Seller to have any obligation to the Union Benefit Plan or Purchaser described in this Section 11.5 and, in addition, Purchaser shall timely notify and deliver to Seller all documentation relating to any claim of withdrawal liability (but in no event shall Purchaser deliver to Seller any Notice and Demand for Payment described in Section 4219 of ERISA later than thirty (30) days after its receipt by Purchaser) and Purchaser shall consult with Seller and afford Seller an opportunity to assert defenses to any such claims for withdrawal liabilities. Seller reserves the right to pay any claim for withdrawal liability in full and to collect thereafter from Purchaser any of the withdrawal liability that is attributable to Purchaser on account of Purchaser’s participation in the Union Benefit Plan after the Closing Date. If, at any time a bond is required for any of the Union Pension Plans pursuant to Section 4204(a)(3) of ERISA, Seller at Seller’s sole cost and expense shall post such bond in an amount and in a form which complies with Section 4204(a)(3) or obtain a variance from such bonding requirement from the applicable Union Pension Plan or the Pension Benefit Guaranty Corporation.

(b) Upon the Closing, Purchaser shall adopt and assume all of Seller’s obligations under (including, without limitation, the obligation to make contributions to) each and every Union Benefit Plan that is a health or welfare plan (“Union Health Plan”). Purchaser agrees to make contributions to each Union Health Plan with respect to the operations of the Real Property for the amounts set forth in the Union Contract.

(c) This Section 11.5 shall be rendered null and void and of no further force and effect whatsoever if the transaction contemplated by this Agreement the sale of the Property would not constitute a withdrawal under the 1980 Multiemployer Pension Benefit Act Amendments of ERISA regardless of the above provisions which reference, and are intended to comply with, Section 4204 of ERISA, or Section 4204 of ERISA is otherwise inapplicable to the transactions contemplated by this Agreement.

11.6 Cooperation. Purchaser and Seller agree to cooperate reasonably with each other to the extent legally permissible in the defense of any claims brought by or on behalf of employees or former employees against Seller or Purchaser. Such cooperation shall include but not be limited to, providing: (i) workers compensation claims processing; (ii) access to and copying of personnel and I-9 records to the extent legally permissible; and (iii) for the availability of employees for such matters as interviews and depositions.

11.7 Release of Employee Personnel Records. No later than fifteen (15) days prior to Closing, Purchaser or an Affiliate of Purchaser shall identify to Seller, in writing, the employee personnel records that Purchaser or its Affiliate intends to access, copy, or obtain from Seller. Subject to applicable law, Seller shall permit Purchaser or its Affiliate to access or copy, or shall transfer to Purchaser or its Affiliate, as applicable, the employee personnel records so identified by Purchaser, or its Affiliate in a manner so as to preserve the confidentiality of such records. Purchaser and its Affiliates shall maintain the privacy of such records in accordance with applicable laws. Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees to indemnify, defend and hold Seller, Seller’s Affiliates and the Seller Parties harmless from and against any and all damages, which Seller may sustain at any time relating to Purchaser’s use of such records in violation of applicable law, other than Seller’s permitting access to or copying of any such employee personnel record by Purchaser. The provisions of this Section 11.6 shall survive (i) the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) the termination of this Agreement.

11.8 Third Party Rights. Nothing in this Article XI shall create any third-party beneficiary rights for the benefit of any Bargaining Unit Employees or Non-Bargaining Unit Employees.

11.9 Survival. This Article XI shall survive the Closing and shall not be deemed merged into any instrument of conveyance delivered at the Closing.

12. Miscellaneous.

12.1 Entire Agreement. This Agreement and the Inspection Agreement constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and this Agreement and the Inspection Agreement supersede all prior discussions, understandings or agreements between the parties or their respective Affiliates, each of which remains in full force and effect, shall survive the Closing Date and shall not be deemed merged into any instrument of conveyance delivered at the Closing. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

12.2 Binding On Successors and Assigns. Subject to Section 12.3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and designees.

12.3 Assignment by Purchaser. Upon notice to Seller at least three (3) Business Days prior to the Closing Date, Purchaser may assign its rights under this Agreement without Seller’s consent to any Affiliate of Purchaser, but such Affiliate shall make no further assignment of this Agreement without Seller’s prior written consent, and such Affiliate shall expressly assume all obligations of Purchaser under this Agreement. Purchaser shall provide a copy of the instrument effecting such assignment to Seller. Notwithstanding any such assignment of this Agreement by Purchaser, Purchaser shall remain jointly and severally liable under the terms of this Agreement. As used in this Agreement, (i) “Affiliate” means, with respect to a Person, any entity controlled by, controlling, or under common control with such Person, and the various uses of the word “control” mean the ability to direct the decisions or actions of the entity in question and (ii) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

12.4 Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Purchaser of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

12.5 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed under the internal laws of the State of New York, without regard to the principles of conflicts of law.

(b) The parties hereto acknowledge and agree that all disputes arising, directly or indirectly, out of or relating to this Agreement, and all actions to enforce this Agreement, shall be dealt with and adjudicated only in the state courts of the State of New York sitting in the County of New York or the Federal courts sitting in the County of New York, State of New York. The parties hereto hereby expressly and irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Agreement. To the extent permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the parties hereto in any such court.

(c) Provided that service of process is effected upon a party in one of the manners hereafter specified in this Agreement or as otherwise permitted by law, that party irrevocably waives, to the fullest extent permitted by law, and agrees not to assert, by way of motion, as a defense or otherwise, (i) any objection which it may have or may hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court as is mentioned in Section 12.5(b), (ii) any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum, or (iii) any claim that it is not personally subject to the jurisdiction of the above-named courts. Provided that service of process is effected upon a party in one of the manners specified in this Agreement or as otherwise permitted by law, that party agrees that a final non-appealable judgment of any such court of competent jurisdiction shall be conclusive and binding upon that party and may, so far as it permitted under the applicable law, be enforced in the courts of any state or any Federal court and in any other courts to the jurisdiction of which that party is subject, including, without intending any limitation as to that party, the courts of the State of New York by a suit upon such judgment and that party will not assert any defense, counterclaim, or set off in any such suit upon such judgment.

(d) The provisions of Sections 5-1401 and 5-1402 of the New York General Obligations Law are deemed incorporated into this Agreement.

(e) The parties hereto agree to execute, deliver and file all such further instruments as may be necessary under the laws of the State of New York, in order to make effective the consent of the parties hereto to jurisdiction of the courts of the State of New York sitting in the County of New York or the Federal courts sitting in the County of New York, State of New York.

(f) Provided that service is made in accordance with this Section or otherwise as permitted by law, each of Purchaser and Seller irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service (a) shall be deemed in every respect effective service of process upon Purchaser and Seller in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Purchaser and Seller.

(g) Nothing in this Agreement shall affect the right of the parties hereto to serve process in any manner permitted by law.

12.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as manual delivery of an executed counterpart hereof.

12.7 Notices. All notices, demands and other communications required or permitted hereunder shall be in writing, personally delivered or delivered by Federal Express or another nationally recognized overnight commercial courier against receipt, or sent by facsimile providing that a confirming copy is simultaneously sent by Federal Express or other nationally recognized overnight commercial courier:

if to Seller at:

DIG EH Hotel LLC

c/o Silverpeak Real Estate Partners

1330 Avenue of the Americas

Suite 1200

New York, New York 10019

Attention: Anthony Juliano

Facsimile: (212) 716-2065

with a copy to:

Morrison & Foerster LLP

1290 Avenue of the Americas

New York, New York 10104

Attention: Jeffrey J. Temple, Esq.

Facsimile: (212) 468-7900

if to Purchaser at:

c/o Strategic Hotels & Resorts, Inc.

200 West Madison Street

Suite 1700

Chicago, Illinois 60606

Attention: General Counsel

Facsimile: (312) 658-5794

and to:

Perkins Coie LLP

131 S. Dearborn Street

Suite 1700

Chicago, Illinois 60603-5559

Attention: Phillip Gordon

Facsimile: (312) 324-9600

if to Escrow Agent at:

First American Title Insurance Company

30 North LaSalle Street

Suite 2700

Chicago, Illinois 60602

Attention: James W. McIntosh

Facsimile: (312) 553-0480

Such notice shall be deemed given on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party may designate a new or additional address by written notice to the other in accordance with this Section 12.7. The inability to deliver a notice because of a changed address of which proper notice was not given shall be deemed a refusal of such notice.

12.8 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by Seller against Purchaser or Purchaser against Seller with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, attorneys’ fees and expenses (but only to the extent reasonable), whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 12.8 shall survive (i) the Closing, and shall not be deemed merged into any instrument of conveyance delivered at the Closing or (ii) earlier termination of this Agreement.

12.9 IRS Real Estate Sales Reporting. Purchaser, Seller and Escrow Agent hereby agree and acknowledge that Escrow Agent shall act as “the real estate reporting person” with respect to the transaction which is the subject of this Agreement pursuant to the Code Section 6045(e) and shall prepare, if not prepared by Seller or Purchaser, and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of the Code Section 6045(e). The Escrow Agent shall also remit to the proper authority all state and local transfer taxes required in connection with the transaction which is the subject of this Agreement. Purchaser and Seller shall reasonably cooperate in connection with such filings.

12.10 Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

12.11 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party to be charged. Without limiting the foregoing, the written consent of Escrow Agent shall not be necessary to change any provision of this Agreement that does not affect the responsibilities of Escrow Agent.

12.12 Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of, and the transactions described in, this Agreement and which are consistent with the provisions of this Agreement, and shall otherwise cooperate with the other to more fully assure to the other the performances contemplated by this Agreement. This Section 12.12 shall survive closing.

12.13 Descriptive Headings. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

12.14 Time of the Essence. Time is of the essence with respect to each of the provisions of this Agreement.

12.15 Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the State of New York.

12.16 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser, on the one hand, and Seller, on the other hand, have contributed substantially and materially to the preparation of this Agreement.

12.17 JURY TRIAL WAIVER. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER PURCHASER, ON THE ONE HAND, OR SELLER, ON THE OTHER HAND, AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.18 Survival.

(a) The terms and conditions of this Article 12 shall survive the Closing Date or termination of this Agreement. Any other obligations or liabilities of Seller or Purchaser hereunder shall survive the Closing Date or termination of this Agreement only to the extent expressly provided herein.

(b) Unless expressly stated otherwise, all terms and provisions contained herein shall not survive Closing and instead shall be deemed merged into the deed delivered at Closing.

12.19 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Purchaser or Seller does not constitute an offer by Seller or Purchaser to enter into an agreement to sell or purchase any Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Purchaser and Seller in their sole discretion is executed and delivered by each of Seller and Purchaser.

12.20 Disclosure. Each of Seller and Purchaser hereby covenants for itself and its Affiliates that prior to the Closing it shall not issue any press release or public statement with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of Seller and Purchaser (which consent shall not be unreasonably delayed or withheld); provided, however, that except as otherwise provided below no such announcement shall (i) be made unless the Closing has occurred or (ii) make any reference to the Purchase Price or other material terms of this Agreement except to the extent that the same are a matter of public record or available to the public generally. Notwithstanding anything to the contrary in the foregoing, Seller acknowledges that Purchaser is required by the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange to disclose the terms of this Agreement and Seller consents to such disclosure. Otherwise, if Seller or Purchaser is required by law to issue such a press release or public statement, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed release or statement to the other party for its review. The parties shall cooperate in good faith at and after the Closing to issue coordinated or joint press statements concerning the transaction, but nothing shall prevent either party from issuing its own press release.

12.21 Guest Baggage and Safe Deposit Boxes.

(a) Property of Guests. All baggage, parcels of property of guests or tenants being retained by Seller as security for unpaid accounts receivable shall be removed from the Property prior to the Closing (“Retained Baggage”). All other baggage, parcels or property checked or left in the care of Seller by current guests or tenants at Closing, or by those formerly staying at the Property, or others, shall be sealed and listed in an inventory prepared jointly by representatives of Seller and Purchaser on the date of the Closing and initialed and exchanged by such representatives. Possession and control of all such other baggage, parcels or property listed on such inventory shall be delivered to Purchaser at Closing and Purchaser shall be responsible from and after the Closing for the liability of all items listed in such inventory, but only in the condition actually delivered by Seller. Seller shall remain liable for any acts or omissions with respect to such baggage which occurred prior to the date of Closing as well as for claimed omissions from said inventory, and Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability therefor.

(b) Notice to Persons With Safe Deposit Boxes. On the Closing Date, Seller shall give written notices (“Seller Verification Notices”) to guests, tenants, and other persons who have safe deposit boxes at the Hotel-Related Units or who have deposited items in the house safe at the Hotel-Related Units (the “Depositors”), if any, advising them of the sale of the Property to Purchaser and requesting, within 48 hours, verification of the contents of in their safe deposit boxes and/or the house safe and either (i) removal of such contents, or (ii) if such Depositors desire to have the continued use of the safe deposit boxes and/or the house safe, the execution of a new agreement with Purchaser for such continued use. Copies of Seller’s Verification Notices shall be given to Purchaser. During said 48-hour period, each safe deposit box and/or the house safe shall be opened and the items therein recorded only in the presence of representatives of both Seller and Purchaser. If the Depositors desire to continue to use a safe deposit box and/or the house safe, Purchaser shall make arrangements for such continued use. The contents of all safe deposit boxes and/or the house safe of Depositors not responding to Seller’s Verification Notices shall be opened promptly after the expiration of the 48-hour period, but only in the presence of both Seller and Purchaser. The contents of all boxes so opened shall be listed in an inventory at the time such safe deposit boxes or house safe are opened, each such list shall be signed by the representatives of Seller and Purchaser, the keys and/or combinations to the boxes shall be delivered to Purchaser, and the boxes shall then be relocked, sealed and left in the possession of Purchaser. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any liability based on damage occurring prior to the date of Closing which is verified and recorded on the date of Closing.

13. General Escrow Provisions. The obligations and rights of Escrow Agent under this Agreement shall be subject to the following terms and conditions:

(a) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent. Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

(b) Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, or for anything which Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct, fraud or gross negligence.

(c) Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent. Escrow Agent may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

(d) If Seller shall become entitled to retain or receive the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Seller together with all interest earned thereon and if Purchaser shall become entitled to a return of the Deposit or other amount paid under this Agreement, Escrow Agent shall pay the same to Purchaser together with all interest earned thereon; provided, however, that no disbursement pursuant to this subsection shall be made by Escrow Agent until the fifth (5th) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Agent of its intention to so disburse, and disbursement made by Escrow Agent after the passage of such five (5) Business Day period shall relieve Escrow Agent from all liability in connection with such disbursement unless such disbursement is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such disbursement is objected to in writing by Seller or Purchaser within such five (5) Business Day period, then Escrow Agent shall not make such disbursement until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction. Notwithstanding anything to contrary contained herein, the five (5) Business Day requirement referred to above in this Section 13(d) shall not apply to a disbursement of the Deposit at Closing.

(e) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the funds held in escrow, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings) (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party or (iii) by written settlement between Purchaser and Seller.

(f) Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Agent (except to the extent Escrow Agent willfully disregards any provision of this Agreement to which it is bound or engages in fraudulent acts) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent, except that neither Purchaser nor Seller shall have any obligation to pay Escrow Agent any fee for escrow services hereunder.

(g) Escrow Agent in its sole discretion shall have the right to resign as the Escrow Agent under this Agreement, provided that it shall provide both Purchaser and Seller with at least thirty (30) days written notice of such resignation pursuant to the notice provisions of Section 12.7. Upon any such resignation, Escrow Agent shall transfer the Deposit and any interest earned thereon to a successor Escrow Agent jointly approved by Purchaser and Seller, whereupon the original Escrow Agent shall have no further obligation or liability whatsoever as Escrow Agent under this Agreement.

(h) The Deposit shall be invested in a money market account or federally-insured savings account selected by Purchaser and reasonably approved by Seller. The parties hereby acknowledge and agree that Federal Deposit Insurance for the Deposit, if any, is limited to a cumulative maximum amount of $250,000.00 for each individual depositor for all of the depositor’s accounts at the same or related institution. The parties further hereby acknowledge and agree that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit, are not covered at all by Federal Deposit Insurance. The parties acknowledge and agree that Escrow Agent shall have no obligation or liability with respect to insuring the Deposit or with respect to the solvency of the depository institution, or otherwise with respect to the appropriateness of the depository institution for purposes of the Deposit. Further, the parties understand that Escrow Agent assumes no responsibility for, nor will the parties hold the same liable for, any loss occurring which arises from the fact that (x) the amount of the account or accounts contemplated hereby may cause the aggregate amount of any individual depositor’s account or accounts to exceed $250,000.00, (y) that this excess amount is not insured by the Federal Deposit Insurance Corporation or (z) that Federal Deposit Insurance is not available on certain types of bank instruments.

(i) Escrow Agent may pay the Deposit into a court of competent jurisdiction upon commencement by Escrow Agent of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

(j) The rights and immunities of Escrow Agent hereunder shall apply equally to its partners, of counsel, associates, employees, Affiliates and agents.

(k) All of Escrow Agent’s obligations under this Agreement other than those in Section 12.9 shall automatically terminate upon disbursing the Deposit as set forth above.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

DIG EH HOTEL LLC, a Delaware limited liability company

By:	/s/ Gerard Hobby
Name: Gerard Hobby
Title: Director

[signatures continue on following pages]

PURCHASER:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:	/s/ Cory P. Warning
Name: Cory P. Warning
Title: Vice President

[signatures continue on following page]

RECEIPT BY ESCROW AGENT

This Agreement, fully executed by Seller and Purchaser, has been received by Escrow Agent this 13th day of August, 2012 and by its execution hereof, Escrow Agent hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to Escrow Agent in its role as escrow agent pursuant to Articles 2, 10, 12 and 13 of this Agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Deanna Wilkie
Name: Deanna Wilkie Title: Escrow Officer

[end of signatures]

JOINDER TO PURCHASE AND SALE AGREEMENT

This Joinder to Purchase and Sale Agreement (this “Joinder”) is executed by the undersigned as of the 13th day of August, 2012.

WHEREAS, the undersigned is affiliated with Seller and will benefit from Seller entering into the Purchase and Sale Agreement to which this Joinder is attached (the “Agreement”);

WHEREAS, Purchaser is not willing to enter into the Agreement with Seller unless the undersigned executes this Joinder to acknowledge its agreement to be jointly and severally liable with Seller for certain matters described below; and

WHEREAS, the undersigned desires to induce Purchaser to enter into the Agreement with Seller.

NOW THEREFORE, in consideration of the above recitals and for other good and valuable consideration, receipt and sufficient of which are hereby acknowledged, the undersigned agrees as follows:

The undersigned hereby agrees unconditionally and irrevocably to be held jointly and severally liable with Seller for Seller’s indemnity obligations as set forth in Section 6.2 of the Agreement (for the purposes of this Joinder, the “Obligations”), subject to and in accordance with the terms of Section 6.2 of the Agreement. The undersigned’s liability (or that of its successor hereunder) for such obligations and damages shall be coterminous with the liability of Seller for such matters and shall survive for so long as Seller’s liability therefor survives, as more particularly set forth in the Agreement.

In connection with this Joinder, the undersigned hereby waives and agrees not to assert or take advantage of the following defenses:

1. Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any person or entity, or revocation hereof by any person or entity, or the failure of Seller to file or enforce a claim against the estate (either in administration, bankruptcy, or any other proceeding) of any other person or entity;

2. Diligence, presentment, notice of acceptance, notice of dishonor, notice of presentment, or demand for payment of or performance of the Obligations and other suretyship defenses generally;

3. Protest and notice of dishonor or of default to the undersigned or to any other person or entity with respect to the performance of the Obligations;

4. Any action required by any statute to be taken against Seller;

5. The dissolution or termination of the existence of Seller;

6. The voluntary or involuntary liquidation, sale, or other disposition of all or substantially all of the assets of Seller;

7. The voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, assignment, composition, or readjustment of, or any similar proceeding affecting, Seller or any of Seller’s assets;

8. Until payment in full of the Obligations, any right of subrogation, indemnity or reimbursement against Seller or any right to enforce any remedy which Purchaser may have against Seller;

9. Any and all rights and defenses arising out of an election of remedies by Purchaser, even though that election of remedies might impair or destroy any right, if any, of the undersigned of subrogation, indemnity or reimbursement against Seller;

10. Any defense based upon Seller’s failure to disclose to the undersigned any information concerning Seller’s financial condition or any other circumstances bearing on Seller’s ability to pay all sums payable under or in respect of this Joinder; and

11. Any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal.

The undersigned’s liability under this Joinder is primary, direct and unconditional and may be enforced in full or in part, from time to time, after nonpayment or nonperformance of any of the Obligations by Seller, in each case without requiring Purchaser to resort to any other person or entity, including, without limitation, Seller, or any other right, remedy or collateral.

This Joinder constitutes a guaranty of payment and performance and not of collection only.

This Joinder is a continuing, absolute and unconditional guaranty of the Obligations, and liability hereunder shall in no way be affected or diminished by any renewal, extension, amendment or modification of the Agreement or any waiver of any of the provisions thereof. The undersigned agrees that any act which tolls any statute of limitations applicable to the Agreement shall similarly operate to toll the statute of limitations applicable to the undersigned’s liability under the Joinder.

At all times during the twenty-four (24) consecutive month period following the date hereof, the undersigned shall maintain a Net Worth (defined below) in excess of $25,000,000.00. For the six (6) consecutive month period immediately following the expiration of such twenty-four (24) month period, the undersigned shall maintain a Net Worth in excess of $10,000,000.00.

The undersigned shall not, at any time during the thirty (30) consecutive month period immediately following the date hereof, enter into or effectuate any transaction with any Affiliate which would reduce the Net Worth of the undersigned below the level required in the immediately preceding paragraph.

For the purposes of this Joinder, “Net Worth” shall mean, as of a given date, (i) the total assets of the undersigned as of such date less (ii) the undersigned’s total liabilities as of such date, determined in accordance with GAAP. “GAAP” shall mean generally accepted accounting principles, consistently applied. Not later than forty-five (45) days following the end of each of the first three calendar quarters, and ninety (90) days following the end of the fourth calendar quarter, the undersigned shall deliver financial statements to Purchaser confirming the undersigned’s compliance with the Net Worth requirements set forth herein. Purchaser shall have the right to audit the financial statements of the undersigned to verify such compliance. Such audits may be conducted not more frequently than one (1) time each calendar quarter and shall be performed at Purchaser’s sole cost and expense, unless the undersigned is found to be non compliant with such Net Worth requirements, in which event the undersigned shall be solely responsible for the cost of such audit.

The undersigned shall pay to Purchaser on demand any and all expenses paid or incurred by Purchaser, including, without limitation, attorneys’ fees and disbursements (but only to the extent reasonable), in connection with the enforcement of this Joinder but only if Purchaser is successful on its claim pursuant to which it is enforcing this Joinder.

The undersigned represents and warrants that (i) it has full power and authority to execute and deliver this Joinder and to perform all obligations required of it hereunder, (ii) the execution and delivery by the signer on behalf of the undersigned, and the performance by the undersigned of its obligations hereunder, have been duly and validly authorized by all necessary action by the undersigned, and (iii) this Joinder constitutes the legal, valid and binding obligations of the undersigned, and is enforceable against the undersigned in accordance with its terms.

This Joinder shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the undersigned and Purchaser.

THIS JOINDER SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS JOINDER SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND THE UNDERSIGNED (AND PURCHASER, BY ACCEPTING THIS JOINDER) HEREBY SUBMITS TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVES ANY DEFENSE BASED ON FORUM NON CONVENIENS.

THE UNDERSIGNED (AND PURCHASER, BY ACCEPTING THIS JOINDER) HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS JOINDER.

[signature page follows]

LONGWING INCORPORATED, a Delaware corporation

By:	/s/ Fadel Al Ali
Name: Fadel Al Ali
Title: Director

EXHIBIT 1.1(a)

DESCRIPTION OF HOTEL UNIT

Title No. NCS-557963-CHI2

SCHEDULE “A”

THE UNITS DESCRIBED IN SCHEDULE 1 ATTACHED HERETO, IN THE BUILDING KNOWN AS THE ESSEX HOUSE CONDOMINIUM AND BY THE STREET NUMBER 160 CENTRAL PARK SOUTH, CITY, COUNTY AND STATE OF NEW YORK, WHICH ARE THE SAME UNITS AND UNIT NUMBERS FOR SUCH UNITS ACCORDING TO THE DECLARATION ESTABLISHING A PLAN FOR CONDOMINIUM OWNERSHIP OF SAID BUILDING AND THE LAND ON WHICH IT IS ERECTED (HEREINAFTER CALLED THE “PROPERTY”) UNDER THE CONDOMINIUM ACT OF THE STATE OF NEW YORK (ARTICLE 9-B OF THE REAL PROPERTY LAW OF THE STATE OF NEW YORK), DATED 7/24/1974 AND RECORDED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, IN THE COUNTY OF NEW YORK, ON 9/27/1974 IN REEL 325 PAGE 479 AND AMENDED BY 1ST SUPPLEMENTAL DECLARATION DATED 12/8/1975 RECORDED 2/5/1976 IN REEL 361 PAGE 1526, 2ND SUPPLEMENTAL DECLARATION DATED 12/6/1977 RECORDED 2/3/1978 IN REEL 427 PAGE 1455, 3RD SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1758, 4TH SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1762, 5TH SUPPLEMENTAL DECLARATION DATED 6/12/1981 RECORDED 7/10/1981 IN REEL 573 PAGE 1461, 6TH SUPPLEMENTAL DECLARATION DATED 9/3/1981 RECORDED 9/23/1981 IN REEL 584 PAGE 8, 7TH SUPPLEMENTAL DECLARATION DATED 11/9/1981 RECORDED 11/24/1981 IN REEL 592 PAGE 1861, 8TH SUPPLEMENTAL DECLARATION DATED 1/29/1982 RECORDED 2/8/1982 IN REEL 605 PAGE 910, 9TH SUPPLEMENTAL DECLARATION DATED 4/19/1984 RECORDED 8/21/1984 IN REEL 825 PAGE 1228, 10TH SUPPLEMENTAL DECLARATION DATED 10/22/1984 RECORDED 11/15/1984 IN REEL 848 PAGE 201, 11TH SUPPLEMENTAL DECLARATION DATED 9/13/1985 RECORDED 10/30/1985 IN REEL 978 PAGE 825, 12TH SUPPLEMENTAL DECLARATION DATED 10/31/1985 RECORDED 10/31/1985 IN REEL 979 PAGE 1083 AND 13TH SUPPLEMENTAL DECLARATION DATED 12/28/94 AND RECORDED 1/13/95 IN REEL 2173 PAGE 2096, 14TH SUPPLEMENTAL DECLARATION DATED 3/31/95 RECORDED 7/14/95 IN REEL 2224 PAGE 1329, 15th SUPPLEMENTAL DECLARATION DATED 12/6/2002 RECORDED 2/25/2003 IN CRFN 2003000026521, 16TH SUPPLEMENTAL DECLARATION DATED 11/20/2006 RECORDED 1/5/2007 IN CRFN 2007000010782, 17TH SUPPLEMENTAL DECLARATION DATED 4/7/2009 RECORDED 6/3/2009 IN CRFN 2009000166673 AND CORRECTION TO 17TH SUPPLEMENTAL DECLARATION DATED 8/11/2009 RECORDED 8/19/2009 IN CRFN 2009000261899 (HEREINAFTER CALLED THE “DECLARATION”), AND DESIGNATED AS TAX LOTS (SEE SCHEDULE 1) ON THE TAX MAP OF THE REAL PROPERTY ASSESSMENT DEPARTMENT OF THE CITY OF NEW YORK FOR THE BOROUGH OF MANHATTAN AND ON THE FLOOR PLANS OF THE BUILDING CERTIFIED BY EDWARD J. HURLEY, ON THE 15TH DAY OF JUNE, 1973 AND FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK, ON THE 27TH DAY OF SEPTEMBER, 1974 AS CONDOMINIUM PLAN NO. 11, WHICH PLANS WERE SUPPLEMENTED BY REVISED PLANS CERTIFIED TO BY HURLEY AND FARINELLA, ARCHITECTS, FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK ON THE 23RD DAY OF JANUARY, 1976 AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 10/30/1985 AS CONDOMINIUM PLAN NO. 11A THROUGH 11F AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 7/14/1995 AS CONDOMINIUM PLAN NO. 11G AND AS SAID PLANS MAY HAVE BEEN FURTHER AMENDED AND SUPPLEMENTED.

TOGETHER WITH THE UNDIVIDED INTERESTS IN THE COMMON ELEMENTS OF THE PROPERTY (HEREINAFTER CALLED THE “COMMON ELEMENTS”) APPURTENANT THERETO AS SHOWN ON SCHEDULE 1 ATTACHED HERETO.

THE LAND ON WHICH THE BUILDING IS LOCATED IS DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, COUNTY, CITY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH (FORMERLY KNOWN AS 59TH STREET), DISTANT 100 FEET EASTERLY FROM THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF SEVENTH AVENUE WITH THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

RUNNING THENCE SOUTHERLY AND PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE NORTHERLY SIDE OF 58TH STREET;

THENCE EASTERLY, ALONG THE NORTHERLY SIDE OF 58TH STREET, 206 FEET 4 INCHES;

THENCE NORTHERLY AND AGAIN PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

THENCE WESTERLY ALONG THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH, 206 FEET 4 INCHES TO THE POINT OR PLACE OF BEGINNING.

THE policy to be issued under this report will insure the title to such buildings and improvements erected on the premises, which by law constitute real property.

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

Title No. NCS-557963-CHI2

SCHEDULE 1

Unit Number	Tax Lot	Percentage of Common Elements
Hotel Unit	1001	49.67063%
Commercial Unit	2001	11.51997%
2001	1610	0.26391%
1720	2025	0.27523%
1826	2032	0.18117%
1910	2035	0.06887%
1912	2036	0.10312%
1915	2037	0.11081%
26TR	2038	0.12634%
3005	2042	0.12108%
3214	2043	0.08918%

EXHIBIT 1.1(b)

DESCRIPTION OF COMMERCIAL UNIT

Title No. NCS-557963-CHI2

SCHEDULE “A”

THE UNITS DESCRIBED IN SCHEDULE 1 ATTACHED HERETO, IN THE BUILDING KNOWN AS THE ESSEX HOUSE CONDOMINIUM AND BY THE STREET NUMBER 160 CENTRAL PARK SOUTH, CITY, COUNTY AND STATE OF NEW YORK, WHICH ARE THE SAME UNITS AND UNIT NUMBERS FOR SUCH UNITS ACCORDING TO THE DECLARATION ESTABLISHING A PLAN FOR CONDOMINIUM OWNERSHIP OF SAID BUILDING AND THE LAND ON WHICH IT IS ERECTED (HEREINAFTER CALLED THE “PROPERTY”) UNDER THE CONDOMINIUM ACT OF THE STATE OF NEW YORK (ARTICLE 9-B OF THE REAL PROPERTY LAW OF THE STATE OF NEW YORK), DATED 7/24/1974 AND RECORDED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, IN THE COUNTY OF NEW YORK, ON 9/27/1974 IN REEL 325 PAGE 479 AND AMENDED BY 1ST SUPPLEMENTAL DECLARATION DATED 12/8/1975 RECORDED 2/5/1976 IN REEL 361 PAGE 1526, 2ND SUPPLEMENTAL DECLARATION DATED 12/6/1977 RECORDED 2/3/1978 IN REEL 427 PAGE 1455, 3RD SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1758, 4TH SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1762, 5TH SUPPLEMENTAL DECLARATION DATED 6/12/1981 RECORDED 7/10/1981 IN REEL 573 PAGE 1461, 6TH SUPPLEMENTAL DECLARATION DATED 9/3/1981 RECORDED 9/23/1981 IN REEL 584 PAGE 8, 7TH SUPPLEMENTAL DECLARATION DATED 11/9/1981 RECORDED 11/24/1981 IN REEL 592 PAGE 1861, 8TH SUPPLEMENTAL DECLARATION DATED 1/29/1982 RECORDED 2/8/1982 IN REEL 605 PAGE 910, 9TH SUPPLEMENTAL DECLARATION DATED 4/19/1984 RECORDED 8/21/1984 IN REEL 825 PAGE 1228, 10TH SUPPLEMENTAL DECLARATION DATED 10/22/1984 RECORDED 11/15/1984 IN REEL 848 PAGE 201, 11TH SUPPLEMENTAL DECLARATION DATED 9/13/1985 RECORDED 10/30/1985 IN REEL 978 PAGE 825, 12TH SUPPLEMENTAL DECLARATION DATED 10/31/1985 RECORDED 10/31/1985 IN REEL 979 PAGE 1083 AND 13TH SUPPLEMENTAL DECLARATION DATED 12/28/94 AND RECORDED 1/13/95 IN REEL 2173 PAGE 2096, 14TH SUPPLEMENTAL DECLARATION DATED 3/31/95 RECORDED 7/14/95 IN REEL 2224 PAGE 1329, 15th SUPPLEMENTAL DECLARATION DATED 12/6/2002 RECORDED 2/25/2003 IN CRFN 2003000026521, 16TH SUPPLEMENTAL DECLARATION DATED 11/20/2006 RECORDED 1/5/2007 IN CRFN 2007000010782, 17TH SUPPLEMENTAL DECLARATION DATED 4/7/2009 RECORDED 6/3/2009 IN CRFN 2009000166673 AND CORRECTION TO 17TH SUPPLEMENTAL DECLARATION DATED 8/11/2009 RECORDED 8/19/2009 IN CRFN 2009000261899 (HEREINAFTER CALLED THE “DECLARATION”), AND DESIGNATED AS TAX LOTS (SEE SCHEDULE 1) ON THE TAX MAP OF THE REAL PROPERTY ASSESSMENT DEPARTMENT OF THE CITY OF NEW YORK FOR THE BOROUGH OF MANHATTAN AND ON THE FLOOR PLANS OF THE BUILDING CERTIFIED BY EDWARD J. HURLEY, ON THE 15TH DAY OF JUNE, 1973 AND FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK, ON THE 27TH DAY OF SEPTEMBER, 1974 AS CONDOMINIUM PLAN NO. 11, WHICH PLANS WERE SUPPLEMENTED BY REVISED PLANS CERTIFIED TO BY HURLEY AND FARINELLA, ARCHITECTS, FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK ON THE 23RD DAY OF JANUARY, 1976 AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 10/30/1985 AS CONDOMINIUM PLAN NO. 11A THROUGH 11F AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 7/14/1995 AS CONDOMINIUM PLAN NO. 11G AND AS SAID PLANS MAY HAVE BEEN FURTHER AMENDED AND SUPPLEMENTED.

TOGETHER WITH THE UNDIVIDED INTERESTS IN THE COMMON ELEMENTS OF THE PROPERTY (HEREINAFTER CALLED THE “COMMON ELEMENTS”) APPURTENANT THERETO AS SHOWN ON SCHEDULE 1 ATTACHED HERETO.

THE LAND ON WHICH THE BUILDING IS LOCATED IS DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, COUNTY, CITY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH (FORMERLY KNOWN AS 59TH STREET), DISTANT 100 FEET EASTERLY FROM THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF SEVENTH AVENUE WITH THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

RUNNING THENCE SOUTHERLY AND PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE NORTHERLY SIDE OF 58TH STREET;

THENCE EASTERLY, ALONG THE NORTHERLY SIDE OF 58TH STREET, 206 FEET 4 INCHES;

THENCE NORTHERLY AND AGAIN PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

THENCE WESTERLY ALONG THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH, 206 FEET 4 INCHES TO THE POINT OR PLACE OF BEGINNING.

THE policy to be issued under this report will insure the title to such buildings and improvements erected on the premises, which by law constitute real property.

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

Title No. NCS-557963-CHI2

SCHEDULE 1

Unit Number	Tax Lot	Percentage of Common Elements
Hotel Unit	1001	49.67063%
Commercial Unit	2001	11.51997%
2001	1610	0.26391%
1720	2025	0.27523%
1826	2032	0.18117%
1910	2035	0.06887%
1912	2036	0.10312%
1915	2037	0.11081%
26TR	2038	0.12634%
3005	2042	0.12108%
3214	2043	0.08918%

EXHIBIT 1.1(c)

DESCRIPTION OF RESIDENTIAL UNITS

Title No. NCS-557963-CHI2

SCHEDULE “A”

THE UNITS DESCRIBED IN SCHEDULE 1 ATTACHED HERETO, IN THE BUILDING KNOWN AS THE ESSEX HOUSE CONDOMINIUM AND BY THE STREET NUMBER 160 CENTRAL PARK SOUTH, CITY, COUNTY AND STATE OF NEW YORK, WHICH ARE THE SAME UNITS AND UNIT NUMBERS FOR SUCH UNITS ACCORDING TO THE DECLARATION ESTABLISHING A PLAN FOR CONDOMINIUM OWNERSHIP OF SAID BUILDING AND THE LAND ON WHICH IT IS ERECTED (HEREINAFTER CALLED THE “PROPERTY”) UNDER THE CONDOMINIUM ACT OF THE STATE OF NEW YORK (ARTICLE 9-B OF THE REAL PROPERTY LAW OF THE STATE OF NEW YORK), DATED 7/24/1974 AND RECORDED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, IN THE COUNTY OF NEW YORK, ON 9/27/1974 IN REEL 325 PAGE 479 AND AMENDED BY 1ST SUPPLEMENTAL DECLARATION DATED 12/8/1975 RECORDED 2/5/1976 IN REEL 361 PAGE 1526, 2ND SUPPLEMENTAL DECLARATION DATED 12/6/1977 RECORDED 2/3/1978 IN REEL 427 PAGE 1455, 3RD SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1758, 4TH SUPPLEMENTAL DECLARATION DATED 12/18/1980 RECORDED 2/5/1981 IN REEL 553 PAGE 1762, 5TH SUPPLEMENTAL DECLARATION DATED 6/12/1981 RECORDED 7/10/1981 IN REEL 573 PAGE 1461, 6TH SUPPLEMENTAL DECLARATION DATED 9/3/1981 RECORDED 9/23/1981 IN REEL 584 PAGE 8, 7TH SUPPLEMENTAL DECLARATION DATED 11/9/1981 RECORDED 11/24/1981 IN REEL 592 PAGE 1861, 8TH SUPPLEMENTAL DECLARATION DATED 1/29/1982 RECORDED 2/8/1982 IN REEL 605 PAGE 910, 9TH SUPPLEMENTAL DECLARATION DATED 4/19/1984 RECORDED 8/21/1984 IN REEL 825 PAGE 1228, 10TH SUPPLEMENTAL DECLARATION DATED 10/22/1984 RECORDED 11/15/1984 IN REEL 848 PAGE 201, 11TH SUPPLEMENTAL DECLARATION DATED 9/13/1985 RECORDED 10/30/1985 IN REEL 978 PAGE 825, 12TH SUPPLEMENTAL DECLARATION DATED 10/31/1985 RECORDED 10/31/1985 IN REEL 979 PAGE 1083 AND 13TH SUPPLEMENTAL DECLARATION DATED 12/28/94 AND RECORDED 1/13/95 IN REEL 2173 PAGE 2096, 14TH SUPPLEMENTAL DECLARATION DATED 3/31/95 RECORDED 7/14/95 IN REEL 2224 PAGE 1329, 15th SUPPLEMENTAL DECLARATION DATED 12/6/2002 RECORDED 2/25/2003 IN CRFN 2003000026521, 16TH SUPPLEMENTAL DECLARATION DATED 11/20/2006 RECORDED 1/5/2007 IN CRFN 2007000010782, 17TH SUPPLEMENTAL DECLARATION DATED 4/7/2009 RECORDED 6/3/2009 IN CRFN 2009000166673 AND CORRECTION TO 17TH SUPPLEMENTAL DECLARATION DATED 8/11/2009 RECORDED 8/19/2009 IN CRFN 2009000261899 (HEREINAFTER CALLED THE “DECLARATION”), AND DESIGNATED AS TAX LOTS (SEE SCHEDULE 1) ON THE TAX MAP OF THE REAL PROPERTY ASSESSMENT DEPARTMENT OF THE CITY OF NEW YORK FOR THE BOROUGH OF MANHATTAN AND ON THE FLOOR PLANS OF THE BUILDING CERTIFIED BY EDWARD J. HURLEY, ON THE 15TH DAY OF JUNE, 1973 AND FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK, ON THE 27TH DAY OF SEPTEMBER, 1974 AS CONDOMINIUM PLAN NO. 11, WHICH PLANS WERE SUPPLEMENTED BY REVISED PLANS CERTIFIED TO BY HURLEY AND FARINELLA, ARCHITECTS, FILED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, COUNTY OF NEW YORK ON THE 23RD DAY OF JANUARY, 1976 AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 10/30/1985 AS CONDOMINIUM PLAN NO. 11A THROUGH 11F AND PLANS FILED IN THE CITY REGISTER’S OFFICE ON 7/14/1995 AS CONDOMINIUM PLAN NO. 11G AND AS SAID PLANS MAY HAVE BEEN FURTHER AMENDED AND SUPPLEMENTED.

TOGETHER WITH THE UNDIVIDED INTERESTS IN THE COMMON ELEMENTS OF THE PROPERTY (HEREINAFTER CALLED THE “COMMON ELEMENTS”) APPURTENANT THERETO AS SHOWN ON SCHEDULE 1 ATTACHED HERETO.

THE LAND ON WHICH THE BUILDING IS LOCATED IS DESCRIBED AS FOLLOWS:

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, COUNTY, CITY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH (FORMERLY KNOWN AS 59TH STREET), DISTANT 100 FEET EASTERLY FROM THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF SEVENTH AVENUE WITH THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

RUNNING THENCE SOUTHERLY AND PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE NORTHERLY SIDE OF 58TH STREET;

THENCE EASTERLY, ALONG THE NORTHERLY SIDE OF 58TH STREET, 206 FEET 4 INCHES;

THENCE NORTHERLY AND AGAIN PARALLEL WITH SEVENTH AVENUE, 200 FEET 10 INCHES TO THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH;

THENCE WESTERLY ALONG THE SOUTHERLY SIDE OF CENTRAL PARK SOUTH, 206 FEET 4 INCHES TO THE POINT OR PLACE OF BEGINNING.

THE policy to be issued under this report will insure the title to such buildings and improvements erected on the premises, which by law constitute real property.

FOR CONVEYANCING ONLY: TOGETHER with all the right, title and interest of the party of the first part, of in and to the land lying in the street in front of and adjoining said premises.

Title No. NCS-557963-CHI2

SCHEDULE 1

Unit Number	Tax Lot	Percentage of Common Elements
Hotel Unit	1001	49.67063%
Commercial Unit	2001	11.51997%
2001	1610	0.26391%
1720	2025	0.27523%
1826	2032	0.18117%
1910	2035	0.06887%
1912	2036	0.10312%
1915	2037	0.11081%
26TR	2038	0.12634%
3005	2042	0.12108%
3214	2043	0.08918%

EXHIBIT 1.2(e)

JUMEIRAH EXCLUDED PERSONALTY

ESSEX HOUSE - EXCLUDED PROPERTY
#	Property Description	Location	Comments
SERVERS
1	JEH-BES - Blackberry	JEH	Decommission from Jumeirah Exchange
2	NA-AD-01 - Active Directory	JEH	Decommission and extract the server hardware
3	JEH-TS-02 - Terminal Services	JEH	Decommission
4	BOTANICA - Exchange Front end	JEH	Decommission and extract hardware
5	NA-AD-02 - Active Directory Backup	JEH	Decommission and extract hardware
6	JEH-APP-01 - Solomon	JEH	Take historical data and backup tapes
7	JEH-EXCH - Exchange Server	JEH	Decommission and extract hardware
8	JEH-HOME-01 - File server	JEH	Extract data only
9	JEH-DELPHI - Delphi	JEH	Extract data
10	JEH-APP-03 - Sun Financials	JEH	Decommission and extract hardware
11	JEH-HIS-APP2 - Old PMS	JEH	Extract data
12	JEH-OPMS-DB - Opera DB	JEH	Extract data and leave future bookings
13	JEH-OPMS-APP - Opera APP	JEH	Decommission
14	JEH-OPMS-OXI - Opera OXI	JEH	Decommission
15	JEH-OPMS-DR - Opera Dataguard	JEH	Decommission
16	NA-RSO-01 - RSO File server	JEH	Transfer to the regional office
17	JEH-SIEM - Security logs	JEH	Decommission
18	WAN Optimizer - Riverbed network appliance	JEH	Decommission and extract hardware
19	Juniper Appliances - Firewall and VPN appliance	JEH	Decommission
20	BT MPLS network - Routers and appliances	JEH	Decommission and extract hardware

JUMEIRAH MARKETING COLLATERAL
1	Jumeirah Marketing Collateral (including but not limited to photos of the Essex House procured by and/or used by Jumeirah marketing)	Throughout the Hotel, Guest Rooms, Offices, Back-of the House, marketing

ESSEX HOUSE - EXCLUDED PROPERTY
#	Property Description	Location	Comments
FINANCIAL AND GUEST DATA
1	Jumeirah Financial Statements, Records, Documents	Finance Office & Other Offices	All documents related to Jumeirah Management of Essex House except those documents absolutely required for the operation of the Property
2	Guest credit card information	JEH

JUMEIRAH GUEST LOYALTY DATA
1	Guest loyalty data	JEH	Further to terms of the Management Agreement between DIG EH Hotel LLC and Jumeirah Hospitality & Leisure (USA) Inc.

INTELLECTUAL PROPERTY
1	Trademarks, trade names, service marks, copyrights or domain names, menus and design features belonging to Jumeirah Hospitality & Leisure (USA) Inc or Jumeirah International LLC relating to the Hotel and/or the Condominium Units and services thereat, together with all applications and rights, if any, to apply for the protection of any of the foregoing	N/A

WEBSITES
1	www.jumeirahessexhouse.com	N/A	Post closing, a statement will appear on the site stating Jumeirah no longer manages the hotel and a phone number for the new operator will be provided

ESSEX HOUSE - EXCLUDED PROPERTY
#	Property Description	Location	Comments

EMPLOYEE PERSONAL PROPERTY
1	Employee - Personal Property	Throughout the Hotel/Lockers/Offices	Pictures, paintings and other personal property brought in by employees
2	A Marque Print—Hirschfeld	Dir. Of HR Office	Personal Property - HR Director
3	Tight Rope Walker—Charcoal Drawing	Dir. Of HR Office	Personal Property - HR Director
4	Brooklyn Bridge—Photograph	Dir. Of HR Office	Personal Property - HR Director
5	Police Officer—Photograph	Dir. Of HR Office	Personal Property - HR Director
6	NYC Harbor—Print	Dir. Of HR Office	Personal Property - HR Director
7	NYC 59th Street—Print	Dir. Of HR Office	Personal Property - HR Director
8	Japanese Toys—Print	Dir. Of HR Office	Personal Property - HR Director

EXHIBIT 2.1(b)(i)

WIRING INSTRUCTIONS

First American Title Insurance Company

NCS Chicago

30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602

(312) 553-0471 (800) 333-3993 (Fax) 553-0480

WIRE TRANSFER INSTRUCTIONS

Wire to:	First American Trust, FSB
5 First American Way
Santa Ana, CA 92707
ABA Number:
Account Name:
Account Number:
	Reference:	Escrow No:
Attention:

IMPORTANT:

PLEASE REFERENCE THE ESCROW NUMBER IN THE WIRE TRANSMITTAL

EXHIBIT 4.3(h)(1)

FORM OF AFFIDAVIT OF OFFEREE

OFFEREE’S AFFIDAVIT IN SUPPORT OF NO-ACTION LETTER

ESSEX HOUSE CONDOMINIUM – PURCHASE OF HOTEL UNIT, COMMERCIAL UNIT, UNSOLD

RESIDENTIAL UNITS

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

                    , being duly sworn deposes and says upon information and belief:

1. I am the                     of                     a                     (“Offeree”). I make this affidavit (“Affidavit”) in the foregoing capacity.

2. Offeree submits this Affidavit in support of the application (the “Application”) made by DIG EH HOTEL LLC, a Delaware limited liability company (the “Offeror”), requesting the issuance of a no-action letter or similar advice (collectively, a “No-Action Letter”) in connection with the sale of the condominium units more particularly described on Schedule A annexed hereto (the “Condominium Units”), each located in the City, County and State of New York, designated in Block 1011 on the tax map of the Borough of Manhattan (the “Contemplated Transaction”).

3. Offeree is in the process of negotiating a contract of sale for the purchase of the Condominium Units with Offeror.

4. On information and belief, Offeree has been advised that Offeror is the fee owner of the Condominium Units in the property located at 160 Central Park South, New York, New York (the “Property”) in the condominium known as the “Essex House Condominium” (the “Condominium”).

5. Offeree has been advised that: (i) pursuant to the terms of an offering plan dated July 27, 1974, as amended the Property was submitted to a condominium regime pursuant to a declaration dated July 27, 1974 and recorded in the Office of the Register of the State, County and City of New York (the “City Register’s Office”) on September 27, 1974 in reel 325 and page 479, as amended by those amendments more particularly described on Schedule B annexed hereto and (ii) the building constructed on the Property contains two (2) below-grade levels and forty three (43) stories above grade (the “Building”).

6. Offeree has retained legal counsel to assist in the review of the Contemplated Transaction and has therefore been adequately represented and advised with respect to the Contemplated Transaction.

7. Offeree: (i) is fully familiar with the Property and the Condominium; and (ii) has through itself or its employees, professionals and affiliates great sophistication in real estate development and operation and has the financial wherewithal to appreciate and bear the risk of the Contemplated Transaction.

8. Offeree understands that no condominium offering literature other than as required by a No-Action Letter will be provided in connection with the Contemplated Transaction.

9. Offeree acknowledges that if the Contemplated Transaction had been effected as part of a public offering within the meaning of the New York General Business Law Article 23-A (and any regulations promulgated thereunder) (the “Article”) and not pursuant to a No-Action Letter, Offeree would be entitled to certain rights and protections of the Article with respect to certain disclosures, procedures, filings, remedies, etc. that would be applicable thereto.

10. Based upon the foregoing and as otherwise set forth in the Application, the Owner’s request for the issuance of a No-Action Letter or similar relief should be granted.

[SIGNATURE PAGE ON FOLLOWING PAGE]

OFFEREE:

By:
Name:
Title:

Sworn to before me this

            day of                     , 2012

Notary Public

SCHEDULE A

LIST OF CONDOMINIUM UNITS

Unit	tax lot
HOTEL UNIT	1001
COMMERCIAL UNIT	2001
RESIDENTIAL UNITS: 2001, 1720, 1826, 1910, 1912, 1915, 26TR, 3005 and 3214	1610, 2025, 2032, 2035, 2036, 2037, 2038, 2042, 2043

SCHEDULE B

SCHEDULE OF AMENDMENTS TO CONDOMINIUM DECLARATION

1.	The First Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1976, in Reel 361 at page 1526 (the “First Supplement”) and

2.	The Second Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 3rd day of February, 1978; in Reel 427 at page 1455 (the “Second Supplement”); and

3.	The Third Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1758 (the “Third Supplement”); and

4.	The Fourth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1762 (the “Fourth Supplement”); and

5.	The Fifth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 10th day of July, 1981, in Reel 573 at page 1461 (the “Fifth Supplement”); and

6.	The Sixth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 23rd day of September, 1981, in Reel 584 at page 8 (the “Sixth Supplement”); and

7.	The Seventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 24th day of November, 1981, in Reel 592 at page 1861 (the “Seventh Supplement”); and

8.	The Eighth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 8th day of February, 1982, in Reel 605 at page 910 (the “Eighth Supplement”); and

9.	The Ninth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 21st day of August, 1984, in Reel 825 at page 1228 (the “Ninth Supplement”); and

10.	The Tenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 15th day of November, 1984, in Reel 848 at page 201 (the “Tenth Supplement”); and

11.	The Eleventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 30th day of October, 1985, in Reel 978 at page 825 (the “Eleventh Supplement”); and

12.	The Twelfth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 31st day of October, 1985 in Reel 979 at page 1083 (the “Twelfth Supplement”); and

13.	The Thirteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 13th day of January, 1995 in Reel 2173 at page 2096 (the “Thirteenth Supplement”); and

14.	The Amended and Restated Declaration (the “Amended and Restated Declaration”) and the Fourteenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 14th day of July, 1995 in Reel 2224 at page 1329; the First Supplement through and including the Fourteenth Supplemental Declaration being hereafter collectively referred to as the “Supplements”; and

15.	The Fifteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 25th day of February, 2003 as City Register File Number (“CRFN”) 2003000026521 (the “Fifteenth Supplement”); and

16.	The Sixteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of January, 2007 as City Register File Number (“CRFN”) 2007000010782 (the “Sixteenth Supplement”); and

17.	The Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 3rd day of June, 2009 as City Register File Number (“CRFN”) 2009000166673 (the “Seventeenth Supplement”); and

18.	The Correction to Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 19th day of August, 2009 as City Register File Number (“CRFN”) 2009000261899.

EXHIBIT 4.3(h)(2)

FORM OF AFFIDAVIT OF OFFEROR

OFFEROR’S AFFIDAVIT IN SUPPORT OF NO-ACTION LETTER

ESSEX HOUSE CONDOMINIUM – SALE OF HOTEL UNIT, COMMERCIAL UNIT, UNSOLD

RESIDENTIAL UNITS

)
) ss.:
)

                    , being duly sworn, deposes and says upon information and belief:

1. I am the                     of DIG EH HOTEL LLC, a Delaware limited liability company (“Offeror”), having an office at 160 Central Park South, New York, New York. I make this affidavit (“Affidavit”) in the foregoing capacity.

2. Offeror is the fee owner of the condominium units more particularly described on Schedule A annexed hereto (the “Condominium Units”), each located in the City, County and State of New York, designated in Block 1011 on the tax map of the Borough of Manhattan.

3. Offeror is the sponsor under that certain Amended and Restated Condominium Offering Plan for the Condominium (hereinafter defined), dated as of August 18, 2006 as amended (the “Plan”).

4. Offeror submits this Affidavit in support of its application for a “No-Action Letter” (the “Application”) requesting the issuance of a no-action letter or similar advice (all referred to in this Application as a “No-Action Letter”) in connection with the sale of the Condominium Units in the condominium known as “Essex House Condominium” (the “Condominium”) having an address of 160 Central Park South, New York, New York (the “Property”).

5. In accordance with the terms of the Plan, the Property was submitted to a condominium regime pursuant to a declaration dated July 27, 1974 and recorded in the Office of the Register of the State, County and City of New York (the “City Register’s Office”) on September 27, 1974 in reel 325 and page 479, as amended by those amendments more particularly described on Schedule B annexed hereto. The building constructed on the Property contains two (2) below-grade levels and forty three (43) stories above grade (the “Building”).

6. Offeror is in the process of negotiating a contract of sale to sell the Condominium Units to                     , a                      (“Offeree”).

7. Upon the closing of sale of the Condominium Units, the Condominium Units will be owned by Offeree and Offeror will cease to have any ownership interest in the Condominium Units.

8. The Application is being filed in order to permit Offeror to sell the Condominium Units located in the Condominium as described herein.

9. Due to the sophistication of the parties involved, and the nature of the proposed transaction, it is the belief of the Applicant that:

(i) the relationship between Offeror and Offeree is of such a nature that Offeree does not require the protection of an offering plan; and

(ii) the relationship between Offeror and Offeree is such that Offeree is aware of the condition of the Condominium Units which are the subject of the proposed transaction and the requested No-Action Letter.

10. The Building has been constructed in accordance with the requirements of applicable law and the Condominium was formed in conformity with applicable law, including the New York State Condominium Act.

11. Offeror will make no transfer of the Condominium Units to members of the public unless pursuant to the procedures outlined in this Application and this Affidavit.

12. To the best of Offeror’s knowledge, neither Offeror nor any of its principals have participated, within the preceding five years, in any other Application for a no-action letter, nor have they made any other offerings which are not pursuant to an offering plan filed with the Department of Law.

[SIGNATURE PAGE ON FOLLOWING PAGE]

DIG EH HOTEL LLC

By:

Name:
Title:

Sworn to before me this

            day of                     , 2012

Notary Public

SCHEDULE A

LIST OF CONDOMINIUM UNITS

UNIT	TAX LOT
HOTEL UNIT	1001
COMMERCIAL UNIT	2001
RESIDENTIAL UNITS: 2001, 1720, 1826, 1910, 1912, 1915, 26TR, 3005 and 3214	1610, 2025, 2032, 2035, 2036, 2037, 2038, 2042, 2043

SCHEDULE B

SCHEDULE OF AMENDMENTS TO CONDOMINIUM DECLARATION

1.	The First Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1976, in Reel 361 at page 1526 (the “First Supplement”) and

2.	The Second Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 3rd day of February, 1978; in Reel 427 at page 1455 (the “Second Supplement”); and

3.	The Third Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1758 (the “Third Supplement”); and

4.	The Fourth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1762 (the “Fourth Supplement”); and

5.	The Fifth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 10th day of July, 1981, in Reel 573 at page 1461 (the “Fifth Supplement”); and

6.	The Sixth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 23rd day of September, 1981, in Reel 584 at page 8 (the “Sixth Supplement”); and

7.	The Seventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 24th day of November, 1981, in Reel 592 at page 1861 (the “Seventh Supplement”); and

8.	The Eighth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 8th day of February, 1982, in Reel 605 at page 910 (the “Eighth Supplement”); and

9.	The Ninth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 21st day of August, 1984, in Reel 825 at page 1228 (the “Ninth Supplement”); and

10.	The Tenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 15th day of November, 1984, in Reel 848 at page 201 (the “Tenth Supplement”); and

11.	The Eleventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 30th day of October, 1985, in Reel 978 at page 825 (the “Eleventh Supplement”); and

12.	The Twelfth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 31st day of October, 1985 in Reel 979 at page 1083 (the “Twelfth Supplement”); and

13.	The Thirteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 13th day of January, 1995 in Reel 2173 at page 2096 (the “Thirteenth Supplement”); and

14.	The Amended and Restated Declaration (the “Amended and Restated Declaration”) and the Fourteenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 14th day of July, 1995 in Reel 2224 at page 1329; the First Supplement through and including the Fourteenth Supplemental Declaration being hereafter collectively referred to as the “Supplements”; and

15.	The Fifteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 25th day of February, 2003 as City Register File Number (“CRFN”) 2003000026521 (the “Fifteenth Supplement”); and

16.	The Sixteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of January, 2007 as City Register File Number (“CRFN”) 2007000010782 (the “Sixteenth Supplement”); and

17.	The Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 3rd day of June, 2009 as City Register File Number (“CRFN”) 2009000166673 (the “Seventeenth Supplement”); and

18.	The Correction to Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 19th day of August, 2009 as City Register File Number (“CRFN”) 2009000261899.

EXHIBIT 4.3(j)

FORM OF REQUEST TO MORTGAGE LENDER

DIG EH HOTEL LLC

c/o Silverpeak Real Estate Partners

1330 Avenue of the Americas, Suite 1200

New York, New York 10019

VIA OVERNIGHT COURIER

August     , 2012

Berkadia Commercial Mortgage LLC

118 Welsh Road

Horsham, Pennsylvania 19044

Attention: Christie M. Robbins

Re: Essex House

Dear Ms. Robbins:

Reference is made to that certain Mortgage Loan Agreement (the “Loan Agreement”), dated as of August 9, 2007, between DIG EH Hotel LLC (“Borrower”) and UBS Real Estate Securities Inc. (“Lender”). Each initially capitalized term used herein without definition has the meaning ascribed to such term in the Loan Agreement.

In connection with Borrower’s repayment of the Loan and pursuant to Section 2.6 of the Loan Agreement, Borrower hereby requests that Lender assign the Mortgage to a lender to be designated by Borrower on a date to be designated by Borrower which date will be on or prior to the Maturity Date. Please advise whether Lender wishes for Borrower to arrange for the drafting of the documents required to effect such assignment or if Lender will arrange for such documents to be drafted.

Respectfully,

Anthony Juliano, Managing Director

Silverpeak Real Estate Partners

(Owner’s Representative for DIG EH Hotel LLC)

EXHIBIT 6.2(e)

FORM OF POST CLOSING ESCROW AGREEMENT

POST CLOSING ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Escrow Agreement”), dated the         day of                     , 2012 (the “Post Closing Escrow Agreement Effective Date”), is by and between DIG EH HOTEL, LLC, a Delaware limited liability company (“Seller”), SHR ESSEX HOUSE LLC, a Delaware limited liability company (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”).

R E C I T A L S:

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated August         , 2012 (as amended and/or assigned, “PSA”), a copy of which has been provided to Escrow Agent, Seller agreed to sell to Purchaser and Purchaser agreed to acquire from Seller, certain Property (as defined in the PSA) commonly known as The Essex House located at 160 Central Park South, New York, New York;

WHEREAS, the parties are entering into this Escrow Agreement pursuant to the provisions of the PSA and to fulfill its obligations under the PSA, Seller is depositing with the Escrow Agent pursuant to Section 6.2(e) of the PSA the sum of $7,000,000.00 (together with any interest, the “Deposit”), to be held and disbursed in accordance with the provisions of this Escrow Agreement.

NOW, THEREFORE, in consideration of Ten and No/100 ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller, Purchaser, and Escrow Agent hereby agree as follows:

1.	Upon receipt of the Deposit into Escrow Agent’s escrow account (as set forth on Exhibit A attached hereto), Escrow Agent agrees to hold the Deposit in escrow and disburse the Deposit in accordance with the terms of this Escrow Agreement.

2.	Escrow Agent shall disburse the Deposit as follows:

(a)	Escrow Agent shall promptly deliver all or any portion of the Deposit to Purchaser as directed in writing by Seller.

(b)	Escrow Agent shall promptly deliver all or any portion of the Deposit as directed by a joint direction from Seller and Purchaser.

(c)	Escrow Agent shall deliver all or any portion of the Deposit:

(i)	as directed by the Purchaser in the event that Purchaser makes a written demand therefor to Seller and Escrow Agent (a “Claims Notice”) certifying the basis of such demand pursuant to the PSA,

(ii)	in the amount claimed in the Claims Notice (the “Claimed Amount”), and

(iii)	on the fifth (5th) business day after Escrow Agent’s receipt of said Claims Notice.

(d)	Notwithstanding the forgoing provisions of Section 2(c), if Escrow Agent receives written notice from Seller with a copy to Purchaser (a “Dispute Notice”) within such five (5) business day period, stating that Seller disputes Purchaser’s right to receive the Claimed Amount and directing Escrow Agent not to make the foregoing payment, then upon receipt of a Dispute Notice, Escrow Agent shall not deliver the Claimed Amount to Purchaser, but shall instead retain it pending instruction in accordance with Section 2(a) or Section 2(b) hereof, or pursuant to a final order of a court of competent jurisdiction, or, if appropriate, interplead a portion of the Deposit equal to the Claimed Amount in a court of competent jurisdiction.

(e)

At 5:00 p.m. Central time on the tenth (10th) day following the first (1st) anniversary of the Post Closing Agreement Effective Date Escrow Agent, without need for further notice to either party shall disburse to Seller such amounts held in respect of the Claims Deposit, minus any Claimed Amount disbursed to Purchaser, and minus any amount which is subject to an outstanding dispute under a Claims Notice or Dispute Notice as of such date, any such disputed amount to be disbursed upon the written direction of the parties or pursuant to a final order of a court of competent jurisdiction.

3.	Escrow Agent shall invest the Deposit in an interest bearing F.D.I.C. insured account at a bank determined by Escrow Agent. All interest will be reported to the applicable taxing authorities and accrue for income tax purposes to the account of Seller; Seller shall be responsible for paying all taxes on any interest earned on the Deposit, which obligation shall survive the expiration of this Agreement. Seller shall provide Escrow Agent with its Federal Identification Number and shall fill out and submit a Form W-9 or W-8BEN as required by Escrow Agent.

4.	Escrow Agent may not commingle the Deposit with other funds held in any “trustees account.”

5.	In the event that a dispute shall arise as to the disposition of the Deposit or any other funds held hereunder in escrow, Escrow Agent shall have the right, at its option, to either hold the same or deposit the same with a court of competent jurisdiction pending decision of such court, and Escrow Agent shall be entitled to rely upon the decision of such court.

6.	Escrow Agent shall have no liability whatsoever arising out of or in connection with its activity as escrow agent provided it does not act in bad faith or willful disregard of the terms of this Agreement and Seller and Purchaser jointly and severally agree to indemnify and hold harmless Escrow Agent from all loss, cost, claim, damage, liability and expenses (including reasonable attorneys’ fees) which may be incurred by reason of its acting as escrow agent unless caused by Escrow Agent’s bad faith or willful disregard of the terms of this Escrow Agreement.

7.	Escrow Agent shall be entitled to rely upon any judgment, certification, demand or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein, the propriety or validity thereof, or the jurisdiction of a court issuing any such judgment. Escrow Agent may act in reliance upon (x) any instrument or signature believed to be genuine and duly authorized, and (y) advice of counsel in reference to any matter or matters connected therewith.

8.	In the event of a dispute concerning disposition of the Deposit, the party to whom the Deposit is finally awarded by a court of competent jurisdiction shall be entitled to be reimbursed by the other party for its reasonable legal fees incurred in the dispute.

9.	Notices given under this Escrow Agreement shall be given to the parties at the addresses and in the manner set forth in Section 12.7 of the PSA.

10.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Post Closing Escrow Agreement Effective Date

SELLER:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT 8.2(a)

FORM OF DEED

DEED

THIS DEED, made the 7th day of September 2012, between DIG EH HOTEL LLC, a Delaware limited liability company, having an office at c/o Silverpeak Real Estate Partners, 1330 Avenue of the Americas, Suite 1200, New York, New York 10019 (the “Grantor”) and SHR ESSEX HOUSE LLC, a Delaware limited liability company (the “Grantee”), having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606.

WITNESSETH:

WHEREAS, on the 27th day of July, 1974, Essex House Condominium Corporation, a Delaware corporation (“EHCC”), a predecessor in interest to Sponsor, executed a Declaration establishing a plan of condominium ownership to be known as the Essex House Condominium (herein so-called) covering premises located at 160 Central Park South, New York, New York, which was recorded in the Office of the Register of the City of New York, County of New York (the “Register’s Office”) on the 27th day of September, 1974, in Reel 325 at page 479 (the “Original Declaration”); and

WHEREAS, on the 8th day of December, 1975, EHCC executed a First Supplemental Declaration, which was recorded in the Register’s Office on the 5th day of February, 1976, in Reel 361 at page 1526 (the “First Supplement”); and

WHEREAS, on the 6th day of December, 1977, EHCC executed a Second Supplemental Declaration, which was recorded in the Register’s Office on the 3rd day of February, 1978, in Reel 427 at page 1455 (the “Second Supplement”); and

WHEREAS, on the 18th day of December, 1980, EHCC executed a Third Supplemental Declaration, which was recorded in the Register’s Office on the 5th day of February, 1981, in Reel 553 at page 1758 (the “Third Supplement”); and

WHEREAS, on the 18th day of December, 1980, EHCC executed a Fourth Supplemental Declaration, which was recorded in the Register’s Office on the 5th day of February, 1981, in Reel 553 at page 1762 (the “Fourth Supplement”); and

WHEREAS, on the 12th day of June, 1981, EHCC executed a Fifth Supplemental Declaration, which was recorded in the Register’s Office on the 10th day of July, 1981, in Reel 573 at page 1461 (the “Fifth Supplement”); and

WHEREAS, on the 3rd day of September, 1981, EHCC executed a Sixth Supplemental Declaration, which was recorded in the Register’s Office on the 23rd day of September, 1981, in Reel 584 at page 8 (the “Sixth Supplement”); and

WHEREAS, on the 9th day of November, 1981, EHCC executed a Seventh Supplemental Declaration, which was recorded in the Register’s Office on the 24th day of November, 1981, in Reel 592 at page 1861 (the “Seventh Supplement”); and

WHEREAS, on the 29th day of January, 1982, EHCC executed an Eighth Supplemental Declaration, which was recorded in the Register’s Office on the 8th day of February, 1982, in Reel 605 at page 910 (the “Eighth Supplement”); and

WHEREAS, on the 19th day of April, 1984, EHCC executed a Ninth Supplemental Declaration, which was recorded in the Register’s Office on the 21st day of August, 1984, in Reel 825 at page 1228 (the “Ninth Supplement”); and

WHEREAS, on the 22nd day of October, 1984, EHCC executed a Tenth Supplemental Declaration, which was recorded in the Register’s Office on the 15th day of November, 1984, in Reel 848 at page 201 (the “Tenth Supplement”); and

WHEREAS, on the 13th day of September, 1985, EHCC executed an Eleventh Supplemental Declaration, which was recorded in the Register’s Office on the 30th day of October, 1985, in Reel 978 at page 825 (the “Eleventh Supplement”); and

WHEREAS, on the 31st day of October, 1985, EHCC executed a Twelfth Supplemental Declaration, which was recorded in the Register’s Office on the 31st day of October, 1985 in Reel 979 at page 1083 (the “Twelfth Supplement”); and

WHEREAS, on the 28th day of December, 1994, the Essex House Condominium executed a Thirteenth Supplemental Declaration, which was recorded in the Register’s Office on the 13th day of January, 1995 in Reel 2173 at page 2096; and

WHEREAS, on the 31st day of March, 1995, the Essex House Condominium executed an Amended and Restated Fourteenth Supplemental Declaration, which was recorded in the Register’s Office on the 14th day of July, 1995 in Reel 2224 at page 1329 (the “Amended and Restated Fourteenth Supplement”) (the Original Declaration through and including the Amended and Restated Fourteenth Supplement, and as further amended through the Corrective Seventeenth Supplement, is hereinafter referred to as the “Amended and Restated Declaration”); and

WHEREAS, on the 25th day of February 25, 2003, the Fifteenth Supplemental Declaration dated December 6, 2002 was recorded in the Register’s Office in City Register File No. (CRFN) 2003000026521 (the “Fifteenth Supplement”); and

WHEREAS, on the 5th day of January, 2007, the Sixteenth Supplemental Declaration dated November 20, 2006 was recorded in the Register’s Office in City Register File No. (CRFN) 2007000010782 (the “Sixteenth Supplement”); and

WHEREAS, on the 3rd day of June, 2009, the Seventeenth Supplemental Declaration dated April 7, 2009 was recorded in the Register’s Office in City Register File No. (CRFN) 2009000166673 (the “Seventeenth Supplement”); and

WHEREAS, on the 19th day of August, 2009, the Correction to Seventeenth Supplemental Declaration was recorded in the Register’s Office in City Register File No. (CRFN) 2009000261899 (the “Corrective Seventeenth Supplement”).

That the Grantor, in consideration of Ten and 00/100 ($10.00) Dollars and other good and valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, the heirs or successors and assigns of the Grantee, forever:

The units described on Schedule 1 attached hereto (collectively, the “Units”) in the Amended and Restated Declaration, together with the furnishings, fixtures, and appliances therein in their existing condition, in the building (the “Building”) known as the Essex House and by the street number 160 Central Park South, Borough of Manhattan, City, County and State of New York and the land on which it is erected (the “Property”), made under the Condominium Act of the State of New York (Article 9-B of the Real Property Law of the State of New York) and designated as the Tax Lot Nos. described on Schedule 1 attached hereto in Block No. 1011 of the Borough of Manhattan on the Tax Map of the Land Records Division of the City of New York and on the floor plans of the Building certified by Brennan Beer Gorman/Architects and filed in the Register’s Office as Condominium Plan No.

11G as the same is amended, restated, or supplemented at any time. The land on which the Building is located is described as follows:

Beginning at a point on the southerly side of Central Park South (formerly known as 59th Street), distance 100 feet easterly from the corner formed by the intersection of the easterly side of Seventh Avenue with the southerly side of Central Park South; running thence southerly and parallel with Seventh Avenue, 200 feet 10 inches to the northerly side of 58th Street; thence easterly, along the northerly side of 58th Street, 206 feet 4 inches; thence northerly and again parallel with Seventh Avenue, 200 feet 10 inches to the southerly side of Central Park South; thence westerly along the southerly side of Central Park South, 206 feet 4 inches to the point or place of BEGINNING.

TOGETHER with the buildings, structures, fixtures and other improvements situated upon or being part of the Property;

TOGETHER with an undivided interest in the common elements of the Property as more particularly set forth on Schedule 1 attached hereto (the “Common Elements”);

TOGETHER with an easement for the continuance of all encroachments by the unit on any adjoining Units or Common Elements now existing as a result of construction of the Building, or which may come into existence hereafter as a result of settling or shifting of the Building, or as a result of repair or restoration of the Building or of the Units after damage or destruction by fire or other casualty, or after a taking in condemnation or eminent domain proceedings, or by reason of an alteration to the Common Elements, so that any such encroachments may remain so long as the Building shall stand;

TOGETHER with an easement in common with the owners of other units to use any pipes, wires, ducts, cables, conduits, public utility lines, and other Common Elements located in any of the other units or elsewhere on the Property, and serving the Units;

TOGETHER with the appurtenances and all the estate and rights of the Grantor in and to the Units;

TOGETHER with and subject to all easements of necessity in favor of the Units or in favor of other units or the Common Elements;

TOGETHER with an easement for the exclusive use of any terrace to which the Units have sole access;

TOGETHER with an easement, which easement shall constitute one of the Common Elements, for ingress and egress over and upon the hotel facilities areas included within the commercial unit to be retained by Grantor.

SUBJECT to easements in favor of adjoining units and in favor of the Common Elements for the continuance of all encroachments of such adjoining units or Common Elements on the Units now existing as a result of construction of the Building, or which may come into existence hereafter as a result of settling or shifting of the Building, or as a result of repair or restoration of the Building or of any adjoining unit or of the Common Elements after damage or destruction by fire or other casualty, or after a taking in condemnation or eminent domain proceedings, or by reason of an alteration to the Common Elements, so that any such encroachments may remain so long as the Building shall stand;

SUBJECT also to an easement in favor of the other units to use the pipes, wires, ducts, conduits, cables, public utility lines and other Common Elements located in the Units or elsewhere on the Property and serving such other units;

SUBJECT also to easements in favor of any unit having sole access to a terrace, for the exclusive use of such terrace;

SUBJECT also to the provisions of the Amended and Restated Declaration and of the By-Laws, as amended, of the Essex House Condominium recorded simultaneously with and as part of the Amended and Restated Declaration, as the same may be further amended from time to time by instruments recorded in the Register’s Office, which provisions, together with any amendments thereto, shall constitute covenants running with the land and shall bind any person having at any time any interest or estate in the Units, as though such provisions were recited and stipulated at length herein;

SUBJECT also to those matters listed on Schedule B attached hereto;

TO HAVE AND TO HOLD the same unto the Grantee, the heirs or successors and assigns of the Grantee, forever.

The use for which the Units is intended is for accommodation or dwelling purposes by the Grantee, Grantee’s family, guests, tenants, or employees, or as part of a full-service transient hotel operation.

The Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purposes.

The Grantor also covenants that it has not done or suffered anything whereby the Units have been encumbered in any way whatsoever.

The Grantee accepts and ratifies the provisions of the Amended and Restated Declaration and the By-Laws and the Rules and Regulations of the Essex House Condominium recorded simultaneously with and as part of the Amended and Restated Declaration and agrees to comply with all the terms and provisions thereof as the same may be amended from time to time by instruments recorded in the Register’s Office.

The terms “Grantor” and “Grantee” shall be read as “Grantors” and “Grantees” whenever the sense of this deed so requires.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Grantor and the Grantee have duly executed this deed the day and year first above written.

GRANTOR:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

GRANTEE:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On the             day of                     in the year 2012, before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On the             day of                     in the year 2012, before me, the undersigned, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE 11

DESCRIPTION OF UNITS

Unit No.	Tax Lot No.	Percentage Interest in the Common Elements
HOTEL UNIT	1001	[ ]%
COMMERCIAL UNIT	2001	[ ]%
RESIDENTIAL UNIT: 2001	1610	[ ]%
RESIDENTIAL UNIT: 1720	2025	[ ]%
RESIDENTIAL UNIT: 1826	2032	[ ]%
RESIDENTIAL UNIT: 1910	2035	[ ]%
RESIDENTIAL UNIT: 1912	2036	[ ]%
RESIDENTIAL UNIT: 1915	2037	[ ]%
RESIDENTIAL UNIT: 26TR	2038	[ ]%
RESIDENTIAL UNIT: 3005	2042	[ ]%
RESIDENTIAL UNIT: 3214	2043	[ ]%

[1]	Subject to confirmation by title company.

SCHEDULE B

PERMITTED ENCUMBRANCES

[TO BE COMPLETED IN ACCORDANCE WITH SECTION 3.2 OF THE AGREEMENT]

EXHIBIT 8.2(b)

FORM OF BILL OF SALE AND GENERAL ASSIGNMENT

BILL OF SALE AND GENERAL ASSIGNMENT

This BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is made as of this 7th day of September 2012 from DIG EH HOTEL LLC, a Delaware limited liability company, having an office at c/o Silverpeak Real Estate Partners, 1330 Avenue of the Americas, Suite 1200, New York, New York 10019 (“Seller”) to and for the benefit of SHR ESSEX HOUSE LLC, a Delaware limited liability company, having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606 (“Purchaser”).

WHEREAS, in connection with the conveyance of the condominium unit commonly known as The Essex House Hotel described on Exhibit A attached hereto (the “Real Property”), Seller hereby conveys, transfers, sets over and assigns to Purchaser all of Seller’s right, title and interest in and to all (i) furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature owned by Seller whether located at the Real Property or off-site (collectively, the “Personal Property”); (ii) intangible assets of any nature relating to the Real Property or improvements located thereon (the “Improvements”), including, without limitation, all of Seller’s right, title and interest, if any, in and to all (a) warranties and guaranties relating to the Personal Property and the Improvements, (b) all licenses, permits, development rights, and approvals relating to the Real Property and the Improvements and (c) all plans and specifications relating to the Real Property and the Improvements that are in Seller’s possession, in each case to the extent that Seller is entitled to transfer or assign the same (collectively, the “Intangible Property”); and (iii) all service, supply, and equipment rental contracts affecting or executed in connection with the Real Property and the Improvements and to the extent that Seller is entitled to assign them. Seller represents and warrants to Purchaser that Seller has not pledged, hypothecated or collaterally assigned any of the Personal Property, Intangible Property or Property Contracts and has not granted any lien, security interest or other encumbrance on any of the Personal Property, except in each case for pledges, hypothecations, collateral assignments and liens that will be released contemporaneous with this Assignment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller does hereby sell, deliver, transfer, set-over and assign unto Purchaser the Personal Property in its “AS IS” condition without express or implied warranty of any kind or nature except as expressly set forth in that certain Purchase and Sale Agreement between Seller and Purchaser dated August             , 2012 (the “Purchase Agreement”), to have and to hold the same unto Purchaser and Purchaser’s successors and assigns, forever.

Seller hereby agrees to indemnify, defend and save harmless Purchaser, its successors and assigns from and against all costs, expenses and liabilities of the owner/lessor under the Property Contracts first arising or accruing through the day immediately preceding the Closing Date, and Purchaser hereby agrees to indemnify and hold Seller, its successors and assigns harmless against all costs, expenses and liabilities of Seller under the Property Contracts arising with respect to the period from and including the Closing Date. This Assignment is made without recourse to Seller except as expressly set forth in the Purchase Agreement.

By its execution of this Assignment, Purchaser hereby accepts the assignment of the Property Contracts and assumes and agrees to perform timely and discharge all of Seller’s obligations, covenants, and agreements under the Property Contracts accruing from and after the date hereof.

This Assignment shall be governed by the laws of the State of New York.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

No modification, waiver, amendment, discharge, change or termination of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, change or termination is or may be sought.

This Assignment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Purchaser and Seller have duly executed this Assignment as of the date first above written.

SELLER:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

Property Description

EXHIBIT 8.2(c)

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of this 7th day of September 2012 (the “Effective Date”), from DIG EH HOTEL LLC, a Delaware limited liability company, having an office at c/o Silverpeak Real Estate Partners, 1330 Avenue of the Americas, Suite 1200, New York, New York 10019 (“Assignor”) to and for the benefit of SHR ESSEX HOUSE LLC, a Delaware limited liability company, having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606 (“Assignee”).

R E C I T A L S

1. Assignor is the owner of the condominium units in the building commonly known as the Jumeirah Essex House located at 160 Central Park South, New York, New York and more particularly described on Exhibit A attached hereto (together with the buildings, structures, fixtures and other improvements situated thereon or being part thereof, the “Property”).

2. Concurrently with this Assignment, Assignor is conveying the Property to Assignee in accordance with that certain Purchase and Sale Agreement between Assignor and Assignee dated as of August             , 2012 (the “Purchase Agreement”; each capitalized term used herein without definition has the meaning ascribed to such term in the Purchase Agreement).

3. Assignor is party to that certain (i) Lease of Commercial Premises, dated June 1, 2012, between Assignor, as lessor, and Danielli Fine Jewelry, as lessee (together with all amendments, modifications, supplements, extensions and related agreements, if any, thereto, the “Jewelry Lease”), and (ii) lease (the “Gift Shop Lease”; the Jewelry Lease and the Gift Shop Lease, collectively , the “Leases” and individually a “Lease”) to Abeer Corporation.

A G R E E M E N T

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers, sets over and assigns to Assignee all of Assignor’s right, title and interest in, to and under the Leases, including, without limitation, the right to receive payments due and to become due thereunder from and after the Effective Date and all rights of Assignor in and to the Tenant Deposits.

Assignor represents and warrants that it is the owner of each Lease free and clear of any claims and has not granted any lien, security interest or other encumbrance on its interest in any Lease, except for liens, security interests and other encumbrances that will be released contemporaneous with this Assignment.

Assignor hereby agrees to indemnify, defend and save harmless Assignee, its successors and assigns from and against all costs, expenses and liabilities of the lessor under each Lease arising with respect to the period before and through the day immediately preceding the Closing Date, and Assignee hereby agrees to indemnify, defend and hold Assignor, its successors and assigns harmless against all costs, expenses and liabilities of the lessor under each Lease arising with respect to the period from and including the Closing Date. It is expressly agreed that Assignor shall not be responsible to the lessee under any Lease for the discharge and performance of any and all duties and obligations hereafter accruing and to be performed and/or discharged by the lessor thereunder from and after the Effective Date, including, without limitation, any duty or obligation to return the Tenant Deposits to lessee.

By its execution of this Assignment, Assignee hereby accepts the assignment of the Leases and assumes and agrees to perform all of Assignor’s obligations, covenants, and agreements under the Leases accruing from and after the Effective Date.

This Assignment shall be governed by the laws of the State of New York.

Except as expressly set forth in the Assignment or as expressly set forth in Purchase Agreement, Assignor makes no representation or warranty in connection with this Assignment and this Assignment is made without recourse to Assignor.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

No modification, waiver, amendment, discharge, change or termination of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, change or termination is or may be sought.

This Assignment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the Effective Date.

ASSIGNOR:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

Property Description

EXHIBIT 8.2(d)

FORM OF ASSIGNMENT OF BOOKINGS AND BOOKING DEPOSITS

ASSIGNMENT OF BOOKINGS AND BOOKING DEPOSITS

THIS ASSIGNMENT OF BOOKINGS AND BOOKING DEPOSITS (this “Assignment”) is made as of this 7th day of September 2012, from DIG EH HOTEL LLC, a Delaware limited liability company, having an office at c/o Silverpeak Real Estate Partners, 1330 Avenue of the Americas, Suite 1200, New York, New York 10019 (“Assignor”) to and for the benefit of SHR ESSEX HOUSE LLC, a Delaware limited liability company, having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606 (“Assignee”).

R E C I T A L S

1. Assignor is the owner of the condominium unit commonly known as The Essex House Hotel located at 160 Central Park South, New York, New York, more particularly described in Exhibit A attached hereto and incorporated herein (the “Property”).

2. Assignor has on the date hereof (the “Closing Date”) delivered a deed to the Property to Assignee pursuant to a certain Purchase and Sale Agreement between Assignor and Assignee dated as of August             , 2012 (the “Purchase Agreement”).

3. For good and valuable consideration, Assignor has agreed to transfer and assign to Assignee all of Assignor’s right, title and interest, if any, in and to any commitments or reservations for the use of any guest rooms, banquet facilities, convention facilities or meeting rooms in the Hotel-Related Units (as defined in the Purchase Agreement) scheduled to occur on or after the date hereof (the “Bookings”), together will all deposits, if any, under the Bookings (the “Booking Deposits”).

NOW, THEREFORE, Assignor hereby transfers, sets over and assigns to Assignee as additional consideration with respect to the Purchase Agreement, all right, title and interest of Assignor in and to the Bookings, without limitation, the right to receive payments due and to become due thereunder after the Closing Date and any of Assignor’s rights in the Booking Deposits, if any, but subject to the terms of the Purchase Agreement which survive such assignment and the conveyance of the Property to Assignee.

Assignor represents and warrants that it is the owner of the Bookings free and clear of any claims except valid claims, if any, of the guests to the return of the Bookings Deposits; and

Assignor hereby agrees to indemnify, defend and save harmless Assignee, its successors and assigns from and against all costs, expenses and liabilities regarding the Bookings arising with respect to the period before and through the day immediately preceding the Closing Date, and Assignee hereby agrees to indemnify, defend and hold Assignor, its successors and assigns harmless against all costs, expenses and liabilities regarding the Bookings arising with respect to the period from and including the Closing Date. It is expressly agreed that Assignor shall not be responsible to the guests under the Bookings for the discharge and performance of any and all duties and obligations hereafter accruing and to be performed and/or discharged by the hotel from and after the date hereof, including, without limitation, Assignee’s duty and obligation to return the Booking Deposits to guests.

By its execution of this Assignment, Assignee hereby accepts the assignment of the Bookings and assumes and agrees to perform timely and discharge all of Assignor’s obligations, covenants, and agreements under the Bookings accruing from and after the date hereof.

This Assignment shall be governed by the laws of the State of New York.

Except as expressly set forth in this Assignment or as expressly set forth in the Purchase Agreement, Assignor makes no representation or warranty in connection with this Assignment and this Assignment is made without recourse to Assignor.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

No modification, waiver, amendment, discharge, change or termination of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, change or termination is or may be sought.

This Assignment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the date first above written.

ASSIGNOR:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

Property Description

EXHIBIT 8.2(e)

FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

In the United States Patent and Trademark Office

Trademark Assignment Agreement

WHEREAS, DIG EH Hotel LLC, a Delaware limited liability company, with offices at 160 Central Park South, c/o Essex House Hotel, New York, New York 10019 (“ASSIGNOR”) owns the trademark ESSEX HOUSE for hotel services (the “MARK”) and U.S. Registration No. 1750657 for the MARK (the “REGISTRATION”); and

WHEREAS, SHR ESSEX HOUSE LLC, a Delaware limited liability company, having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606 (“ASSIGNEE”), desires to acquire all of the right, title and interest of ASSIGNOR in, to and under the MARK, together with the goodwill associated therewith;

WHEREAS, ASSIGNOR and ASSIGNEE have entered into a certain Purchase and Sale Agreement dated August             , 2012, assigning, among other things, all right, title and interest in and to the MARK and in and to the REGISTRATION from ASSIGNOR to ASSIGNEE;

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration paid by ASSIGNEE to ASSIGNOR, the receipt and sufficiency of which hereby is acknowledged, ASSIGNOR does hereby sell, assign, transfer and convey unto ASSIGNEE its entire right, title and interest in and to the MARK, and to the REGISTRATION, including without limitation, all related common law rights, together with the goodwill appurtenant thereto, all rights of action resulting from prior infringement or other unauthorized use of the MARK, and all rights in any adversarial proceedings.

ASSIGNOR agrees (a) not to use or apply to register any trade name, domain name, trademark or service mark which is the same as or confusingly similar to the MARK anywhere in the world, (b) not to challenge ASSIGNEE’s use of or future application or registration of the MARK or the existing REGISTRATION; and (c) to timely execute all necessary documents to give effect to this Assignment.

IN WITNESS WHEREOF, ASSIGNOR has caused this Assignment to be duly executed by an authorized officer on this             day of             , 2012.

DIG EH HOTEL LLC, a Delaware limited liability company

By:

Name:

Title:

EXHIBIT 8.2(g)

FORM OF NOTICE TO VENDORS

DIG EH HOTEL LLC

c/o Silverpeak Real Estate Partners

1330 Avenue of the Americas, Suite 1200

New York, New York 10019

                    , 2012

CERTIFIED MAIL

Ladies and Gentlemen:

You are hereby informed that, as of the date hereof, DIG EH Hotel LLC sold the Essex House, and has assigned its interest as a party under the agreement between it, or its predecessor, and you, or your predecessor, regarding certain services, maintenance or licenses, as applicable, provided for the benefit of the Essex House, in each case to:

SHR ESSEX HOUSE LLC (the “Buyer”)

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

From and after the date hereof, you are instructed to deliver all invoices and notices under such agreement to the Buyer at the Essex House to the attention of the general manager, with a copy to the address set forth above to the attention of the general counsel .

Very truly yours, DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 8.2(i)

FORM OF FIRPTA CERTIFICATE

FIRPTA CERTIFICATE

This Certificate of Non-Foreign Status (this “Certificate”) is made as of the             day of             , 2012, by DIG HOSPITALITY SERVICES INC., a Delaware corporation (the “Transferor”).

This Certificate is made pursuant to Section 1445 of the Internal Revenue Code, which provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required on the disposition of a U.S. real property interest by the Transferor, the undersigned hereby certifies the following on behalf of the Transferor:

1. the Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. the Transferor is not a disregarded entity, as defined in Income Tax Regulations Section 1.1445-2(b)(2)(iii);

3. the Transferor’s U.S. employer identification number is 32-0153-239; and

4. the Transferor’s office address is:

c/o Silverpeak Real Estate Partners

1330 Avenue of the Americas, Suite 1200

New York, New York 10019

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this Certificate and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Name:
Title:

EXHIBIT 8.2(k)

FORM OF SELLER’S AFFIDAVIT TO TITLE COMPANY

SELLER’S AFFIDAVIT TO TITLE COMPANY

AFFIDAVIT

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

                    , being the                     of DIG EH Hotel LLC, a Delaware limited liability company (“DIG EH”), and solely in such capacity as authorized signatory of DIG EH, in consideration of                     (the “Title Company”) issuing its title insurance policy (the “Title Policy”) insuring an interest in the real estate described on Schedule A annexed to such Title Policy (the “Premises”), and being first duly sworn on oath, deposes and states to the best of my knowledge as follows:

1. That the only tenants occupying the Premises are the tenants under (i) that certain Lease of Commercial Premises, dated June 1, 2012, between DIG EH, as lessor, and Danielli Fine Jewelry, as lessee, and (ii) the lease to Abeer Corporation.

2. That no inspection fees, permit fees, elevator, sign or boiler fees, or other charges have been levied, charged, created or incurred against the Premises, that may become a tax or other lien pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York, as amended by L.L. 43, 1988 or any other section of the Law.

3. That no work has been done upon the Premises by the City of New York nor has any demand been made by the City of New York for any such work that may result in charges by the New York City Department of Emergency Services or charges by the New York City Department of Environmental Protection for water tap closings or any related work.

DIG EH HOTEL LLC

By:

Sworn to before me this

        day of             , 2012.

(Notary Public)

EXHIBIT 8.2(r)

FORM OF CONDOMINIUM ESTOPPEL

THE ESSEX HOTEL CONDOMINIUM

            , 2012

SHR ESSEX HOUSE LLC

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

Re:	Purchase and Sale Agreement between DIG EH Hotel LLC, as seller (“Seller”), and SHR Essex House LLC, as purchaser (“Purchaser”), dated as of August , 2012 (the “Purchase Agreement”).

Ladies and Gentlemen:

The Board of Managers of the Essex House Condominium (the “Condominium Board”) is writing this letter to you at your request with respect to certain matters concerning the Essex House Condominium and hereby certifies the following:

1. Attached hereto as Exhibit A is a true, complete and correct copy of (i) the Amended and Restated Declaration establishing a plan for condominium ownership of the premises known as the Essex House Condominium and located at 160 Central Park South, in the Borough of Manhattan, City, County and State of New York, pursuant to the Condominium Act of the State of New York (Article 9-B of the Real Property Law of the State of New York) dated March 31, 1995 and recorded in the Office of the City Register, New York County, on July 14, 1995 in Reel 2224 at page 1329, as amended (the “Declaration”) and (ii) the Amended and Restated By-Laws of the Essex House Condominium, as amended (together with the Declaration, the “Condominium Documents”). The Condominium Documents are in full force and effect and have not been amended or supplemented, except as set forth on Exhibit B annexed hereto. Any terms not otherwise defined herein shall have the meaning ascribed thereto in the Condominium Documents.

2. To the best of the Condominium Board’s knowledge, the Seller is not in default under the Condominium Documents.

3. Upon the resignation of Richard Siegler, Herbert Teitelbaum and Chris Mander in accordance with the Purchase Agreement, Purchaser shall have the immediate right to appoint three replacements to the Condominium Board.

4. To the best knowledge of the Condominium Board, there are no common charges due and owing by the Seller with respect to the condominium units more particularly described on Exhibit C annexed hereto (the “Units”).

5. Pursuant to the terms of the Condominium Documents, the Condominium Board has no right of first refusal with respect to the sale of the Units from Seller to Purchaser.

The Condominium Board acknowledges that you will rely on this letter in making the purchase referenced above. This letter and the information contained herein shall be for the benefit of you and your successors and assigns, and for the benefit of your lenders and their respective successors and assigns.

The undersigned is a duly appointed agent of the Condominium Board, is the incumbent in the office indicated under his name, and is duly authorized to execute this Condominium Board Estoppel Certificate.

Very truly yours,

THE BOARD OF MANAGERS OF
THE ESSEX HOUSE CONDOMINIUM

By:
Name:
Title:

EXHIBIT A

Copy of Amended and Restated Declaration and By-Laws

[see attached]

EXHIBIT B

Amendments to the Amended and Restated Declaration and By-Laws

1.	The Fifteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 25th day of February, 2003 as City Register File Number (“CRFN”) 2003000026521 (the “Fifteenth Supplement”); and

2.	The Sixteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of January, 2007 as City Register File Number (“CRFN”) 2007000010782 (the “Sixteenth Supplement”); and

3.	The Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 3rd day of June. 2009 as City Register File Number (“CRFN”) 2009000166673 (the “Seventeenth Supplement”); and

4.	The Correction to Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 19th day of August, 2009 as City Register File Number (“CRFN”) 2009000261899.

EXHIBIT C

UNITS

Unit	Tax Lot
Hotel Unit	1001
Commercial Unit	2001
Residential Units: 2001, 1720, 1826, 1910, 1912, 1915, 26TR, 3005 and 3214	1610, 2025, 2032, 2035, 2036, 2037, 2038, 2042, 2043

EXHIBIT 8.2(w)

FORM OF ASSIGNMENT AND ASSUMPTION OF CONDOMINIUM DECLARATION

ASSIGNMENT AND ASSUMPTION OF CONDOMINIUM DECLARATION

THIS ASSIGNMENT AND ASSUMPTION OF CONDOMINIUM DECLARATION (this “Assignment”) is made as of this     day of             , 2012, from DIG EH HOTEL LLC, a Delaware limited liability company, having an office at c/o Silverpeak Real Estate Partners, 1330 Avenue of the Americas, Suite 1200, New York, New York 10019 (“Assignor”) to and for the benefit of SHR ESSEX HOUSE LLC, a Delaware limited liability company, having an address at c/o Strategic Hotels & Resorts, Inc., 200 W. Madison Street, Suite 1700, Chicago, Illinois 60606 (“Assignee”).

R E C I T A L S

WHEREAS, Assignor is the owner of the condominium units in the building commonly known as the Jumeirah Essex House located at 160 Central Park South, New York, New York and more particularly described on Exhibit A attached hereto (together with the buildings, structures, fixtures and other improvements situated thereon or being part thereof, the “Property”);

WHEREAS, concurrently with this Assignment, Assignor is conveying the Property to Assignee in accordance with that certain Purchase and Sale Agreement between Assignor and Assignee dated as of August             , 2012 (the “Purchase Agreement”; each capitalized term used herein without definition has the meaning ascribed to such term in the Purchase Agreement); and

WHEREAS, Assignor is the sponsor under the Declaration and the by-laws and any other exhibits or schedules annexed thereto establishing a plan of condominium ownership known as the Essex House Condominium covering the premises located at 160 Central Park South, New York, New York, which was recorded in the Office of the Register of the City of New York, County of New York on the 27th day of September, 1974, in Reel 325 at Page 479, as amended by those supplemental declarations more particularly described on Exhibit A annexed hereto. (collectively, the “Declaration”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers, sets over and assigns to Assignee all of Assignor’s rights and privileges, if any (the “Assignor’s Rights”) arising under the Declaration.

By its execution of this Assignment, Assignee hereby accepts the assignment of the Assignor’s Rights and assumes and agrees to perform all of the Assignor’s Rights from and after the Effective Date.

Assignee hereby agrees to indemnify, defend and hold Assignor, its successors and assigns harmless against all costs, expenses and liabilities of Assignor first arising from and after the Effective Date. It is expressly agreed that Assignor shall not be responsible for the discharge and performance of any of the Assignor’s Rights to be performed and/or discharged from and after the Effective Date.

This Assignment shall be governed by the laws of the State of New York.

Except as expressly set forth in the Purchase Agreement, Assignor makes no representation or warranty in connection with this Assignment and this Assignment is made without recourse to Assignor.

All terms of this Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective legal representatives, successors and assigns.

No modification, waiver, amendment, discharge, change or termination of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, change or termination is or may be sought.

This Assignment may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the Effective Date.

ASSIGNOR:

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

SHR ESSEX HOUSE LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

SCHEDULE OF AMENDMENTS TO CONDOMINIUM DECLARATION

1.	The First Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1976, in Reel 361 at page 1526 (the “First Supplement”) and

2.	The Second Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 3rd day of February, 1978; in Reel 427 at page 1455 (the “Second Supplement”); and

3.	The Third Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1758 (the “Third Supplement”); and

4.	The Fourth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 5th day of February, 1981, in Reel 553 at page 1762 (the “Fourth Supplement”); and

5.	The Fifth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 10th day of July, 1981, in Reel 573 at page 1461 (the “Fifth Supplement”); and

6.	The Sixth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 23rd day of September, 1981, in Reel 584 at page 8 (the “Sixth Supplement”); and

7.	The Seventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 24th day of November, 1981, in Reel 592 at page 1861 (the “Seventh Supplement”); and

8.	The Eighth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 8th day of February, 1982, in Reel 605 at page 910 (the “Eighth Supplement”); and

9.	The Ninth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 21st day of August, 1984, in Reel 825 at page 1228 (the “Ninth Supplement”); and

10.	The Tenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 15th day of November, 1984, in Reel 848 at page 201 (the “Tenth Supplement”); and

11.	The Eleventh Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 30th day of October, 1985, in Reel 978 at page 825 (the “Eleventh Supplement”); and

12.	The Twelfth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 31st day of October, 1985 in Reel 979 at page 1083 (the “Twelfth Supplement”); and

13.	The Thirteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 13th day of January, 1995 in Reel 2173 at page 2096 (the “Thirteenth Supplement”); and

14.	The Amended and Restated Declaration (the “Amended and Restated Declaration”) and the Fourteenth Supplemental Declaration, which was recorded in the Office of the Register of the City of New York on the 14th day of July, 1995 in Reel 2224 at page 1329; the First Supplement through and including the Fourteenth Supplemental Declaration being hereafter collectively referred to as the “Supplements”; and

15.	The Fifteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 25th day of February, 2003 as City Register File Number (“CRFN”) 2003000026521 (the “Fifteenth Supplement”); and

16.	The Sixteenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 5th day of January, 2007 as City Register File Number (“CRFN”) 2007000010782 (the “Sixteenth Supplement”); and

17.	The Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 3rd day of June, 2009 as City Register File Number (“CRFN”) 2009000166673 (the “Seventeenth Supplement”); and

18.	The Correction to Seventeenth Supplemental Declaration which was recorded in the Office of the Register of the City of New York on the 19th day of August, 2009 as City Register File Number (“CRFN”) 2009000261899.

EXHIBIT 8.3(c)

ASSUMPTION AGREEMENT

Agreement made as of this    day of                    2012, by and between SHR ESSEX HOUSE LLC and [MANAGER/ OPERATOR NAME, IF DIFFERENT] its managing agent, on their own behalf and on behalf of any affiliated or related entity and any current or future owner, manager or operator, and their respective successors or assigns (collectively, “Purchaser”), and the NEW YORK HOTEL AND MOTEL TRADES COUNCIL, AFL-CIO (“Union”).

Whereas, Purchaser has agreed to purchase the Essex House (“Hotel”) from the current owner, DIG EH Hotel LLC (“Seller”);

Whereas, the Seller is bound to, inter alia, Article 59 of a collective bargaining agreement known as the Industry Wide Agreement between the Union and the Hotel Association of New York City, Inc. known as the Industry Wide Collective Bargaining Agreement (“IWA”);

Whereas, Article 59 of the IWA requires successors, assigns and transferees (“successor”) to be bound to the IWA;

Whereas, the Purchaser agrees that it is a successor to the obligations under the IWA;

Now, therefore it is agreed:

1. Purchaser agrees that it shall retain all current bargaining unit employees, whose employment will continue uninterrupted and without loss of seniority, compensation, benefits or fringe benefits, and with no adverse effect on other terms and conditions of employment, subject to the IWA and applicable law.

2. Purchaser agrees that, effective as of the date of the closing, it has assumed, adopted and is bound by all of the terms, both economic and non-economic, of the IWA and those agreements and practices supplementing the IWA.

3. By virtue of the closing, Purchaser acknowledges that no new verification of currently valid I-9 forms will be necessary.

4. Effective immediately any and all disputes between the parties or regarding the interpretation or application of this Agreement shall be subject to the grievance arbitration provisions of the IWA, the entirety of which is incorporated herein by reference.

FOR THE UNION

By:
Name:
Title:
Authorized to Sign

Dated:

FOR THE PURCHASER (on behalf of each owner, operator and manager)

By:
Name:
Title:
Authorized to Sign

Dated:

EXHIBIT 8.8

FORM OF NOTICE TO TENANT

DIG EH HOTEL LLC

c/o Silverpeak Real Estate Partners

1330 Avenue of the Americas, Suite 1200

New York, New York 10019

                    , 2012

CERTIFIED MAIL

Ladies and Gentlemen:

You are hereby informed that, as of the date hereof, DIG EH HOTEL LLC sold the Essex House, and has assigned its interest as lessor under the lease between it, or its predecessor, and you, or your predecessor, covering certain space in the said Essex House, in each case to:

SHR ESSEX HOUSE LLC (the “Buyer”)

c/o Strategic Hotels & Resorts, Inc.

200 W. Madison Street, Suite 1700

Chicago, Illinois 60606

The security deposit, if any, held by the undersigned under your lease (be it in cash or letter of credit or a combination of the two) has been turned over to the Buyer.

You will be receiving a separate notice from the Buyer concerning future payments due under your lease, new notice addresses and other matters.

Very truly yours,

DIG EH HOTEL LLC, a Delaware limited liability company

By:
Name:
Title: